SENIOR FACILITIES AGREEMENT

dated     August 2008

for

NDS FINANCE LIMITED
as the Company

arranged by
J.P. MORGAN PLC
and
MORGAN STANLEY BANK INTERNATIONAL LIMITED
as Arrangers

with
J.P. MORGAN EUROPE LIMITED

acting as Facility Agent

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

acting as Issuing Bank

and

J.P. MORGAN EUROPE LIMITED

acting as Security Agent

Ref: ADF/WLN/LEF
Linklaters LLP

CONTENTS

CLAUSE		PAGE
	SECTION 1
	INTERPRETATION
1.	Definitions and Interpretation	3
	SECTION 2
	THE FACILITIES
2.	The Facilities	59
3.	Purpose	61
4.	Conditions of Utilisation	62
	SECTION 3
	UTILISATION
5.	Utilisation - Loans	65
6.	Utilisation - Letters of Credit	67
7.	Letters of Credit	70
8.	Conversion of Acquisition Loans	72
9.	Optional Currencies	73
10.	Ancillary Facilities and Fronted Ancillary Facilities	75
11.	Uncommitted Acquisition Facility	83
	SECTION 4
	REPAYMENT, PREPAYMENT AND CANCELLATION
12.	Repayment	84
13.	Illegality, Voluntary Prepayment and Cancellation	86
14.	Mandatory Prepayment	89
15.	Restrictions	95
	SECTION 5
	COSTS OF UTILISATION
16.	Interest	97
17.	Interest Periods	98
18.	Changes to the Calculation of Interest	100
19.	Fees	101
	SECTION 6
	ADDITIONAL PAYMENT OBLIGATIONS
20.	Tax Gross-Up and Indemnities	103
21.	Increased Costs	109
22.	Other Indemnities	110
23.	Mitigation by the Lenders	112
24.	Costs and Expenses	112
	SECTION 7
	GUARANTEE
25.	Guarantee and Indemnity	113
	SECTION 8
	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
26.	Representations	118
27.	Information Undertakings	123

28.	Financial Covenants	130
29.	General Undertakings	146
30.	Events of Default	159
	SECTION 9
	CHANGES TO PARTIES
31.	Changes to the Lenders	166
32.	Changes to the Obligors	171
	SECTION 10
	THE FINANCE PARTIES
33.	Role of the Facility Agent, the Arranger, the Issuing Bank and Others	175
34.	Conduct of Business by the Finance Parties	181
35.	Sharing among the Finance Parties	182
	SECTION 11
	ADMINISTRATION
36.	Payment Mechanics	184
37.	Set-Off	186
38.	Notices	186
39.	Calculations and Certificates	189
40.	Partial Invalidity	189
41.	Remedies and Waivers	189
42.	Amendments and Waivers	190
43.	Counterparts	192
44.	US Patriot Act	192
	SECTION 12
	GOVERNING LAW AND ENFORCEMENT
45.	Governing Law	193
46.	Enforcement	193

THE SCHEDULES

THIS AGREEMENT is dated     August 2008 and made between:

(1)	NDS FINANCE LIMITED (registration number 06617193) (the "Company");

(2)	THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 (The Original Parties) as original borrowers (the "Original Borrowers");

(3)	THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 (The Original Parties) as original guarantors (the "Original Guarantors");

(4)	J.P. MORGAN PLC and MORGAN STANLEY BANK INTERNATIONAL LIMITED as mandated lead arrangers (whether acting individually or together, the "Arranger");

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as original lenders (the "Original Lenders");

(6)	J.P. MORGAN EUROPE LIMITED as agent of the other Finance Parties (the "Facility Agent");

(7)	J.P. MORGAN EUROPE LIMITED as security agent for the Secured Parties (the "Security Agent"); and

(8)	JPMORGAN CHASE BANK, N.A., LONDON BRANCH as issuing bank (the "Issuing Bank").

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:

"Accession Letter" means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

"Accounting Principles" means US GAAP.

"Acquisition" means the acquisition by Permira of shares in the Parent by means of a scheme of arrangement.

"Acquisition Costs" means all non-periodic fees, costs and expenses, stamp, registration and other taxes incurred or required to be paid by any member of the Group in connection with the Transaction, any Permitted Acquisition, any reorganisation permitted under paragraph (c) of the definition of Permitted Transaction or the Transaction Documents or the refinancing of any indebtedness in the Group at Closing.

"Acquisition Facility Commitment" means:

(a)
in relation to any Acquisition Facility Lender on the date the Uncommitted Acquisition Facility becomes available under Clause 11 (Uncommitted Acquisition Facility), the amount in the Base Currency made available by it on such date;

(b)	in relation to any Acquisition Facility Lender at any other time, the amount in the Base Currency of any Acquisition Facility Commitment transferred to it under, or in accordance with, this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

"Acquisition Facility Lender" means:

(a)	each Lender which makes available an Acquisition Facility Loan in accordance with Clause 11 (Uncommitted Acquisition Facility); and

(b)	any bank, financial institution, trust, fund or other entity which has become an Acquisition Facility Lender in accordance with Clause 31 (Changes to the Lenders),

which in each case has not ceased to be an Acquisition Facility Lender in accordance with this Agreement.

"Acquisition Facility Loan" means a Loan made or to be made under the Uncommitted Acquisition Facility or the principal amount outstanding for the time being of that Loan.

"Acquisition Facility Repayment Date" means each of the repayment dates commencing on or after 54 months after Closing and occurring no more frequently than the Facility A Repayment Dates as agreed between the Facility Agent (acting on the instructions of the Acquisition Facility Lenders) and the Company when the Uncommitted Acquisition Facility becomes available under Clause 11 (Uncommitted Acquisition Facility).

"Acquisition Loan" means any Loan made under the Revolving Facility for the purposes set out in sub-paragraphs (i) to (iv) of paragraph (c) of Clause 3.1 (Purpose).

"Acquisition Sub-Limit" means, prior to the Conversion Date, $50,000,000 of the Revolving Credit Facility. On and from the Conversion Date following conversion of the Acquisition Loans pursuant to Clause 8 (Conversion of Acquisition Loans), the Acquisition Sub-Limit shall be reduced to zero.

"Acquisition Term Loan" has the meaning given to that term in Clause 8 (Conversion of Acquisition Loans).

"Acquisition Term Loan Repayment Date" means each of the dates specified in paragraph (d) of Clause 12.1 (Repayment of Term Loans).

"Additional Borrower" means a company which becomes a Borrower in accordance with Clause 32 (Changes to the Obligors).

"Additional Cost Rate" has the meaning given to that term in Schedule 4 (Mandatory Cost Formulae).

"Additional Guarantor" means a company which becomes a Guarantor in accordance with Clause 32 (Changes to the Obligors).

"Additional Obligor" means an Additional Borrower or an Additional Guarantor.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Ancillary Commencement Date" means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility.

"Ancillary Commitment" means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility as notified to the Facility Agent pursuant to Clause 10.2 (Availability), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

"Ancillary Document" means each document relating to or evidencing the terms of an Ancillary Facility.

"Ancillary Facility" means any ancillary facility (other than a Fronted Ancillary Facility) made available by an Ancillary Lender in accordance with Clause 10 (Ancillary Facilities and Fronted Ancillary Facilities).

"Ancillary Lender" means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 10 (Ancillary Facilities and Fronted Ancillary Facilities), acting in its capacity as a provider of that Ancillary Facility.

"Ancillary Outstandings" means:

(a)
at any time, in relation to an Ancillary Lender and an Ancillary Facility the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility then in force:

(i)
the principal amount under each overdraft facility and on demand short term loan facility (net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that such credit balance is freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility and excluding any liability in respect of amounts of interest, fees and similar charges) (ignoring for this purpose, where agreed by the Ancillary Lender, any liability in respect of BACS facilities);

(ii)
the face amount of each guarantee, bond and letter of credit under that Ancillary Facility (to the extent not repaid or prepaid and net of any cash cover and otherwise as reduced in accordance with its terms and by calls thereon which have been satisfied and excluding any liability in respect of amounts of interest, fees and similar charges); and

(iii)
the amount fairly representing the aggregate exposure (excluding any liability in respect of amounts of interest, fees and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility; and

(b)
in relation to a Fronting Ancillary Lender and Fronted Ancillary Lender and a Fronted Ancillary Facility, the aggregate of the amounts (in the Base Currency as calculated by the relevant Fronting Ancillary Lender) outstanding as referred to in paragraphs (a)(i), (a)(ii) and (a)(iii) above (where, for this purpose, references in paragraph (a) above to Ancillary Lender and Ancillary Facility shall be read as references to Fronting Ancillary Lender and Fronted Ancillary Lender and Fronted Ancillary Facility respectively) under that Fronted Ancillary Facility, in each case as determined by such Ancillary Lender or Fronting Ancillary Lender in accordance with the relevant Ancillary Document or Fronted Ancillary Document (as the case may be) or normal banking practice.

"Anti-Terrorism Laws" means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation administered by OFAC, and any similar law enacted in the United States after the date of this Agreement.

"Approved Bank" means:

(a)	a Lender;

(b)	First International Bank of Israel, United Mizrahi Bank, Bank Hapoalim and Bank Leumi in the context of the operation of the Israeli part of the Group's business only;

(c)
any bank or financial institution which has a rating for its long-term debt obligations of A or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Aa1 or higher by Moody's Investor Service Limited or a comparable rating from an internationally recognised credit rating agency; or

(d)	any other bank or financial institution approved by the Facility Agent (acting reasonably).

"Auditors" means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche (or any amalgamation of the same or their successors) or such other firm of international repute approved by the Facility Agent (acting reasonably).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means:

(a)	in relation to each Term Facility (other than the Uncommitted Acquisition Facility), the period from and including the date of this Agreement to and including the earlier of:

(i)	the date on which the Scheme lapses or is withdrawn;

(ii)	15 days after Closing; and

(iii)	27 February 2009;

(b)
in relation to the Revolving Facility (other than the Acquisition Sub-Limit), the period from and including Closing to and including the date falling one Month prior to the Termination Date in respect of the Revolving Facility;

(c)	in relation to the Acquisition Sub-Limit, the period from and including Closing to and including the Conversion Date; and

(d)
in relation to the Uncommitted Acquisition Facility, the period from and including the date of this Agreement to and including the date falling 48 Months from Closing but subject at all times to the relevant Acquisition Facility Lenders agreeing to make any Acquisition Facility Loan(s) available in accordance with Clause 11 (Uncommitted Acquisition Facility).

"Available Amount" has the meaning given to that term in Clause 29.37 (Baskets).

"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus (subject to Clause 10.9 (Affiliates of Lenders as Ancillary Lenders, Fronting Ancillary Lenders or Fronted Ancillary Lenders) and as set out below):

(a)
the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of the Revolving Facility only, the Base Currency Amount of the aggregate of its Ancillary Commitments, Fronting Ancillary Commitments and Fronted Ancillary Commitments; and

(b)
in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of the Revolving Facility only, the Base Currency Amount of:

(A)	its Ancillary Commitment in relation to any new Ancillary Facility; or

(B)	its Fronting Ancillary Commitment or Fronted Ancillary Commitment (as the case may be) in relation to any new Fronted Ancillary Facility,

in each case due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation under the Revolving Facility only, the following amounts shall not be deducted from a Lender's Commitment under that Facility:

(i)	that Lender's participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)
that Lender's (or its Affiliate's) Ancillary Commitments, Fronting Ancillary Commitments and/or Fronted Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Base Case Model" means the financial model including profit and loss, balance sheet and cashflow projections in the agreed form relating to the Group (for these purposes assuming completion of the Acquisition).

"Base Currency" means dollars.

"Base Currency Amount" means:

(a)
in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, in the case of a utilisation under the Revolving Facility (or, to the extent available in other currencies, the Uncommitted Acquisition Facility), if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request in accordance with the terms of this Agreement) and, in the case of a Letter of Credit, as adjusted under Clause 6.7 (Revaluation of Letters of Credit) at annual intervals; and

(b)
in relation to an Ancillary Commitment, a Fronting Ancillary Commitment or a Fronted Ancillary Commitment, the amount specified as such in the notice delivered to the Facility Agent by the Company pursuant to Clause 10.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Facility Agent's Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or Fronted Ancillary Facility or, if later, the date the Facility Agent receives the notice of the Ancillary Commitment, Fronting Ancillary Commitment or Fronted Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility or Fronted Ancillary Facility.

"Big Four Accountants" means PricewaterhouseCoopers, Ernst & Young, KPMG and Deloitte & Touche or another accountant of international repute approved by the Facility Agent (acting reasonably).

"Blocked Account" means the Group Blocked Account or the Lender Blocked Account.

"Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

"Borrower" means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 32 (Changes to the Obligors) and, in respect of an Ancillary Facility or a Fronted Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility or Fronted Ancillary Facility with the approval of the relevant Lender pursuant to the provisions of Clause 10.10 (Affiliates of Borrowers).

"Borrowings" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Break Costs" means the amount (if any) by which:

(a)
the interest (but, for the avoidance of doubt, excluding any Margin and any Mandatory Cost) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Budget" means:

(a)	in relation to the period beginning from Closing to 30 June 2009, the Base Case Model to be delivered by the Company to the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)	in relation to any other period, any budget delivered by the Parent to the Facility Agent in respect of that period pursuant to paragraph (a) of Clause 27.4 (Budget).

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York, and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

"Capital Expenditure" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Capital Reduction" has the meaning given to it in Clause 3.1 (Purpose).

"Capital Reduction Documents" means the documents relating to the Capital Reduction.

"Cash" means cash in hand (or in transit or in tills or payments made by cheques or debit cards or credit cards which are yet to be received in cleared funds) and credit balances or amounts on deposit with an Approved Bank which are freely transferable and freely convertible and accessible by a member of the Group within 90 days or held in a blocked account and not subject to any Security (other than one arising under the Transaction Security Documents).

"Cash Equivalent Investments" means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Approved Bank;

(b)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating which:

(i)	matures within one year after the relevant date of calculation; and

(ii)	is not convertible or exchangeable to any other security;

(c)
debt securities maturing within one year after the relevant date of calculation which are not convertible into any other security, are rated either A-1 or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody's Investor Service Limited (or, if no rating is available in respect of the debt securities, the issue of which has, in respect of its long-term debt obligations, an equivalent rating);

(d)	open market commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)
which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody's Investor Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)
bills of exchange issued in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State eligible for rediscount at the relevant central bank and accepted by an Approved Bank (or any dematerialised equivalent);

(f)	any investment in money market funds accessible within 90 days which:

(i)	have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or Fitch Rating Ltd or P-1 or higher by Moody's Investor Service Limited; and

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (e) above; or

(g)	any other debt security approved by the Majority Lenders,

in each case which if realised in Cash would be freely transferable and freely convertible and accessible by a member of the Group within 90 days and to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security which falls within paragraph (a) of the definition of Permitted Security and Security arising under the Transaction Security Documents).

"Cashflow Cover" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Cash Overfunding" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Castup Acquisition" means the acquisition by NDS Americas Inc. of Castup Inc. by way of merger with a subsidiary of NDS Americas Inc. on 22 August 2007.

"Certain Funds Default" means:

(a)
insofar only as the following Events of Default relate to the Company, any circumstance constituting an Event of Default under any of the following: Clause 30.1 (Non-payment), Clause 30.3 (Other obligations) (but only so far as that Event of Default arises from a breach of a Certain Funds Undertaking), Clause 30.4 (Misrepresentation) (but only so far as that Event of Default arises from a misrepresentation under a Certain Funds Representation), Clause 30.6 (Insolvency), Clause 30.7 (Insolvency Proceedings), Clause 30.8 (Creditors' Process), Clause 30.9 (Unlawfulness and Invalidity) or Clause 30.13 (Repudiation and Rescission of Agreements); or

(b)
insofar only as the following Events of Default relate to the Parent, any circumstance constituting an Event of Default under Clause 30.4 (Misrepresentation) (but only so far as that Event of Default arises from a misrepresentation under Clause 26.3 (Binding obligations) in respect only of the Transaction Security Documents to which the Parent is a Party), Clause 30.6 (Insolvency), Clause 30.7 (Insolvency Proceedings), Clause 30.8 (Creditors' Process) or Clause 30.13 (Repudiation and Rescission of Agreements).

"Certain Funds Period" means:

(a)	in respect of a Term Facility (other than the Uncommitted Acquisition Facility), the period from and including the date of this Agreement to and including the last day of its Availability Period; and

(b)	in respect of the Revolving Facility, from (and including) the date of this Agreement until (and including) the date falling 15 days after Closing.

"Certain Funds Representations" means the Representations set out in Clause 26.2 (Status), Clause 26.3 (Binding obligations), Clause 26.4 (Non-conflict with other obligations), Clause 26.5 (Power and authority), Clause 26.7 (Validity and admissibility in evidence), Clause 26.14 (Scheme Documents and other documents) and Clause 26.20 (Holding Companies) in each case in respect of the Company only.

"Certain Funds Undertakings" means, in relation to the Company only the undertakings set out in Clause 29.5 (Merger), Clause 29.7 (Acquisitions), Clause 29.8 (Joint ventures), Clause 29.11 (Pari passu ranking), Clause 29.12 (Negative pledge), Clause 29.13 (Disposals), Clause 29.16 (Loans or credit), Clause 29.17 (No Guarantees or indemnities), Clause 29.18 (Dividends and share redemption), Clause 29.20 (Financial Indebtedness) and Clause 29.34 (Takeover undertakings).

"Change of Control" means:

(a)	prior to an IPO of the Parent or any direct or indirect holding company of the Parent (excluding the Investors or any Holding Company of the Investors):

(i)
the Investors and the managers (the "Controllers") cease to hold (directly or indirectly) more than 50 per cent. of the issued share capital of the Parent having the right to cast more than 50 per cent. of the votes capable of being cast in general meetings of the Parent, or the right to determine the composition of the majority of the board of directors or equivalent body of the Parent; or

(ii)	Newton ceases to hold (directly or indirectly) at least 30 per cent. of the issued share capital having the right to cast votes in general meetings of the Parent; or

(b)	following an IPO of the Parent or any direct or indirect holding company of the Parent (excluding the Investors or any Holding Company of the Investors):

(i)	Newton ceases to hold (directly or indirectly) at least 30 per cent. of the issued share capital having the right to cast votes in general meetings of the Parent; or

(ii)
any person (or persons acting in concert) other than the Investors holds directly or indirectly, more of the voting shares in the Parent than Newton, whereby "acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, to obtain or consolidate control of the Parent.

"Charged Property" means all of the assets of the Obligors, the Vendor Loan Note Holder and the VLN Security Trustee which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Chief Financial Officer" means the chief financial officer or the finance director (or other officer fulfilling such role in the chief financial officer's or finance director's absence) from time to time of the Parent or, as the case may be, the Company (as the context requires).

"Clean-Up Date" means the last day of the relevant Clean-Up Period.

"Clean-Up Default" means any Default or any Event of Default subsisting on or arising after Closing but prior to expiry of the Clean-Up-Period to the extent that it (or any representation or undertaking relating thereto) relates to a member of the Group (other than the Company) or, in the case of a Permitted Acquisition, the target of that acquisition and its subsidiaries only (or any obligation to procure or ensure in relation to a member of the Group (other than the Company) or the target of that acquisition and its subsidiaries only) provided that:

(a)	no Material Adverse Effect has occurred as a result of the occurrence of that Clean-Up Default;

(b)	that Clean-Up Default has not been knowingly procured or approved by any of the Parent or the Company;

(c)	that Clean-Up Default does not exist immediately following the Clean-Up Date;

(d)	that Clean-Up Default is capable of being remedied and reasonable steps are being taken to remedy it; and

(e)	that Clean-Up Default is not a breach of Clause 29.36 (Conditions subsequent).

"Clean-Up Period" means, in respect of the Acquisition, the period from Closing to the date falling 90 days thereafter and, in respect of any Permitted Acquisition, the period of 90 days from closing of that Permitted Acquisition.

"Closing" means the date of first Utilisation of the Term Facilities.

"Closing Obligor" means the Parent and each company incorporated in the United Kingdom which is listed as a Guarantor (and marked as a "Closing Obligor") in paragraph 5 of Schedule 13 (Security Principles).

"Commitment" means a Facility A Commitment, a Facility B Commitment, a Facility C Commitment, a Revolving Facility Commitment or an Acquisition Facility Commitment (to the extent made available under Clause 11 (Uncommitted Acquisition Facility).

"Company New Equity" means any Parent Subordinated Debt or Parent New Equity used by the Parent to subscribe for shares in the Company or any other form of equity contribution by the Parent to the Company.

"Company Subordinated Debt" means:

(a)	any loans by the Parent not funded by a member of the Group (other than the Parent) to an Obligor where:

(i)
such loan is subordinated as Structural Debt to the Facilities and the Mezzanine Facility on the terms of the Intercreditor Agreement (including for the avoidance of doubt the loan from the Parent to the Company referred to in Step 17 of the Structure Memorandum); or

(ii)	such loan is subordinated to the Facilities and the Mezzanine Facility on terms otherwise reasonably acceptable to the Facility Agent (acting reasonably); and

(b)
any other loans by the Parent not funded by a member of the Group (other than the Parent) to a member of the Group where such loan is subordinated to the Facilities and the Mezzanine Facility on terms reasonably acceptable to the Facility Agent (acting reasonably).

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

"Confidentiality Agreements" means:

(a)	the confidentiality agreement entered into between J.P. Morgan plc and NDS Group plc dated 4 April 2008, as amended by an amendment letter dated 22 April 2008; and

(b)	the confidentiality agreement entered into between Morgan Stanley Bank International Limited and NDS Group plc dated 18 March 2008.

"Confidentiality Undertaking" means:

(a)
prior to the Scheme Date, a confidentiality undertaking substantially in the form agreed between the Arranger and the Company prior to the date of this Agreement (being the form pursuant to which the relevant potential Lender agrees to be bound by the terms of the Confidentiality Agreements) or in any other form agreed between the Company and the Arranger; and

(b)	after the Scheme Date:

(i)
a confidentiality undertaking substantially in the form agreed between the Arranger and the Company prior to the date of this Agreement or in any other form agreed between the Company and the Arranger; or

(ii)
a confidentiality undertaking substantially in the agreed form as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Facility Agent, in each case capable of being relied on by the Company (without requiring its signature) and not to be amended in any material respect without the prior written consent of the Company (acting reasonably).

"Consolidated Cashflow" has the meaning given to that term in Clause 28.1  (Financial definitions).

"Consolidated EBITDA" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Consolidated Net Finance Charges" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Consolidated Total Net Debt" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Controlled Foreign Corporation" has the meaning given to it in Section 957 of the Internal Revenue Code.

"Conversion Date" means the date falling three years after Closing.

"Core Business" means the Group's assets and business other than the Non-Core Business.

"Current Assets" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Current Liabilities" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Debt Cover" has the meaning given to such that in Clause 28.1 (Financial definitions).

"Debt Push Down and Reorganisation" means a reorganisation (including mergers, the sale of assets, transfers or novations of liabilities, distributions, dividends and settling of intercompany accounts) implementing a debt pushdown.

"Declared Default" means an Event of Default in respect of which a notice of acceleration has been served pursuant to Clause 30.21 (Acceleration).

"Default" means an Event of Default or any event or circumstance specified in Clause 30 (Events of Default) which (with the expiry of a grace period or the giving of notice specified under Clause 30 (Events of Default)), would be an Event of Default.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

"Designated Gross Amount" has the meaning given to that term in Clause 10.2 (Availability).

"Designated Net Amount" has the meaning given to that term in Clause 10.2 (Availability).

"Designated Person" means a person or entity:

(a)	listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(b)
named as a "Specially Designated National and Blocked Person" on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(c)	with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.

"Dutch Borrower" means each Borrower incorporated in the Netherlands.

"Dutch Civil Code" means the "Burgerlijk Wetboek".

"Dutch Guarantor" means each Guarantor that is incorporated in the Netherlands.

"Dutch Obligor" means a Dutch Borrower or a Dutch Guarantor.

"Echostar Report" means the memorandum dated 20 June 2008 prepared by Fried Frank relating to the Echostar litigation.

"Employee Plan" means, at any time, an "employee pension benefit plan" as defined in Section 3(2) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA (other than a Multiemployer Plan), then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

"Environmental Permits" means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate", with respect to any Obligor, means any person that for the purposes of Title IV of ERISA is from time to time a member of the controlled group of any Obligor or under common control with any Obligor within the meaning of Section 414 of the Internal Revenue Code.

"ERISA Event" means any of the following events:

(a)
any reportable event, as defined in Section 4043(c) of ERISA and the regulations promulgated under it, with respect to an Employee Plan as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of that event. However, the existence with respect to any Employee Plan of an "accumulated funding deficiency" (as defined in Section 302 of ERISA), or, on and after the effectiveness of the Pension Act, a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA, shall be a reportable event for the purposes of this paragraph (a) regardless of the issuance of any waiver;

(b)
the requirements of subsection (1) of Section 4043(b) of ERISA are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an Employee Plan and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to that Employee Plan within the following 30 days;

(c)	the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan;

(d)	the termination of any Employee Plan under Section 4041(c) of ERISA;

(e)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(f)	the failure to make a required contribution to any Employee Plan that would result in the imposition of a lien under the Internal Revenue Code or ERISA;

(g)	engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA;

(h)	a determination that any Employee Plan is, or is expected to be, in at-risk status (within the meaning of Section 430(i)(4)(A) of the Internal Revenue Code or Section 303(1)(y)(A) of ERISA); or

(i)
the receipt by any Obligor or ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Obligor or ERISA Affiliate of any notice that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or, on and after the effectiveness of the Pension Act, that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA).

"EURIBOR" means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

"Event of Default" means any event or circumstance specified as such in Clause 30 (Events of Default).

"Excess Cashflow" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Executive Order" means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on 24 September 2001, as amended.

"Exit" means a Change of Control of the Parent or a sale in a single transaction or a series of related transactions of all or substantially all of the assets or business of the Group.

"Expiry Date" means, for a Letter of Credit, the last day of its Term.

"Facility" means a Term Facility or the Revolving Facility.

"Facility Agent's Spot Rate of Exchange" means the Facility Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

"Facility A" means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

"Facility A Commitment" means:

(a)
in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility A Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A Loan" means a Loan made or to be made under Facility A or the principal amount outstanding for the time being of that Loan.

"Facility A Repayment Date" means each of the dates specified in paragraph (a) of Clause 12.1 (Repayment of Term Loans) as Repayment Dates.

"Facility B" means the term loan facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

"Facility B Commitment" means:

(a)
in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility B Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility B Loan" means a Loan made or to be made under Facility B or the principal amount outstanding for the time being of that Loan.

"Facility B Repayment Date" means the day which is 7.5 years from Closing.

"Facility C" means the term loan facility made available under this Agreement as described in paragraph (a)(iii) of Clause 2.1 (The Facilities).

"Facility C Commitment" means:

(a)
in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Facility C Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility C Loan" means a Loan made or to be made under Facility C or the principal amount outstanding for the time being of that Loan.

"Facility C Repayment Date" means the day which is 8 years after Closing.

"Facility Office" means the office or offices notified by a Lender or the Issuing Bank to the Facility Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means:

(a)
any letter or letters dated on or about the date of this Agreement between the Arranger and the Company (or the Facility Agent and the Company or the Security Agent and the Company) setting out any of the fees referred to in Clause 19 (Fees); and

(b)
any other agreement setting out fees referred to in Clause 19.4 (Fees payable in respect of Letters of Credit) or Clause 19.5 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

"Finance Document" means this Agreement, any Accession Letter, any Ancillary Document or any Fronted Ancillary Document, any Compliance Certificate, any Fee Letter, any Hedging Agreement, the Hedging Letter, the Indemnity Letter, the Intercreditor Agreement, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request, any Withdrawal Notice and any other document designated as a "Finance Document" by the Facility Agent and the Company.

"Finance Party" means the Facility Agent, the Arranger, the Security Agent, a Lender, the Issuing Bank, a Hedge Counterparty, any Ancillary Lender, any Fronting Ancillary Lender or any Fronted Ancillary Lender.

"Financial and Tax Report" means the financial and tax report dated 3 July 2008 prepared by PricewaterhouseCoopers relating to the Acquisition.

"Financial Indebtedness" means Borrowings and:

(a)	indebtedness owed by one member of the Group to another member of the Group;

(b)	indebtedness arising under the Vendor Documents;

(c)	for the purposes of Clause 30.5 (Cross default) only, indebtedness arising under derivative transactions (taking into account only the marked to market value of any net payments); and

(d)	indebtedness arising under any agreements in relation to Company Subordinated Debt or Parent Subordinated Debt.

"Financial Quarter" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Financial Year" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Fraudulent Transfer Law" means any applicable US Bankruptcy Law or any applicable US state fraudulent transfer or conveyance law.

"French Borrower" means a Borrower incorporated in France.

"French Guarantor" means a Guarantor incorporated in France.

"French Obligor" means an Obligor incorporated in France.

"Fronted Ancillary Commencement Date" means, in relation to a Fronted Ancillary Facility, the date on which that Fronted Ancillary Facility is first made available which date shall be a Business Day within the Availability Period for the Revolving Facility.

"Fronted Ancillary Commitment" means, in relation to a Fronted Ancillary Lender and a Fronted Ancillary Facility, the maximum Base Currency Amount which that Fronted Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to counter-indemnify the Fronting Ancillary Lender from time to time under the Fronted Ancillary Facility as notified by the Company to the Facility Agent pursuant to Clause 10.2 (Availability) to the extent that amount is not cancelled or reduced under this Agreement or the Fronted Ancillary Documents relating to that Fronted Ancillary Facility.

"Fronted Ancillary Document" means each document evidencing the terms of a Fronted Ancillary Facility.

"Fronted Ancillary Facility" means an ancillary facility made available by a Fronting Ancillary Lender and one or more Fronted Ancillary Lenders in accordance with Clause 10 (Ancillary Facilities and Fronted Ancillary Facilities).

"Fronted Ancillary Lender" means each Lender (or Affiliate of a Lender) which participates in a Fronted Ancillary Facility in accordance with Clause 10 (Ancillary Facilities and Fronted Ancillary Facilities) and which provides a counter-indemnity in favour of a Fronting Ancillary Lender in respect of that Fronted Ancillary Facility.

"Fronting Ancillary Commitment" means, in relation to a Fronting Ancillary Lender and a Fronted Ancillary Facility, the maximum Base Currency Amount of that Fronting Ancillary Lender under that part of the Fronted Ancillary Facility for which it is not counter-indemnified by Fronted Ancillary Lenders pursuant to paragraph (b) of Clause 10.11 (Fronted Ancillary Commitment Indemnities), as notified by the Company to the Facility Agent pursuant to Clause 10.2 (Availability) to the extent that amount is not cancelled or reduced under this Agreement or the Fronted Ancillary Documents relating to that Fronted Ancillary Facility.

"Fronting Ancillary Lender" means each Lender (or Affiliate of a Lender) which makes available a Fronted Ancillary Facility in accordance with Clause 10 (Ancillary Facilities and Fronted Ancillary Facilities) and which is counter-indemnified in respect of part of that Fronted Ancillary Facility by one or more Fronted Ancillary Facility Lenders.

"Funds Flow Statement" means the statement delivered pursuant to Part I of Schedule 2 (Conditions precedent and Conditions Subsequent) showing the anticipated flow of funds on Closing relating to the borrowing and lending of money pursuant to this Agreement and as otherwise outlined in the Structure Memorandum with such amendments or modifications as do not materially and adversely affect the interests of the Lenders or which have been made with the consent of the Majority Lenders (acting reasonably).

"Further Acquisition Facility Lender" has the meaning given to it in Clause 11.1 (The Uncommitted Acquisition Facility).

"Further Acquisition Facility Lender Accession Undertaking" means a document substantially in the form set out in Schedule 15 (Further Acquisition Facility Lender Accession Undertaking).

"Gross Assets" means the gross assets of an entity or entities, as the case may be, minus:

(a)	goodwill;

(b)	acquired intellectual property from a person outside the Group;

(c)	cash upstreamed to the Company pursuant to the Opco Loan Agreements or by way of distribution, in each case, in connection with the Transaction; and

(d)	intra-Group eliminations.

"Group" means the Parent and each of its Subsidiaries for the time being.

"Group Blocked Account" has the meaning given to it in the Parent Debenture.

"Group Structure Chart" means a group structure chart showing the structure of the Group on consummation of the Acquisition.

"Guarantor" means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 32 (Changes to the Obligors).

"Guarantor Coverage" has the meaning given to it in Clause 29.32 (Guarantors).

"Hedge Counterparty" means a Lender, any Affiliate of a Lender or any other financial institution which has become a party to the Intercreditor Agreement as a "Hedge Counterparty" in accordance with the provisions of the Intercreditor Agreement.

"Hedging Agreement" means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by the Company or any other Borrower and a Hedge Counterparty on ISDA standard terms for the purpose of hedging interest rate and currency liabilities (i) in relation to the Term Facilities and the Mezzanine Facility in accordance with the Hedging Letter delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or (ii) in relation to any Treasury Transaction permitted by Clause 29.28 (Treasury Transactions).

"Hedging Letter" means the letter dated on or about the date of this Agreement, setting out certain matters in relation to hedging of (inter alia) the Term Facilities and the Mezzanine Facility.

"Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Obligor or any Finance Party which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Hugo IP Business" means the business related to the exploitation of the "Hugo the Troll" intellectual property rights.

"IFRS" means International Accounting Standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Implementation Agreement" means the agreement between the Permira Holdcos, the Parent, the Company, Newton and Newton Inc. in connection with the Scheme.

"Indemnity Letter" means the indemnity letter dated on or about the date of this Agreement between NDS Amerisub, LLC and the Arranger (as the same may be replaced in accordance with its terms from time to time).

"Information Memorandum" means the document which at the request of the Company and on its behalf is to be prepared in relation to the Transaction describing, among other things, the Acquisition, the Group and the financing thereof in the form approved by the Company and distributed by the Arranger prior to the Syndication Date in connection with the syndication of the Facilities and the Mezzanine Facility.

"Intellectual Property" means:

(a)
any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.

"Intercreditor Agreement" means the intercreditor agreement to be entered into between certain parties to this Agreement and others including the Lenders, the Hedge Counterparties, the lenders under the Mezzanine Facility, the VLN Security Trustee and the Vendor Loan Note Holder.

"Interest" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Interest Cover" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Interest Income" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Interest Payable" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 17 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 16.3 (Default interest).

"Internal Revenue Code" means the United States Internal Revenue Code of 1986 (26 U.S.C. §§ 1 et seq.), as amended from time to time.

"Investors" means Newton and Permira.

"IPO" means an initial public offering of the shares in the Parent, any other member of the Group or any direct or indirect holding company of the Group (excluding the Investors or any Holding Company of the Investors).

"IRS" means the United States Internal Revenue Service (or any successor thereto).

"Issuing Bank" means each Lender identified above as an Issuing Bank and any other Lender which has notified the Facility Agent that it has agreed to the Company's request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the "Issuing Bank") provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the "Issuing Bank" shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

"ITA" means the Income Tax Act 2007.

"Joint Venture" means any joint venture entity not being a member of the Group, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

"Joint Venture Investment" has the meaning given to that term in paragraph (a) of the definition of Permitted Joint Venture.

"Jungo" means Jungo Limited.

"Jungo Business" means the businesses owned by Jungo and its subsidiaries other than the Jungo Tools Business.

"Jungo Tools Business" means the business related to the Jungo software tools for embedded software development.

"L/C Proportion" means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender's Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

"Legal Due Diligence Report" means the legal due diligence report dated 13 June 2008 prepared by Clifford Chance LLP relating to the Acquisition.

"Lender" means:

(a)	any Original Lender;

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 31 (Changes to the Lenders); and

(c)
in relation to the Uncommitted Acquisition Facility, any bank, financial institution, trust, fund or other entity which becomes a Lender for the purpose of making the Uncommitted Acquisition Facility available pursuant to Clause 11 (Uncommitted Acquisition Facility), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Lender Blocked Account" has the meaning given to it in the Parent Debenture.

"Letter of Credit" means:

(a)
a letter of credit, substantially in the form set out in Schedule 11 (Form of Letter of Credit) or in any other form requested by a Revolving Facility Borrower (or the Company on its behalf) and agreed by the Facility Agent and the Issuing Bank; or

(b)	any guarantee, indemnity or other instrument in a form requested by a Revolving Facility Borrower (or the Company on its behalf) and agreed by the Facility Agent and the Issuing Bank.

"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

"LMA" means the Loan Market Association.

"Loan" means a Term Loan or a Revolving Facility Loan.

"Local Facilities" means current account, overdraft, letter of credit, foreign exchange and SWIFT and BACS facilities made available to a member of the Group together with any guarantee given by another member of the Group in respect of any Borrowing thereunder.

"Major Event of Default" means any circumstance constituting an Event of Default under any of the following: Clause 30.1 (Non-payment) insofar as it relates to non-payment of principal, interest or fees (in the case of fees, being any of those payable under Clause 19.1 (Commitment fee) to Clause 19.4 (Fees payable in respect of Letters of Credit) only), Clause 30.7 (Insolvency proceedings), Clause 30.8 (Creditor's Process), Clause 30.9 (Unlawfulness and Invalidity), Clause 30.10 (Intercreditor Agreement), Clause 30.11 (Cessation of business), Clause 30.12 (Audit qualification) or Clause 30.13 (Repudiation and Recission of Agreements).

"Majority Lenders" means:

(a)
(for the purposes of paragraph (a) of Clause 42.1 (Required consents) in the context of a waiver in relation to a proposed Utilisation of a Facility (other than a Utilisation on Closing) of the condition in Clause 4.2 (Conditions to Utilisation)), a Lender or Lenders whose Available Commitments with respect to the relevant Facility aggregate at least 66 2/3 per cent. of the Available Commitments in respect of the relevant Facility; and

(b)
(in any other case), a Lender or Lenders whose Commitments aggregate at least 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregate at least 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

"Management Investment Agreement" means the investment agreement to be entered into on or before the date of the Implementation Agreement by the Permira Holdcos, Newton, Newton Inc., the Parent and the Management Stockholders (as defined therein) in respect of the subscription for shares by the Management Stockholders (as defined therein) in the Parent.

"Mandatory Cost" means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

"Mandatory Prepayment Account" means an interest-bearing account:

(a)	held by a Borrower with the Facility Agent or Security Agent (or its Affiliate);

(b)	identified in a letter between the Company and the Facility Agent as a Mandatory Prepayment Account;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Facility Agent and Security Agent; and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,

as the same may be redesignated, substituted or replaced from time to time.

"Margin" means:

(a)	in relation to any Facility A Loan 3.0 per cent. per annum;

(b)	in relation to any Facility B Loan 3.5 per cent. per annum;

(c)	in relation to any Facility C Loan 4.0 per cent. per annum;

(d)	in relation to any Revolving Facility Loan (including any Acquisition Term Loan) 3.0 per cent. per annum;

(e)
in relation to the Uncommitted Acquisition Facility, such amount as is agreed between the relevant Borrowers and the Acquisition Facility Lenders, provided that it shall not exceed the Margin for Facility A;

(f)	in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and

(g)	in relation to any other Unpaid Sum, the highest rate specified above,

and provided that if:

(i)	no Event of Default has occurred and is continuing;

(ii)	a period of at least 12 Months has expired since Closing; and

(iii)	Debt Cover in respect of the most recently completed Relevant Period is within a range set out below,

then the Margin for each Loan under Facility A, Facility B and the Revolving Facility will be the percentage per annum set out below in the column for that Facility opposite that range:

Debt Cover	Facility A/Revolving Facility Margin (% per annum)	Facility B Margin (% per annum)
Equal to or greater than 4.75:1	3.00	3.50

Equal to or greater than 4.25:1 but less than 4.75:1	2.75	3.50

Equal to or greater than 3.75:1 but less than 4.25:1	2.50	3.25

Equal to or greater than 3.25:1 but less than 3.75:1	2.25	As above

Less than 3.25:1	2.00	As above

However:

(i)
any increase or decrease in the Margin for a Loan shall take effect on the date (the "reset date") falling two Business Days after the date on which the Compliance Certificate for that Relevant Period is delivered to the Facility Agent pursuant to Clause 27.2 (Provisions and contents of Compliance Certificate) or, if a variation has not taken effect because an Event of Default has occurred and is continuing, on the first Business Day on which that Event of Default ceases to be continuing (provided that payments to a Lender will only be reduced or increased (as the case may be) to the extent it was a Lender during the part of that Interest Period when a lower or higher Margin (as the case may be) should have applied);

(ii)	while an Event of Default is continuing the Margin for Facility A, Facility B and the Revolving Facility shall be the highest percentage per annum set out above for a Loan under that Facility; and

(iii)	for the purpose of determining the Margin, Debt Cover and Relevant Period shall be determined in accordance with Clause 28.1 (Financial definitions).

"Margin Stock" means margin stock or margin security within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System of the US (or any successor).

"Market Disruption Event" has the meaning given to that term in paragraph (b) of Clause 18.2 (Market disruption).

"Market Reports" means the commercial reports prepared by LEK dated May 6, 2008 and May 14, 2008, the commercial report prepared by Solon dated 7 July 2008 and the commercial report prepared by Spectrum dated 15 May 2008.

"Master Intercompany Agreement" means the master intercompany agreement dated 22 November 1999 between The News Corporation Limited (subsequently reincorporated as Newton) and the Parent.

"Material Adverse Effect" means a material adverse effect on:

(a)
the consolidated business, assets or financial condition of the Group taken as a whole such that the Group taken as a whole would be reasonably likely to be unable to perform its payment obligations under any of the Finance Documents or comply with its obligations under Clause 28 (Financial Covenants); or

(b)
subject to the Reservations and the Perfection Requirements, the validity or enforceability of any Security granted pursuant to any of the Finance Documents in any way which is materially adverse to the interests of the Lenders under the Finance Documents taken as a whole, and without duplication of any other cure period, if capable of remedy, not remedied within 20 Business Days of the Company becoming aware of the issue or being given notice of the issue by the Facility Agent.

"Material Company" means, at any time:

(a)	an Obligor; or

(b)	a Subsidiary of the Parent which:

(i)	is listed in Schedule 12 (Material Companies) while such Subsidiary satisfies the criteria in paragraph (ii) below; or

(ii)
has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) on an unconsolidated basis representing 5 per cent. or more of Consolidated EBITDA and/or has Gross Assets on an unconsolidated basis representing 5 per cent. or more of the Gross Assets of the Group (or which is a Holding Company of any such Subsidiary falling within this paragraph (b) or paragraph (a) above (other than any holding company of the Parent) that would not otherwise be a Material Company), and for these purposes:

(1)	compliance with the conditions set out in paragraph (b)(ii) shall be determined by reference to the latest audited consolidated financial statements of the Group;

(2)
if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted as set out in paragraph (d) of Clause 28.3 (Financial testing) in order to take into account the acquisition of that Subsidiary; and

(3)	a report by the Auditors of the Parent that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

"Mezzanine Facility" means the mezzanine loan facility made available under the Mezzanine Facility Agreement.

"Mezzanine Facility Agreement" means the mezzanine facility agreement dated the same date as this Agreement and made between, among others, the Company as borrower and original guarantor, J.P. Morgan Europe Limited as the mezzanine agent, the Arranger as the mezzanine arrangers, J.P. Morgan Europe Limited as security agent and the persons named in that mezzanine facility agreement as lenders.

"Mezzanine Finance Documents" means the Finance Documents as defined in the Mezzanine Facility Agreement.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last month of any period. "Monthly" shall be construed accordingly.

"Multiemployer Plan" means, at any time, a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or any ERISA Affiliate.

"Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Obligor or any ERISA Affiliate and at least one person (other than the Obligors and the ERISA Affiliates) or (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

"Net Debt Service" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Net Proceeds" means the cash proceeds (and if the recipient is not a wholly owned Subsidiary of a member of the Group the cash proceeds proportionate to the interest held by the Group in the recipient) of any IPO, disposal, insurance claim or claim under the Reports or the Structure Memorandum after deducting:

(a)
fees, costs and expenses incurred by any member of the Group with respect to that IPO, disposal or claim to persons who are not members of the Group (including without limitation bonus payments to management of the IPO or disposed business);

(b)
any Tax incurred and required to be paid or reserved for by the seller or claimant in connection with that disposal or claim (as reasonably determined by the seller or claimant) or the transfer of the proceeds thereof intra-Group;

(c)	amounts retained to cover anticipated liabilities reasonably expected to arise in connection with the disposal;

(d)	costs of closure, relocation, reorganisation and restructuring, and costs incurred preparing the asset for disposal;

(e)	amounts to be repaid to the entity disposed of in respect of intra-Group indebtedness; and

(f)	third party debt secured on the assets disposed of which is to be repaid out of those proceeds.

For the purposes of this definition of "Net Proceeds", references to a disposal shall include an IPO and this definition shall be construed accordingly provided that the deduction in paragraph (c) above shall not apply in the context of an IPO.

"Newton" means News Corporation, a company incorporated in Delaware.

"Newton Inc." means NDS Holdco, Inc.

"Non-Consenting Lender" has the meaning given to that term in Clause 31.11 (Replacement of Lenders).

"Non-Core Business" means the Orbis Business and the shares in the capital of Orbis and its Subsidiaries.

"Non-Obligor" means a member of the Group which is not an Obligor.

"NT Acquisition" means the acquisition by Orbis of NT Media pursuant to a purchase and sale agreement dated 2 September 2005.

"Obligor" means a Borrower or a Guarantor.

"Obligors' Agent" means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.3 (Obligors' Agent).

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.

"Opco Loan Agreements" means the intercompany loan agreement and discounted loan notes between certain of the Group's operating companies as lenders and the Company as borrower, as referred to in the Structure Memorandum.

"Optional Currency" in relation to a Revolving Facility Utilisation or an Uncommitted Acquisition Facility Loan (to the extent agreed with the Acquisition Facility Lenders), means Euro, Sterling or any other currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

"Orbis" means Orbis Technology Limited.

"Orbis Business" means the software technologies business for providing front-end and back-end systems for bookmakers.

"Original Financial Statements" means the financial statements for the financial year ended 30 June 2007 relating to the Group.

"Original Obligor" means an Original Borrower or an Original Guarantor.

"Panel" means the Panel on Takeovers and Mergers.

"Parent" means NDS Group PLC (and following its re-registration as a private company, NDS Group Limited).

"Parent Debenture" means the debenture between the Parent and Security Agent delivered to the Agent pursuant to paragraph 3(b) of Part I of Schedule 2 (Conditions precedent and conditions subsequent).

"Parent New Equity" means the proceeds of a subscription for shares in the Parent by an Investor (or any entity through which that Investor holds its interest in the Parent) or any other form of equity contribution to the Parent by an Investor (or any entity through which that Investor holds its interest in the Parent).

"Parent Subordinated Debt" means any loans made by an Investor (or any entity through which that Investor holds its interest in the Parent) to the Parent:

(a)	on or before the Scheme Date; or

(b)	subordinated to the Facilities and the Mezzanine Facility on terms reasonably acceptable to the Facility Agent (acting reasonably).

"Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"PBGC" means the U.S. Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA (or any entity succeeding to all or any of its functions under ERISA).

"Pension Act" means the United States Pension Protection Act of 2006, as amended.

"Perfection Requirements" means the making or the procuring of the appropriate registrations, filings, endorsements, notarisations, stampings and/or notifications of the Transaction Security Documents and/or the Transaction Security created thereunder in order to perfect the Transaction Security.

"Permira" means funds and limited partnerships advised by Permira Advisers LLP.

"Permira Holdcos" has the meaning given to that term in the Structure Memorandum.

"Permitted Acquisition" means:

(a)
an acquisition contemplated by Step 4 of Section 3 (Proposed investment steps) or by Section 5 (Israel Reorganisation) of the Structure Memorandum or contemplated by the Transaction Documents, including the Acquisition;

(b)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(c)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Transaction;

(d)	an acquisition of securities which are Cash Equivalent Investments;

(e)	the acquisition by a member of the Group of the share of another joint venture partner under the terms of any joint venture agreement existing at Closing;

(f)
the acquisition of a limited liability partnership or the issued share capital of a limited liability company (including, in each case, by way of formation) which has not traded and has no material liabilities or obligations prior to the date of such acquisition;

(g)
an acquisition (not being an acquisition by the Parent) of (A) more than 50 per cent. of the voting ownership interests in a person (or additional ownership interests in a member of the Group), (B) 50 per cent. or less of the voting ownership interests in a person, provided that as a direct result of the acquisition the relevant member of the Group making the acquisition shall, upon completion of the acquisition, hold more than 50 per cent. of the voting ownership interests in the person the subject of the acquisition or (C) any business or undertaking, but only if:

(i)
no Event of Default is continuing on the acquisition contract date for the acquisition or would occur as a result of the acquisition (other than any Event of Default which can reasonably be expected to be remedied during the applicable Clean-Up Period);

(ii)
the person, business or undertaking to be acquired to the knowledge of the Parent has no material contingent liabilities save to the extent reflected in the Total Purchase Price (as defined in sub-paragraph (iv) below) or as indemnified by the relevant vendor or to the extent that they will be discharged within 6 months of the acquisition closing or adequately insured or reserved against in the Group's accounts;

(iii)	the acquired person, business or undertaking is engaged in a business the general nature of which is similar or complementary to that carried on by the Group or a part of the Group;

(iv)
the consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness assumed remaining in the acquired person (or any such business or undertaking) at the date of acquisition (the "Purchase Price") (when aggregated with the consideration (including associated costs and expenses) for any other Permitted Acquisition under this paragraph (g) and any Financial Indebtedness assumed remaining in any such acquired persons or businesses or undertakings at the time of acquisition (the "Total Purchase Price") does not (a) in any financial year of the Parent exceed in aggregate $50,000,000 or its equivalent (plus Retained Cash, the proceeds of any Company Subordinated Debt or Company New Equity) or (b) during the life of the Facilities exceed in aggregate $200,000,000 or its equivalent (plus Retained Cash, the proceeds of any Company Subordinated Debt or Company New Equity);

(v)
in the case of any single acquisition where the Purchase Price exceeds $30,000,000 (or its equivalent) the Company has provided to the Facility Agent projections certified by the Company in a certificate signed by the Chief Financial Officer of the Company showing calculations (on a pro forma basis) taking account of such acquisition (including cost savings and other synergies which the Company (acting reasonably) believes can be obtained 12 months after the acquisition and excluding acquisition related non-recurring costs which, if above $10,000,000, have been verified by one of the Big Four Accountants) demonstrating that the financial covenants in Clause 28.2 (Financial condition) will be satisfied for the 12 month period following the acquisition;

(vi)
the acquired person, business or undertaking has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) which are positive for the period of twelve months prior to the acquisition (including on a pro forma basis cost savings and other synergies which the Company (acting reasonably) believes can be obtained (as certified by the Company in a certificate signed by the Chief Financial Officer of the Company, issued by reference to the Company's knowledge with regard to the information reasonably available at such time which, if above $10,000,000, have been verified by one of the Big Four Accountants) within 12 months of the relevant acquisition) or if its earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) are negative for that period, that negative earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) when aggregated with the respective earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) of all other Permitted Acquisitions which had negative earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) made during that financial year is no more than $10,000,000 taking into account pro forma cost savings and other synergies which the Company (acting reasonably) believes can be obtained (as certified by the Company in a certificate signed by the Chief Financial Officer of the Company and as verified by detailed calculations, issued by reference to the Company's knowledge with regard to the information reasonably available at such time which, if above $10,000,000, have been verified by one of the Big Four Accountants) within 12 months of the relevant acquisition;

(vii)
the ratio of Consolidated Total Net Debt to Consolidated EBITDA (calculated on the assumption that the relevant acquisition occurred on the first day of the Relevant Period expiring on the most recent Quarter Date and including on a pro forma basis cost savings and other synergies which the Company (acting reasonably) believes can be obtained (as certified by the Company in a certificate signed by the Chief Financial Officer of the Company and as verified by detailed calculations, issued by reference to the Company's knowledge with regard to the information reasonably available at such time which, if above $10,000,000, have been verified by one of the Big Four Accountants) within 12 months of the relevant acquisition) shall not increase above the lower of:

(A)	the ratio of Consolidated Total Net Debt to Consolidated EBITDA at Closing; and

(B)	the higher of:

(1)	the ratio of Consolidated Total Net Debt to Consolidated EBITDA existing on the most recent Quarter Date; and

(2)	the covenanted ratio of Consolidated Total Net Debt to Consolidated EBITDA for such Quarter Date less 10 per cent,

provided that if the acquisition occurs prior to the first financial undertaking test date, the ratio of Consolidated Total Net Debt to Consolidated EBITDA to be complied with as at the first test date shall be used;

(viii)	in the case of any single acquisition the Purchase Price of which is greater than $50,000,000 (or its equivalent) the Company has commissioned:

(A)	a legal due diligence report in respect of such acquisition; and

(B)	an accountant's due diligence report in respect of such acquisition prepared by one of the Big Four Accountants,

and the Company shall use its reasonable endeavours (i) to procure that the Facility Agent, Security Agent and the Lenders may rely on such due diligence reports to the extent the relevant report provider agrees; and (ii) to deliver such reports to the Facility Agent prior to the completion of that acquisition. In any case such reports (provided that the relevant hold harmless and reliance terms have been agreed) shall be delivered to the Facility Agent within 5 Business Days of completion of that acquisition; and

(ix)
in the case of any single acquisition the Purchase Price of which is greater than $20,000,000 (or its equivalent) the Company provides to the Facility Agent a certificate signed by the Chief Financial Officer giving calculations showing in reasonable detail that the Parent would have remained in compliance with its obligations under the financial covenants in Clause 28.2 (Financial condition) if such financial covenants were recalculated for the Relevant Period ending on the most recent Quarter Date consolidating the financial statements of the acquired limited liability person (consolidated if it has Subsidiaries) or business or undertaking with the financial statements of the Group for such period calculated in accordance with the Acquisition and Disposal Adjustment, provided that sub-paragraphs (vii) to (ix) above shall not apply to any such acquisition which is funded in its entirety by Company New Equity or Company Subordinated Debt (other than contributed pursuant to paragraph (e) of Clause 28.3 (Financial Testing)) and provided further that where such acquisition is funded by utilisation of the Revolving Facility or the Uncommitted Acquisition Facility, the Company shall (prior to the delivery of a utilisation request in respect of the Revolving Facility or the Uncommitted Acquisition Facility or the Acquisition Sub-Limit) deliver to the Facility Agent a certificate signed by the Chief Financial Officer setting out in reasonable detail how the Purchase Price for that acquisition will be funded including details of any Company New Equity, Company Subordinated Debt and/or Retained Cash being used;

(h)	an acquisition of shares pursuant to a Permitted Share Issue;

(i)	the acquisition by the Parent of shares in the Parent; and

(j)	an acquisition resulting from a Permitted Joint Venture,

provided further that (other than as set out in the foregoing paragraphs (a), (c) to the extent the relevant "Permitted Transaction" falls under paragraph (g) of the definition of Permitted Transaction, (d), (h) provided the Parent is the acquiring entity and the shares acquired are shares in the Company, and (i)), none of the above permissions shall apply to the Parent.

"Permitted Disposal" means any sale, lease, licence, transfer or other disposal which is:

(a)	of trading assets made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)
of any asset by a member of the Group (the "Disposing Company") to another member of the Group (the "Acquiring Company"), but if the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor and if the Disposing Company had given Security over the asset the Acquiring Company must, subject to the Security Principles, give equivalent Security over the asset and, if the asset being disposed of is shares owned by a Guarantor, the Acquiring Company must be a Guarantor incorporated in the same jurisdiction as the Disposing Company;

(c)
of any asset (other than shares or businesses) from an Obligor to a Non-Obligor provided that the aggregate amount transferred by all Obligors (net of the value of any assets transferred from a Non-Obligor to an Obligor) when aggregated with all Financial Indebtedness under guarantees given under paragraph (c) of the definition of Permitted Guarantee; Financial Indebtedness under arrangements permitted under the proviso in paragraph (j)(A) of the definition of Permitted Financial Indebtedness and all outstanding loans under paragraph (e) of the definition of Permitted Loan does not exceed $75,000,000 at any time (or its equivalent);

(d)
of assets (other than shares or businesses) in exchange for other assets reasonably comparable or superior as to type or quality for use in the business within 12 months thereafter and which are subject to Security in accordance with the Security Principles if the assets that they have been exchanged for were the subject of Security under the Transaction Security Documents;

(e)
of Cash or Cash Equivalent Investments or (subject to the terms of the Hedging Letter) Permitted Treasury Transactions, in each case in exchange for Cash or Cash Equivalent Investments or for purposes otherwise not prohibited under the Finance Documents;

(f)
constituted by a licence of Intellectual Property in the ordinary course of business and, provided that in the case of an exclusive licence, the Intellectual Property is no longer required for the relevant person's business or operations;

(g)	to a Joint Venture, to the extent permitted by Clause 29.8 (Joint ventures);

(h)	of assets compulsorily acquired by any governmental authority provided that this does not constitute an Event of Default;

(i)	a lease or licence of property in the ordinary course of business;

(j)	described by the Structure Memorandum;

(k)	up to $25,000,000 (or its equivalent) by way of sale and leaseback (in aggregate for the Group at any time);

(l)	arising as a result of a Permitted Transaction;

(m)	arising as a result of any Permitted Security;

(n)	of receivables on a non-recourse basis in the event of a failure to pay;

(o)	of assets (other than shares or businesses in any member of the Group) which are obsolete or which are no longer required for the relevant person's business or operations;

(p)	of fixed assets in compliance with the provisions of Clause 14.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO);

(q)	of all or any part of the Non-Core Business (including by way of IPO);

(r)	of any asset pursuant to a contractual arrangement existing at Closing;

(s)	of all or any part of the Jungo Business, the Jungo Tools Business, the Hugo IP Business and the shares in the capital of Jungo and its Subsidiaries (including by way of IPO);

(t)
of assets for cash where the net consideration receivable (when aggregated with the net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs or as a Permitted Transaction) does not exceed $25,000,000 (or its equivalent) in any financial year of the Parent; or

(u)	pursuant to a Permitted Share Issue,

provided that (other than as set out in the foregoing paragraphs (e), (h), (j), (l), (m) to the extent the relevant "Permitted Security" falls under paragraphs (l) and (w) of the definition of Permitted Security and insofar as it is permitted for the Parent, and (u) to the extent the relevant "Permitted Share Issue" falls under paragraph (a) of the definition of Permitted Share Issue), none of the above permissions shall apply to the Parent.

"Permitted Financial Indebtedness" means indebtedness:

(a)
arising under any of the Finance Documents, Mezzanine Finance Documents, Company Subordinated Debt, Parent Subordinated Debt, the Vendor Documents, the intra group loan agreements and the Opco Loan Agreements in each case in the form delivered as a condition precedent under this Agreement or in any form permitted under the Intercreditor Agreement;

(b)	to the extent covered by a Letter of Credit or other letter of credit, guarantee or indemnity issued under an Ancillary Facility or Fronted Ancillary Facility;

(c)
arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency or interest rates and not for investment or speculative purposes;

(d)	arising under a Permitted Loan, Permitted Guarantee or paragraphs (e) and (k) of Permitted Transaction;

(e)
of any person or in any business or undertaking acquired pursuant to a Permitted Acquisition which is incurred under arrangements in existence at the date of such acquisition, but not incurred or the principal amount increased (otherwise than by the capitalisation of interest) or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of six months following the date of acquisition;

(f)
under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed $20,000,000 (or its equivalent) at any time;

(g)	raised by the issue of redeemable shares which are either:

(i)	held by another member of the Group (provided if issued by an Obligor, held by an Obligor);

(ii)	issued by the Parent, that do not result in a Change of Control and are not redeemable at the option of their holder until after the Termination Date for Facility C; or

(iii)	issued by the Parent as part of the Transaction;

(h)	factoring of receivables on a non-recourse basis in the event of a failure to pay;

(i)	raised under Local Facilities provided that the aggregate amount of that indebtedness does not exceed $35,000,000;

(j)
arising under any cash pooling or management arrangement with an Approved Bank in the ordinary course of business of its banking arrangements for the purpose of netting debit and credit balances subject to paragraph (c) of the definition of Permitted Guarantee of members of the Group to the extent that the aggregate of the debit balances of the members of the Group under such arrangements do not exceed the aggregate of all the linked balances of the members of the Group under such arrangements and provided that (A) the aggregate of the debit balances of non-Obligors when aggregated with (B) all disposals under paragraph (c) of the definition of Permitted Disposal, all Financial Indebtedness under guarantees given under paragraph (c) of the definition of Permitted Guarantee and all outstanding loans under the paragraph (e) of the definition of Permitted Loans does not exceed USD75,000,000 at any time;

(k)	of the Group for 90 days after Closing;

(l)	falling, in respect of other Permitted Financial Indebtedness, within paragraph (f) of the definition of Borrowings;

(m)
arising in connection with the deferred consideration payable to the vendors and the retention payments payable to employees of Castup Israel Limited, in each case pursuant to the Castup Acquisition up to a maximum aggregate amount of $2,400,000;

(n)	arising under the earn-out provisions of, or the loan notes issued in connection with, the NT Acquisition up to a maximum aggregate amount of £1,400,000; and

(o)
not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding principal amount of which does not exceed $50,000,000 (or its equivalent) in aggregate for the Group at any time, provided that no such amount shall be owed to the Parent or an Investor (or any entity through which that Investor holds its interest in the Parent), provided that (other than as set out in the foregoing paragraphs (a), (d) insofar as it is permitted for the Parent, (g)(ii), (g)(iii) and (k)) none of the above permissions shall apply to the Parent.

"Permitted Guarantee" means:

(a)	any guarantee arising under the Finance Documents and the Mezzanine Finance Documents;

(b)	a guarantee by a member of the Group of the obligations of an Obligor;

(c)
a guarantee by an Obligor of the obligations of a Non-Obligor provided that the aggregate amount guaranteed when aggregated with all disposals under paragraph (c) of the definition of Permitted Disposal, Financial Indebtedness under arrangements permitted under the proviso in paragraph (j)(A) of the definition of Permitted Financial Indebtedness and all outstanding loans under paragraph (e) of the definition of Permitted Loan does not exceed $75,000,000 and a guarantee by a Non-Obligor of another Non-Obligor;

(d)
guarantees granted by any person, business or undertaking acquired pursuant to a Permitted Acquisition and existing at the time of such acquisition provided that such guarantees are not increased or extended and are discharged within a period of 6 months after the date of the acquisition;

(e)	guarantees of Permitted Treasury Transactions and Permitted Transactions;

(f)
guarantees to landlords on arm's length terms and in the ordinary course of business in respect of another member of the Group's liabilities or obligations under the relevant lease or in respect of a lease of a property no longer required for the Group's business;

(g)	guarantees or counter-indemnities in favour of financial institutions which have guaranteed tax liabilities or rent obligations of a member of the Group in the ordinary course of business;

(h)	the endorsement of negotiable instruments in the ordinary course of trade;

(i)	any guarantees guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of business;

(j)	any guarantee of a Joint Venture to the extent and in the amount permitted by the undertakings in Clause 29.8 (Joint ventures);

(k)	subject where relevant to the restriction in paragraph (c) of this definition any guarantee by a member of the Group in respect of Permitted Financial Indebtedness;

(l)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of Permitted Security;

(m)	any guarantee granted in connection with a Permitted Disposal in an amount not exceeding the value of the asset disposed of;

(n)	any indemnity granted to the trustee of any employee share option or unit trust scheme;

(o)	any guarantee granted in connection with arbitration proceedings not otherwise being an Event of Default;

(p)	any guarantees contemplated in the Base Case Model;

(q)
any guarantee made in substitution for an extension of credit permitted under the definition of "Permitted Loan" (other than loans within the category set out in paragraph (m) of the definition of "Permitted Loan") to the extent that the issuer of the relevant guarantee would have been entitled to make a loan in an equivalent amount under the definition of "Permitted Loan" to the person whose obligations are being guaranteed;

(r)
a guarantee by a member of the Group in respect of obligations of another member of the Group which, if it were a loan by that member of the Group to another member of the Group would constitute a Permitted Loan;

(s)	the guarantees granted under the Vendor Documents;

(t)	a guarantee granted by NDS Sweden AB in connection with the retention payments payable to employees of Castup Israel Limited pursuant to the Castup Acquisition up to a maximum amount of $1,500,000;

(u)	a guarantee granted by the Parent in connection with the earn-out provisions of the NT Acquisition up to a maximum amount of £1,400,000; and

(v)
any guarantee not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding principal amount of which does not exceed $25,000,000 or its equivalent in aggregate for the Group at any time, provided that (other than as set out in the foregoing paragraphs (a), (e), (f), (g), (i), (k), (n), (o), (p), (q) to the extent the Parent is or would have been permitted to grant the relevant extension of credit under the definition of "Permitted Loan" which the guarantee is a substitution for, (r) to the extent that the "Permitted Loan" would be a Permitted Loan applicable to the Parent, (s) and (u)) none of the above permissions shall apply to the Parent.

"Permitted Holding Company Activity" means:

(a)
activities directly consequential to the entry into of the Transaction Documents and the Stockholders Agreement, the Implementation Agreement and the Management Investment Agreement and the entry into of the Transaction Documents and the Stockholders Agreement and the Management Investment Agreement in each case (other than the Stockholders Agreement and the Management Investment Agreement) in the form delivered as conditions precedent pursuant to Clause 4.1 (Initial conditions precedent) with such amendments as are permitted under the Finance Documents;

(b)
normal holding company activities (not otherwise expressly prohibited hereunder), including management or administrative services or services expressly contemplated by the Transaction Documents or referred to in the definition of Permitted Payments as carried on at that level;

(c)	any Permitted Loans in respect of Permitted Joint Ventures;

(d)	any Permitted Loans in respect of Permitted Payments (in the case of the Parent, to the extent so permitted under those definitions);

(e)
any Financial Indebtedness and/or other liabilities incurred, or guarantees given or other transactions specifically contemplated, in each case, under the Structure Memorandum and/or the Transaction Documents and/or specifically permitted under the Finance Documents;

(f)	guarantees of Permitted Financial Indebtedness;

(g)	the provision of any Company Subordinated Debt (in any capacity);

(h)	the provision of management and administrative services, research and development and marketing and the employment and the secondment of employees;

(i)	Permitted Financial Indebtedness in respect of other Permitted Holding Company Activities;

(j)	in relation to the Company, normal treasury company activities and Permitted Transactions;

(k)	Permitted Payments (in the case of the Parent, to the extent so permitted under that definition); and

(l)
to the extent the activity or payment is funded with moneys which have not been received in breach of any provision of this Agreement, in relation to the Parent only (and not, for the avoidance of any doubt, any other member of the Group), each of the activities described in paragraphs (a)(i) to (iv) of Clause 29.18 (Dividends and share redemption) and, subject to the terms of the Intercreditor Agreement, paragraphs (a)(i) to (iii) of Clause 29.19 (Subordinated Debt), in so far as those paragraphs relate to the Vendor Documents or the Parent Subordinated Debt, and paragraph (a)(iv) of Clause 29.19 (Subordinated Debt).

provided that the permissions set out in the foregoing paragraphs (c), (f) and (i) shall not apply to the Parent except, in the case of paragraph (f), with respect to guarantees granted by the Parent under the Finance Documents and the Vendor Documents.

"Permitted Joint Venture" means:

(a)
any investment in any person in which the Group (other than the Parent directly) holds ownership interests (or following the investment will hold) ownership interests but is not a member of the Group (including any investment which results in the incurrence of a liability to such person as a result of one or more of the transactions described in paragraphs (b)(i) to (b)(iii) below) (a "Joint Venture Investment") pursuant to any agreement existing on the date of this Agreement and/or at Closing and which has been disclosed to the Facility Agent prior to that date;

(b)
any other Joint Venture Investment (other than by the Parent directly) in any person carrying out business of a general nature similar or complementary to the business of the Group or a part of the Group where the aggregate of any new liability voluntarily incurred to such joint venture (other than any existing at Closing) including:

(i)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group;

(ii)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(iii)	the book value of any assets transferred by any member of the Group to any such Joint Venture,

but less the aggregate of:

(iv)	all amounts received by Group members in respect of repayments, redemptions, interest or distributions from and Net Proceeds of disposals of assets of or shares in a Joint Venture; and

(v)
the sum of (A) amounts referred to in paragraphs (b)(i), (b)(ii) and (b)(iii) above incurred after the date of this Agreement minus (B) aggregate amounts referred to in paragraph (iv) received from or in respect of a Joint Venture, in each case in respect of a Joint Venture which has become a member of the Group, does not exceed $30,000,000 (or its equivalent) over the life of the Facilities (plus Retained Cash and the proceeds of any Company Subordinated Debt and Company New Equity) (other than contributed pursuant to paragraph (e) of Clause 28.3 (Financial testing)) provided that no member of the Group is to incur unlimited liability in respect of its involvement in a joint venture (other than in respect of its own default) and (as at the time of the Joint Venture Investment) no Event of Default is continuing or would result from such investment being made.

"Permitted Loan" means:

(a)
any trade credit extended by any member of the Group to its customers on normal arm's length commercial terms and in the ordinary course of its trading activities and any advance payment made in relation to capital expenditure in the ordinary course of business;

(b)	a loan made to a Joint Venture to the extent and in the amount permitted by the undertakings in Clause 29.8 (Joint ventures);

(c)
subject to the terms of the Intercreditor Agreement, any loan made by a member of the Group for the purposes of enabling an Obligor to meet its payment obligations under the Finance Documents, the Mezzanine Finance Documents (to the extent permitted), the Opco Loan Agreements (subject to the operation of paragraphs (d) and (e) below), the Vendor Documents, the Company Subordinated Debt or to facilitate compliance with applicable law or to make a Permitted Payment;

(d)
subject to Clause 29.42 (Intercompany Loan), a loan made by an Obligor to another Obligor (provided that in the case of any loan to the Parent, that loan is a Permitted Payment under paragraph (b) of the definition of Permitted Payment) or made by a Non-Obligor to another member of the Group, provided that in the event that a Non-Obligor is a creditor in relation to Financial Indebtedness made available to any Obligor by it having a value in aggregate in excess of $30,000,000 (or its equivalent) (excluding for this purpose a loan from Jungo to an Obligor where such loan is described in the Structure Memorandum (as such loan may be replaced or renewed to the extent required to replace the debtor thereunder from time to time, provided that such replacement or renewal does not result in an increase to the principal amount of the loan)), when aggregated with any other Financial Indebtedness owed by Obligors to Non-Obligors, at any time (other than during any applicable Clean Up Period) then such Non-Obligor (other than in the case of a loan from Jungo to an Obligor where such loan is described in the Structure Memorandum (as such loan may be replaced or renewed to the extent required to replace the debtor thereunder from time to time, provided that such replacement or renewal does not result in an increase to the principal amount of the loan)) shall (to the extent legally permissible) accede to the Intercreditor Agreement as an Intra-Group Lender (as such term is defined in the Intercreditor Agreement);

(e)
any loan made by an Obligor to a Non-Obligor so long as the aggregate amount of the Financial Indebtedness under any such loans does not when aggregated with all disposals under paragraph (c) of the definition of Permitted Disposal, Financial Indebtedness under arrangements permitted under the proviso in paragraph (j)(A) of the definition of Permitted Financial Indebtedness and all Financial Indebtedness under guarantees given under paragraph (c) of the definition of Permitted Guarantee, exceed $75,000,000 (or its equivalent) at any time;

(f)
a loan made by a member of the Group to an employee or director of any member of the Group so long as the amount of that loan does not, when aggregated with the amount of all loans to employees and directors by members of the Group and all loans permitted under paragraph (g) below, exceed $20,000,000 (or its equivalent) at any time;

(g)
any loans made to an employee share option scheme or unit trust scheme or to employees for the purpose of participating in any such scheme so long as the amount of all such loans does not, when aggregated with the amount of all loans permitted under paragraph (f) above, exceed $20,000,000 (or its equivalent) at any time and any other loans made to such schemes to fund the acquisition of management equity (together with the purchase or repayment of any related loans) from departing management;

(h)	any deferred consideration on Permitted Disposals;

(i)	loans described in the Structure Memorandum other than any loans to management described therein, which must fall within paragraph (f) above in order to be permitted under this Agreement;

(j)	loans which constitute Permitted Financial Indebtedness (except under paragraph (c) of that definition);

(k)
the loan existing on the date of this Agreement made by NDS Technologies France SAS to NDS Denmark A/S in the maximum principal amount of DKK82,000,000, provided that no increase, replacement or rollover of such loan shall be permitted under this paragraph (k);

(l)	any loan made for the purpose of a Permitted Payment;

(m)
loans or extensions of credit to the extent the amount thereof would be permitted under paragraph (q) of the definition of "Permitted Guarantee" if such loans or extensions of credit were made by third parties under the guarantee of an Obligor; and

(n)
any loan (other than a loan made by a member of the Group to another member of the Group) so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed $5,000,000 (or its equivalent) at any time, provided that (other than as set out in the foregoing paragraphs (c) and (d) (in each case) to the extent that loan would fall within the definition of Company Subordinated Debt, (f), (g), (i) and (m) insofar as it is permitted for the Parent), none of the above permissions shall apply to the Parent.

"Permitted Payment" means:

(a)
a payment under the Mezzanine Facility Agreement or a payment by the Parent in respect of Parent Subordinated Debt or a payment by the Parent under the Vendor Documents, if and to the extent permitted by the Intercreditor Agreement;

(b)
(i) a payment of a dividend by the Company (ii) a loan to the Parent (iii) a payment of interest on or repayment of principal of Company Subordinated Debt or (iv) a reduction of share capital of the Company, provided that (in each case) (A) it is funded out of Retained Cash; (B) Debt Cover is equal to or less than 2.5:1 and (C) no Event of Default is continuing or would occur;

(c)	the payment of a dividend to the Company or any of its Subsidiaries;

(d)
provided that no Event of Default is continuing the payment of a dividend, a loan to the Parent, payment of interest on or repayment of principal of any loan by the Company to the Parent to enable the Parent to make payments of reasonably and properly incurred administrative costs, directors remuneration and fees, tax and professional fees and regulatory costs and to fund payment of a monitoring or advisory fee to the Investors in an annual amount not exceeding $5,000,000 (increasing each year in line with the Retail Price Index) or as reflected in the Stockholders Agreement;

(e)
provided that no Event of Default is continuing, payments to any of the Investors or an advisor to the Investors (or to the Parent to enable the Parent to make such payments to those persons) for corporate finance, M&A and transaction advice actually provided to the Group on bona fide arms' length commercial terms, provided further that such payment does not exceed 1 per cent. of the enterprise value of the relevant transaction;

(f)
payment of a dividend or distribution of share premium reserve or redemption, repurchase, defeasement, retirement or repayment of its share capital by a member of the Group (other than the Company) provided that if a member of the Group is not a wholly-owned Subsidiary of its Holding Company the dividend or distribution attributable to its minority shareholders shall be proportionate to their shareholding;

(g)	a payment which is a Permitted Transaction;

(h)
a payment to departing management or to an employee share option scheme or unit trust scheme to fund the purchase of any of the management equity (together with the purchase or repayment of any related loans) and/or to make other compensation payments to them; and

(i)
to the extent it is funded with moneys which have not been received in breach of any provision of this Agreement, any other payment by the Parent provided that such payment is not made to or in respect of another member of the Group, other than to the extent permitted under the Finance Documents, provided that (other than as set out in the foregoing paragraphs (a), (f), (g) insofar as it is permitted for the Parent, (h) and (i)), none of the above permissions shall apply to the Parent.

"Permitted Security" means:

(a)
any lien arising by operation of law or agreement of similar effect and in the ordinary course of trading and if arising as a result of any default or omission by any member of the Group, which does not subsist for a period of more than 60 days;

(b)	any netting or set-off arrangement entered into by any member of the Group which would be permitted pursuant to paragraph (j) of the definition of Permitted Financial Indebtedness;

(c)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after Closing if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured (otherwise than by a capitalisation of interest) has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within 4 months of the date of acquisition of such asset;

(d)
any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after Closing, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group; if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased (otherwise than by capitalisation of interest) in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within 4 months of that company becoming a member of the Group;

(e)
any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of business and (unless disputed in good faith) not arising as a result of any default or omission by any member of the Group that is continuing for a period of more than 60 days;

(f)
any Security or Quasi-Security (existing as at the date of this Agreement) over assets of any member of the Group so long as the Security or Quasi-Security is irrevocably removed or discharged by no later than 90 days after Closing;

(g)	any Security or Quasi-Security arising in connection with a disposal which is a Permitted Disposal or arising in connection with a Permitted Acquisition;

(h)	any Security or Quasi-Security arising in connection with a guarantee which is permitted pursuant to paragraph (i) of the definition of "Permitted Guarantee";

(i)	any Security or Quasi-Security arising as a consequence of any finance lease permitted pursuant to paragraph (f) of the definition of "Permitted Financial Indebtedness";

(j)
any Security under netting or set-off arrangements under treasury transactions permitted by the Finance Documents and the Mezzanine Finance Documents where the obligations of parties thereunder are calculated by reference to the net exposure thereunder (but not any netting or set-off relating to such hedging agreement in respect of collateral or any other security exception otherwise permitted hereunder);

(k)	any Security arising as a result of legal proceedings discharged within 30 days or otherwise contested in good faith (and not otherwise constituting an Event of Default);

(l)	any Transaction Security, including cash collateral to secure obligations under the Finance Documents and the Mezzanine Finance Documents, the Lender Blocked Account and the Group Blocked Account;

(m)	any Security over any rental deposits in respect of any property leased or licensed by a member of the Group for the purpose of carrying on its business;

(n)	any Security over documents of title and goods as part of a documentary credit transaction entered into in the ordinary course of business;

(o)
any Security granted by a Non-Obligor to a financial institution as part of the arrangements with that institution to provide Local Facilities to that member of the Group which are Permitted Financial Indebtedness;

(p)	any Security over shares in joint ventures to secure obligations to the other joint venture partners;

(q)	any Security over bank accounts or retention rights in favour of the account holding bank and granted as part of that financial institution's standard term and conditions;

(r)	any Security which does not secure any outstanding actual or contingent obligation;

(s)	any Security arising by operation of law in respect of taxes being contested in good faith in compliance with Clause 29.4 (Taxation);

(t)	any Security granted in favour of creditors pursuant to a reorganisation permitted under paragraph (c) of the definition of Permitted Transaction or a capital reduction;

(u)	any Security contemplated by the Base Case Model;

(v)	any Security or Quasi-Security granted in favour of a governmental or supranational authority in connection with government or supranational grants or funding provided to a member of the Group;

(w)	any Security granted under the VLN Debentures or the VLN Pledges; and

(x)
any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under the preceding paragraphs does not exceed $50,000,000 (or its equivalent) at any time, provided that (other than as set out in the foregoing paragraphs (a), (g) insofar as the relevant "Permitted Disposal" or "Permitted Acquisition" is permitted for the Parent, (h), (k), (l), (q), (r), (s), (v) and (w)), none of the above permissions shall apply to the Parent.

"Permitted Share Issue" means an issue of:

(a)	shares by the Parent which are not redeemable at the option of the holder before the Termination Date of Facility C where such issue does not lead to a Change of Control of the Parent;

(b)
shares by a member of the Group which is a Subsidiary to its immediate Holding Company or to another member of the Group or to a minority shareholder proportionate to its existing holding where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares (to the extent held by a member of the Group) also become subject to the Transaction Security on the same terms;

(c)	shares to a member of the Group pursuant to a Permitted Acquisition;

(d)	shares where the issue is described by the Structure Memorandum or the Stockholders Agreement or which constitutes a Permitted Transaction;

(e)	shares where the issue is part of a Permitted Joint Venture;

(f)
shares in a member of the Group that has been the subject of an IPO permitted under this Agreement, where such shares are issued pursuant to an employees share option plan, or share options in respect of a member of the Group which are only exercisable upon a Permitted Disposal of that member of the Group; or

(g)	shares pursuant to a Permitted Disposal under paragraphs (q) or (s) of that definition,

provided that (other than as set out in the foregoing paragraphs (a) and (d), and in respect of (d) only insofar as the relevant "Permitted Transaction" is permitted for the Parent), none of the above permissions shall apply to the Parent.

"Permitted Transaction" means:

(a)
any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising under the Finance Documents, the Mezzanine Finance Documents, the Company Subordinated Debt, the Parent Subordinated Debt, the Company New Equity, the Parent New Equity, the Opco Loan Agreements or the Transaction Documents in each case, if and to the extent permitted under the Intercreditor Agreement;

(b)
the solvent liquidation, reorganisation, merger, demerger, amalgamation, consolidation or corporate reconstruction on a solvent basis of any Non-Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group and, where not contemplated in the Structure Memorandum, such liquidation or reorganisation is not materially prejudicial to the interests of the Lenders under the Finance Documents;

(c)
unless an Event of Default is then outstanding or would occur as a result of the transaction, a reorganisation, merger, demerger, amalgamation, consolidation or corporate reconstruction on a solvent basis of any Obligor (other than the Parent, the Company or a Borrower) including, for the avoidance of doubt, with a Non-Obligor where:

(i)
all of the business, assets or shares of that member remain with Obligors and the value or percentage of any minority interest in any member of the Group held by any person which is not a member of the Group is not increased; and

(ii)
if the assets or the shares in it were subject to the Transaction Security immediately prior to such reorganisation, the Lenders will enjoy (subject to the Security Principles, in the reasonable opinion of the Facility Agent and supported by any professional opinions and reports as it reasonably requires) substantially the same or equivalent guarantees from it (or its successor) and substantially the same or equivalent Security over the same assets and over the same shares in it (or in each case its successor) after the reorganisation (excluding, without limitation, any Security over assets which cease to exist as part of such reorganisation);

(d)	transactions (other than the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm's length terms;

(e)
any payments or other transactions described in the Structure Memorandum provided that, in the case of any loans to management described therein, they are permitted under paragraph (f) of the definition of Permitted Loan;

(f)	a liquidation or reorganisation of NDS Holdings BV within 180 days of Closing;

(g)	any conversion of intra-Group loans into distributable reserves or registered share capital;

(h)
a payment by (i) NDS Sweden AB in connection with the retention payments payable to employees of Castup Israel Limited and (ii) NDS Americas Inc. in connection with the deferred consideration payable to the vendors, in each case, pursuant to the Castup Acquisition up to an aggregate maximum amount of $2,400,000;

(i)
a payment by Orbis in connection with the earn-out provisions of, and the unsecured loan notes issued or to be issued in connection with, the NT Acquisition up to a maximum aggregate amount of £1,400,000;

(j)	an acquisition permitted pursuant to paragraph (i) of the definition of Permitted Acquisition; and

(k)
any acquisition by a member of the Group, or a loan to a trust or special purpose vehicle to fund the acquisition, of shares and loan notes of directors and employees whose appointment and/or contract is terminated, provided that (other than as set out in the foregoing paragraphs (a), (e), (g), (j) and (k)), none of the above permissions shall apply to the Parent.

"Permitted Treasury Transaction" means a Treasury Transaction which is permitted under Clause 29.28 (Treasury Transaction);

"Pre-Approved Jurisdiction" means England and Wales, the United States of America, France and Sweden.

"Press Release" the announcement in the agreed form by or on behalf of Newton and Permira relating to the Scheme.

"Qualifying Lender" has the meaning given to that term in Clause 20 (Tax gross-up and indemnities).

"Quarter Date" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Quasi Security" has the meaning given to that term in Clause 29.12 (Negative pledge).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

(d)
unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Real Property" means:

(a)	any freehold, leasehold or immovable property, and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

"Redenomination Amount" has the meaning given to that term in paragraph (a) of Clause 9.4 (Redenomination).

"Redenomination Notice" means a notice substantially in the form set out in Part III of Schedule 3 (Requests) given in accordance with Clause 9.4 (Redenomination).

"Reference Banks" means, in relation to LIBOR or EURIBOR the principal London offices of JPMorgan Chase Bank, N.A., London Branch, Morgan Stanley Bank and HSBC or such other banks as may be appointed by the Facility Agent in consultation with the Company.

"Regulation D", "Regulation U" or "Regulation X" means Regulation D, U or X, as the case may be, of the Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Regulation D Cost" means, in relation to a Lender's participation in a Loan made to a Borrower (or deposits maintained by a Lender to fund that participation), any amount certified by that Lender from time to time to be the cost to it of complying with Regulation D (or any similar US reserve requirement) in respect of that participation or deposit. It is agreed that, for purpose of calculating any Regulation D Costs, the relevant participation or deposit shall be deemed to constitute "Eurocurrency Liabilities" under Regulation D and to be subject to such reserve requirements without the benefit of, or credit for, proration, exceptions or offsets which may be available from time to time under Regulation D.

"Relevant Interbank Market" means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its jurisdiction of incorporation; and

(b)	any jurisdiction whose laws govern any of the Transaction Security Documents entered into by it.

"Relevant Period" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Renewal Request" means a written notice delivered to the Facility Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

"Repayment Date" means a Facility A Repayment Date, a Facility B Repayment Date, a Facility C Repayment Date, an Acquisition Facility Repayment Date, an Acquisition Term Loan Repayment Date or the last day of an Interest Period for a Revolving Facility Loan.

"Repayment Instalment" means each instalment for repayment of the Term Loans referred to in Clause 12.1 (Repayment of Term Loans).

"Repeating Representations" means each of the representations set out in Clause 26.2 (Status), Clause 26.3 (Binding obligations), Clause 26.4 (Non-conflict with other obligations), Clause 26.5 (Power and authority) and Clause 26.7 (Validity and admissibility in evidence).

"Reports" means the Market Reports, the Legal Due Diligence Report, the Vendor Legal Due Diligence Report, the Echostar Report, the Financial and Tax Report, the Syndication Report, the Top-up Due Diligence Report, the Technical Report and the Structure Memorandum.

"Representative" has the meaning given to that term in Clause 31.8 (Disclosure of information).

"Reservations" means:

(a)
the principle that equitable remedies are remedies which may be granted or refused at the discretion of a court, the principle of reasonableness and fairness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under applicable limitation laws (including the Limitation Acts), the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of set-off or counterclaim; and

(c)	any other general principles set out as qualifications as to matters of law in the legal opinions delivered to the Facility Agent in connection with the Finance Documents.

"Resignation Letter" means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

"Retained Cash" has the meaning given to that term in Clause 28.1 (Financial definitions).

"Revolving Facility" means the revolving credit facility made available under this Agreement as described in paragraph (a)(iv) of Clause 2.1 (The Facilities).

"Revolving Facility Borrower" means a Borrower under the Revolving Facility.

"Revolving Facility Commitment" means:

(a)
in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Revolving Facility Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement,

to the extent not transferred by it, cancelled or reduced under this Agreement provided that from the Conversion Date the Revolving Facility shall be reduced by the amount of the Acquisition Sub-Limit.

"Revolving Facility Loan" means a Loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that Loan.

"Revolving Facility Utilisation" means a Revolving Facility Loan or a Letter of Credit.

"Rollover Loan" means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Revolving Facility Loan is due to be repaid; or

(ii)	a demand by the Facility Agent or the Issuing Bank pursuant to a drawing in respect of a Letter of Credit is due to be met;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Facility Loan or the relevant claim in respect of that Letter of Credit;

(c)
in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 9.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit; and

(d)	made or to be made to the same Borrower for the purpose of:

(i)	refinancing that maturing Revolving Facility Loan; or

(ii)	satisfying the relevant claim in respect of that Letter of Credit.

"Scheme" means a scheme of arrangement under sections 895-899 Companies Act 2006 or any equivalent or substituted provision pursuant to the Companies Act 2006 to be made between the Parent and its shareholders.

"Scheme Date" means the date on which the Second Court Order is filed with, and date stamped by, the Registrar of Companies being on or about D+133 as specified in the Structure Memorandum.

"Scheme Documents" means the documents to be sent out to the shareholders of the Parent containing details of the Scheme and convening a Court approved meeting of the shareholders of the Parent in order to seek their approval of the Scheme.

"Screen Rate" means:

(a)	in relation to LIBOR, the British Bankers' Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen provided that, if the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

"Second Court Order" means the court order authorising the Capital Reduction.

"Secured Parties" means each Finance Party, each Ancillary Lender, each Fronting Ancillary Lender and each Fronted Ancillary Lender (including any Affiliate of a Lender which is an Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender) from time to time party to this Agreement and each Hedge Counterparty and each Finance Party (as defined in the Mezzanine Facility Agreement) from time to time party to the Mezzanine Facility Agreement.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Principles" means the security principles set out in Schedule 13 (Security Principles).

"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 17 (Interest Periods) in relation to a Term Loan.

"Senior Debt Cover" has the meaning given to it in Clause 28.1 (Financial definitions).

"Specified Time" means a time determined in accordance with Schedule 10 (Timetables).

"Stockholders Agreement" means the stockholders agreement to be entered into on or prior to the Scheme Date by the Parent, the Permira Holdcos, Newton, Newton Inc. and the managers named therein.

"Structural Debt" has the meaning given to it in the Intercreditor Agreement.

"Structure Memorandum" means the structure paper related to Project Nucleus dated on or about the date of this Agreement describing the Group and the Transaction and prepared by PricewaterhouseCoopers with such amendments or modifications as do not materially and adversely affect the interests of the Lenders or which have been made with the consent of the Majority Lenders (acting reasonably).

"Subsidiary" means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Super Majority Lenders" means a lender or lenders whose Commitments aggregate more than 90 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 90 per cent. of the Total Commitments immediately prior to that reduction).

"Swedish Security Document" means a Transaction Security Document governed by Swedish law.

"Syndication Date" means the earlier of the date (i) on which the Arranger determines syndication is complete, (ii) on which successful syndication occurs (as separately agreed between the Arrangers and the Company) and (iii) falling 3 months after Closing.

"Syndication Report" means the report by PricewaterhouseCoopers dated 17 July 2008 which combines all of its reports relating to the Acquisition for syndication purposes.

"Takeover Code" means the City Code on Takeovers and Mergers.

"TARGET2" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a shared platform and which was launched on 19 November 2007.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Taxes Act" means the Income and Corporation Taxes Act 1988.

"Technical Report" means the product report prepared by Farncombe dated 14 May 2008.

"TEG Letter" means any letter delivered in the form of Schedule 14 (Form of TEG Letter) for the purposes of Clause 16.6 (Effective global rate) of the Agreement.

"Term" means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

"Term Facility" means Facility A, Facility B, Facility C or the Uncommitted Acquisition Facility.

"Termination Date" means:

(a)	in relation to Facility A, the date falling 7 years from Closing;

(b)	in relation to Facility B, the date falling 7.5 years from Closing;

(c)	in relation to Facility C, the date falling 8 years from Closing;

(d)
in relation to the Uncommitted Acquisition Facility, the date falling 7 years from Closing or any later date agreed between the Company and the Acquisition Facility Lenders (but no later than the Termination Date for Facility C); and

(e)	in relation to the Revolving Facility and the Acquisition Term Loans, the date falling 7 years from Closing.

"Term Loan" means a Facility A Loan, a Facility B Loan, a Facility C Loan, an Acquisition Term Loan or an Acquisition Facility Loan.

"Third Party Disposal" has the meaning given to that term in paragraph (a) of Clause 32.3 (Resignation of a Borrower).

"Top-up Due Diligence Report" means the limited scope top-up due diligence report dated 3 July 2008 prepared by PricewaterhouseCoopers relating to the Acquisition.

"Total Acquisition Facility Commitments" means the aggregate of the Acquisition Facility Commitments being $0 until the date on which the Uncommitted Acquisition Facility becomes available pursuant to Clause 11 (Uncommitted Acquisition Facility), on which date it shall be such amount as agreed by the Acquisition Facility Lenders to be made available provided that such amount shall not exceed the Uncommitted Acquisition Facility Limit.

"Total Commitments" means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, the Total Facility C Commitments, the Total Acquisition Facility Commitments and the Total Revolving Facility Commitments.

"Total Facility A Commitments" means the aggregate of the Facility A Commitments, being $300,000,000 at the date of this Agreement.

"Total Facility B Commitments" means the aggregate of the Facility B Commitments, being $295,000,000 at the date of this Agreement.

"Total Facility C Commitments" means the aggregate of the Facility C Commitments, being $295,000,000 at the date of this Agreement.

"Total Revolving Facility Commitments" means the aggregate of the Revolving Facility Commitments, being $150,000,000 at the date of this Agreement.

"Transaction" means the Capital Reduction, the payment of a dividend by the Company to the Parent, the reduction in capital and the cancellation of shares by the Parent and the acquisition by Permira of shares in the Parent by means of a scheme of arrangement, together with the transactions related thereto, each as set out in the Structure Memorandum.

"Transaction Documents" means the Finance Documents, the Mezzanine Finance Documents, the Capital Reduction Documents, the Scheme Documents and the Vendor Documents.

"Transaction Security" means the Security created or expressed to be created pursuant to the Transaction Security Documents in favour of the Security Agent.

"Transaction Security Documents" means each of the documents listed in paragraph 3(b) of Part I of Schedule 2 (Conditions precedent and conditions subsequent) and any document required to be delivered to the Facility Agent under paragraph 2(c) or (d) of Part II of Schedule 2 (Conditions precedent and conditions subsequent) or paragraph 2(c) of Part III of Schedule 2 (Conditions precedent and conditions subsequent) together with any other document entered into by any Obligor, the Vendor Loan Note Holder or the VLN Security Trustee creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents or the Mezzanine Finance Documents.

"Transfer Certificate and Lender Accession Undertaking" means an agreement substantially in the form set out in Schedule 5 (Form of Transfer Certificate and Lender Accession Undertaking) or any other form agreed between the Facility Agent and the Company.

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate and Lender Accession Undertaking; and

(b)	the date on which the Facility Agent executes the Transfer Certificate and Lender Accession Undertaking.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Uncommitted Acquisition Facility" means the uncommitted acquisition facility made available under this Agreement and described in paragraph (a)(v) of Clause 2.1 (The Facilities).

"Uncommitted Acquisition Facility Limit" means $75,000,000.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"Unused Amount" has the meaning given to that term in Clause 28.1 (Financial definitions).

"US" and "United States" means the United States of America, its territories and possessions.

"US Bankruptcy Law" means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code) or any other United States federal or state bankruptcy, insolvency or similar law.

"US Borrower" means a Borrower that is a US Person.

"US$" or "US Dollars" means the lawful currency of the United States of America.

"US GAAP" means the generally applied accounting principles, standards and practices in the United States of America.

"US Guarantor" means a Guarantor that is a US Person.

"US Obligor" means a US Borrower or a US Guarantor.

"US Person" means a "United States Person" as defined in Section 7701(a)(30) of the Internal Revenue Code and includes a US Person who is the sole owner of any entity that is disregarded as being an entity separate from such owner for US federal income tax purposes.

"US Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.

"Utilisation" means a Loan or a Letter of Credit.

"Utilisation Date" means the date on which a Utilisation is made.

"Utilisation Request" means a notice substantially in the relevant form set out in Part I of Schedule 3 (Requests).

"VAT" means value added tax and any other tax of a similar nature.

"Vendor Documents" means:

(a)	the Vendor Loan Notes;

(b)	the Vendor Loan Note Instrument (incorporating the VLN Guarantees);

(c)	the VLN Debentures;

(d)	the VLN Pledges; and

(e)	any other document designated in writing as such by the Parent, the Vendor Loan Note Holder and the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)).

"Vendor Legal Due Diligence Report" means the legal due diligence report dated 30 May 2008 prepared by Allen & Overy LLP relating to the Acquisition.

"Vendor Loan Note Holder" means NDS Holdco, Inc..

"Vendor Loan Note Instrument" means the deed to be entered into constituting the initial amount of $242,000,000 13 per cent. fixed rate guaranteed, secured 2018 Vendor Loan Notes of the Parent, together with any PIK notes constituted by and issued thereunder, as the same may be amended or varied from time to time together with any supplemental deed thereto.

"Vendor Loan Notes" means the vendor loan notes, together with any PIK notes, constituted by, and issued pursuant to, the Vendor Loan Note Instrument.

"VLN Debentures" means each debenture to be granted by the Parent and the VLN Guarantors in favour of the VLN Security Trustee.

"VLN Guarantee" means the subordinated guarantees to be granted in favour of the Vendor Loan Note Holder by the VLN Guarantors under and pursuant to the Vendor Loan Note Instrument.

"VLN Guarantors" means the Company, NDS Limited, Digi-Media Vision Limited and News Datacom Limited.

"VLN Long-stop Date" means the date occurring 14 years after the date of the Vendor Loan Note Instrument.

"VLN Pledges" means:

(a)	the share pledge to be granted by the Company over its shares in NDS Americas Inc. in favour of the VLN Security Trustee; and

(b)	the pledges to be granted by NDS Limited and News Datacom Limited over their Intellectual Property rights in the US in favour of the VLN Security Trustee.

"VLN Security Trustee" means NDS Holdco, Inc..

"Withdrawal Notice" means a notice substantially in the form set out in Part IV of Schedule 3 (Requests).

"Withholding Form" means IRS Form W-8BEN, W-8ECI or W-9 (or, in each case, any successor form and, in each case, attached to an IRS Form W-8IMY if required) or any other IRS form by which a person may claim an exemption from withholding of US federal income tax on interest payments to that person and, in the case of a person claiming an exemption under the "portfolio interest exemption," a statement certifying that such person is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a "controlled foreign corporation" that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code.

1.2	Construction
(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)
the "Facility Agent", the "Arranger", any "Finance Party", any "Issuing Bank", any "Lender", any "Obligor", any "Party", any "Secured Party", the "Security Agent", the "Vendor Loan Note Holder", the "VLN Security Trustee" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in "agreed form" is a document which is agreed in writing by or on behalf of the Company and the Facility Agent;

(iii)	"assets" includes present and future properties, revenues and rights of every description;

(iv)	the "European interbank market" means the interbank market for euro operating in Participating Member States;

(v)
a "Finance Document" or a "Transaction Document" or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally);

(vi)	"guarantee" means (other than in Clause 25 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss;

(vii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a Lender's "participation" in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(ix)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(x)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, compliance with which is customary for entities or persons such as the relevant entity or person) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)
A Borrower providing "cash cover" for a Letter of Credit, an Ancillary Facility or a Fronted Ancillary Facility means a Borrower paying an amount in the currency of the Letter of Credit (or, as the case may be, Ancillary Facility or Fronted Ancillary Facility) to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with the Facility Agent (if the cash cover is to be provided for all the Lenders) or with a Finance Party (if the cash cover is to be provided for that Finance Party);

(ii)
until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility or Fronted Ancillary Facility, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility or Fronted Ancillary Facility; and

(iii)
the Borrower has executed a security document over that account, in form and substance satisfactory to the Facility Agent or the Finance Party with which that account is held, creating a first ranking security interest over that account.

(e)
A Default or an Event of Default is "continuing" if it has not been remedied or waived, provided that in the case of a Major Event of Default, if the Facility Agent serves on the Company after the date on which that Major Event of Default has occurred a notice requiring the Company to remedy that Major Event of Default within three Business Days, if that Major Event of Default is not remedied within three Business Days of receipt by the Company of such notice, then with effect from and including the fourth Business Day after such notice is received that particular Major Event of Default is "continuing" (whether or not it is subsequently remedied) if it has not been waived. In relation to any Event of Default caused by the failure to meet the requirements of Clause 28.2 (Financial condition) on any Quarter Date but where the requirements of Clause 28.2 (Financial condition) are complied with on the next Quarter Date, the Event of Default caused by the failure to meet the requirements of Clause 28.2 (Financial condition) on the former Quarter Date shall be deemed remedied to the satisfaction of the Finance Parties on the next Quarter Date unless, prior to that next Quarter Date, the Facility Agent or any other Finance Party has exercised any of the rights under Clause 30.21 (Acceleration).

(f)	A Borrower "repaying" or "prepaying" a Letter of Credit or Ancillary Outstandings means:

(i)	that Borrower providing cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Letter of Credit, Ancillary Facility or Fronted Ancillary Facility being reduced or cancelled;

(iii)	in the case of a Letter of Credit, that Letter of Credit is returned by the beneficiary with its written confirmation that it is released and cancelled;

(iv)
in the case of a Letter of Credit, a bank or financial institution approved by the Issuing Bank (acting reasonably) has issued an unconditional and irrevocable guarantee, indemnity, counter indemnity or similar assurance against financial loss in respect of amounts due under that Letter of Credit; or

(v)
the Issuing Bank or Ancillary Lender or Fronting Ancillary Lender being satisfied that it (and in the case of a Fronted Ancillary Facility each Fronted Ancillary Lender) has no further liability under that Letter of Credit or Ancillary Facility or Fronted Ancillary Facility,

and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under sub-paragraphs (f)(i) and (f)(ii) above is the amount of the relevant cash cover or reduction.

(g)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility or Fronted Ancillary Facility.

(h)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(i)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

1.3	Personal Liability
No personal liability shall attach to any director, officer, employee or other individual signing a certificate or other document on behalf of a member of the Group which proves to be incorrect in any way, unless that individual acted fraudulently in giving that certificate or other document in which case any liability will be determined in accordance with applicable law.

1.4	Intercreditor Agreement
(a)	This Agreement is entered into subject to, and with the benefit of, the terms of the Intercreditor Agreement.

(b)
Notwithstanding anything to the contrary in this Agreement, the terms of the Intercreditor Agreement will prevail if there is a conflict between the terms of this Agreement and the terms of the Intercreditor Agreement.

1.5	Currency Symbols and Definitions
(a)
"$" and "dollars" denote lawful currency of the United States of America, "£" and "sterling" denotes lawful currency of the United Kingdom and "euro" means the single currency unit of the Participating Member States.

(b)
The "equivalent" in any currency (the "first currency") of any amount in another currency (the "second currency") shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Facility Agent's Spot Rate of Exchange at about such time and on such date as the Facility Agent may from time to time reasonably determine to be appropriate in the circumstances.

1.6	Third party rights
(a)
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

1.7	Dutch terms
In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(b)	financial assistance means any act contemplated by:

(i)	(for a besloten vennootschap met beperkte aansprakelijkheid) Article 2:207(c) of the Dutch Civil Code; or

(ii)	(for a naamloze vennootschap) Article 2:98(c) of the Dutch Civil Code;

(c)
a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(d)

(i)	a winding-up, administration or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(ii)	a moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend;

(iii)	insolvency includes bankruptcy and moratorium;

(iv)
any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(v)	a trustee in bankruptcy includes a curator;

(vi)	an administrator includes a bewindvoerder;

(vii)	an attachment includes a beslag; and

(viii)	a subsidiary includes a dochtermaatschappij as defined in Article 2:24a of the Dutch Civil Code.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities
(a)	Subject to the terms of this Agreement, the Lenders make available:

(i)	a Base Currency term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(ii)	a Base Currency term loan facility in an aggregate amount equal to the Total Facility B Commitments;

(iii)	a Base Currency term loan facility in an aggregate amount equal to the Total Facility C Commitments;

(iv)	a multicurrency revolving credit facility in an aggregate Base Currency Amount which is equal to the Total Revolving Facility Commitments; and

(v)	an uncommitted term loan facility in an aggregate amount equal to the Acquisition Facility Commitments from time to time.

(b)
Each Term Facility (other than the Uncommitted Acquisition Facility) will be available to the Company and the Uncommitted Acquisition Facility and the Revolving Facility will be available to all the Borrowers. The Parent shall not be a Borrower under any Facility.

(c)
Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Revolving Facility Borrowers (or Affiliates of a Revolving Facility Borrower).

(d)
Subject to the terms of this Agreement and the Fronted Ancillary Documents, a Fronting Ancillary Lender and Fronted Ancillary Lender may make available a Fronted Ancillary Facility to any of the Revolving Facility Borrowers (or Affiliates of a Revolving Facility Borrower).

2.2	Finance Parties' rights and obligations
(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors' Agent
(a)
Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor (including, without limitation, by increasing the obligations of such Obligor howsoever fundamentally, whether by increasing the liabilities guaranteed or otherwise), without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

2.4	Acquisition Loans
The total amount of Acquisition Loans outstanding at any time shall not exceed the Acquisition Sub-Limit.

2.5	UK Obligors
(a)	In respect of any Obligor incorporated in the United Kingdom:

(i)
its obligations under Clauses 19 (Fees), 20 (Tax Gross-up and indemnities), 21 (Increased costs), 22 (Other indemnities), 24 (Costs and Expenses) and 25 (Guarantee and Indemnity) shall take effect on (but not before) Closing; and

(ii)
its obligations under the Finance Documents shall only take effect to the extent that it would not constitute unlawful financial assistance within the meaning of Sections 151 and 152 of the Companies Act 1985.

(b)
The operation of this Clause 2.5 shall not in any respect override the requirement for the Facility Agent to receive all the conditions precedent referred to in Clause 4.1 (Initial conditions precedent).

3.	PURPOSE

3.1	Purpose
(a)	Each Borrower shall apply all amounts borrowed by it under a Term Facility (other than the Uncommitted Acquisition Facility) to finance:

(i)	a reduction in the share capital of the Company (the "Capital Reduction") and the payment of a dividend by the Company;

(ii)
the payment of costs and expenses incurred by the Company, any other member of the Group or any Investor in connection with the Capital Reduction, the dividend referred to in (i) above, the Transaction and the Transaction Documents and the reimbursement of costs and expenses incurred by Newton related thereto; and

(iii)	the refinancing of existing indebtedness of the Group (including any related fees, costs and expenses of such refinancing),

in each case in accordance with the Structure Memorandum and the Funds Flow Statement.

(b)	Each Borrower shall apply all amounts borrowed by it under the Uncommitted Acquisition Facility towards financing or refinancing payments made in respect of:

(i)	Permitted Acquisitions (other than the Acquisition);

(ii)	the payment of costs and expenses incurred by the Borrowers or any other member of the Group in connection with a Permitted Acquisition (other than the Acquisition);

(iii)	the refinancing of indebtedness of entities acquired pursuant to a Permitted Acquisition (other than the Acquisition) (including loans made to those entities to effect such refinancing); and

(iv)
costs, Capital Expenditure and expenses related to restructuring (including, without limitation, relocations, redundancies, carve outs and corporate reorganisations) or to refinance such expenditure (including the proceeds of utilisations of the Revolving Facility) in relation to a Permitted Acquisition (other than the Acquisition) or any other restructuring.

(c)
Subject to Clause 2.4 (Acquisition Loans), each Revolving Facility Borrower shall apply all amounts borrowed by it under the Revolving Facility, any Letter of Credit and any utilisation of any Ancillary Facility or Fronted Ancillary Facility to finance or refinance:

(i)	Permitted Acquisitions;

(ii)	the payment of costs and expenses incurred by the Borrowers or any other member of the Group in connection with a Permitted Acquisition;

(iii)	the refinancing of indebtedness of entities acquired pursuant to a Permitted Acquisition (including loans made to those entities to effect such refinancing);

(iv)
costs, Capital Expenditure and expenses related to restructuring (including, without limitation, relocations, redundancies, carve outs and corporate reorganisations) or to refinance such expenditure in relation to a Permitted Acquisition or any other restructuring;

(v)	the purposes set out in paragraph (a) above; and

(vi)	the general corporate purposes of the Group,

to the extent drawn on Closing, in accordance with the Structure Memorandum and the Funds Flow Statement.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to any Utilisation (other than in respect of the Uncommitted Acquisition Facility) if:

(a)
prior to Closing, each Closing Obligor has become an Additional Guarantor in accordance with Clause 32 (Changes to the Obligors) and provided the Transaction Security listed in paragraph 3(b) of Part I of Schedule 2 (Conditions precedent and conditions subsequent); and

(b)
on or before the Utilisation Date for that Utilisation, the Facility Agent has received or is satisfied that it will receive all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent and conditions subsequent) in form and substance satisfactory to the Facility Agent (acting reasonably and on the instructions of the Majority Lenders, provided that the consent of 85 per cent. of the Lenders will be required to waive any conditions set out in Part I of Schedule 2 (Conditions precedent and conditions subsequent) that are highlighted with an asterisk). The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Conditions to Utilisation
(a)
Subject to Clause 4.5 (Certain Funds), the Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation), if on the date of the Utilisation Request and on the relevant Utilisation Date:

(i)	no Event of Default or Default is continuing or would occur as a result of the proposed Utilisation; and

(ii)
the Repeating Representations that are stipulated to be made by an Obligor on the relevant Utilisation Date are true and accurate (in all material respects in the case of Repeating Representations to which a materiality test is not already applied in accordance with their terms) by reference to the facts then subsisting and will remain true and accurate immediately after the Utilisation.

(b)
The conditions specified in paragraph (a) above shall not apply to Rollover Loans unless the Facility Agent has served a notice pursuant to Clause 30.21 (Acceleration) after the applicable Certain Funds Period has ended.

4.3	Conditions relating to Optional Currencies
(a)	A currency will constitute an Optional Currency in relation to a Revolving Facility Utilisation if it is euro or sterling or:

(i)
is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market at the Specified Time or, if later, on the date the Facility Agent receives the relevant Utilisation Request and the Utilisation Date for that Utilisation; and

(ii)
it has been approved by the Facility Agent (acting on the instructions of all the Lenders participating in the Revolving Facility, acting reasonably) on or prior to receipt by the Facility Agent of the relevant Utilisation Request for that Utilisation.

(b)	If the Facility Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Facility Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (approximately equivalent to the minimum amount for a Utilisation in the Base Currency) for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations
(a)	A Borrower (or the Company) may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	more than 15 Term Loans (excluding any Acquisition Facility Loans); or

(ii)	more than 30 Utilisations under the Revolving Facility; or

(iii)	more than the number of Acquisition Facility Loans agreed between the Facility Agent (acting on the instructions of the Acquisition Facility Lenders) and the Company,

would be outstanding.

(b)	A Borrower (or the Company) may not request that a Term Loan be divided if, as a result of the proposed division, 15 or more Term Loans would be outstanding (excluding any Acquisition Facility Loans).

(c)	Any Loan made by a single Lender under Clause 9.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(d)
Subject to paragraph (a) above, a Borrower (or the Company) may not request that a Letter of Credit be issued under the Revolving Facility if, as a result of the proposed Utilisation, 10 or more Letters of Credit would be outstanding.

4.5	Certain Funds
(a)	Notwithstanding the provisions of Clause 4.2 (Conditions to Utilisation):

(i)	a Utilisation of:

(A)	the Term Facilities (other than the Uncommitted Acquisition Facility) for the purposes specified in paragraph (a) of Clause 3.1 (Purpose); or

(B)	the Revolving Facility (but only to the extent drawn on Closing) for the purposes specified in paragraphs (c)(v) and (vi) of Clause 3.1 (Purpose); or

(ii)	subject to the conditions set out in the Parent Debenture and the submission of a duly completed Withdrawal Notice, any withdrawal from a Blocked Account,

to be made within the Certain Funds Period shall (in each case) be made notwithstanding:

(A)	that all the representations and warranties in Clause 26 (Representations) (other than a Certain Funds Representation) are not true in all respects; and

(B)	a Default (other than a Certain Funds Default) is continuing,

but shall not be required to be made if, during the Certain Funds Period, there occurs a Change of Control (other than pursuant to the Transaction) or, in respect of the participation of a Lender in a Utilisation, it is unlawful for that Lender to make the Utilisation. For the purposes of this paragraph (a) only, Change of Control shall be deemed to apply to the Company on the same basis that it applies to the Parent, mutatis mutandis.

(b)
Prior to the date falling on the last day of the Certain Funds Period for the respective Facility, the Lenders will not exercise their rights under Clause 30.21 (Acceleration), exercise any right of rescission or exercise any right of set-off, in each case to prevent any Utilisation referred to in paragraph (a) of this Clause 4.5.

(c)	For the avoidance of doubt, save as expressly stated otherwise, this Clause 4.5 does not constitute a waiver of the rights of the Lenders in respect of any Default.

(d)
For the avoidance of doubt, the Facility Agent shall have received all (unless it has waived such receipt) the documents and other evidence required by and in accordance with Clause 4.1 (Initial conditions precedent) before any Utilisation may be made on Closing.

4.6	Debt Push Down
The Group may, as part of its efficient tax planning, enter into transactions such that certain existing Loans may be pushed down in order to implement a Debt Push Down and Reorganisation provided that (subject to Clause 42.2 (Exceptions)) such Debt Push Down and Reorganisation is implemented on terms which have all been approved by the Majority Lenders.

4.7	Intellectual Property Restructuring
The Group may, as part of its efficient tax planning, enter into any Permitted Transactions including, without limitation, any transaction or series of transactions (each an "IP Transaction") for the sale, licence, transfer or other disposal of all or part of the intellectual property owned by members of the Group incorporated in the UK (the "UK IP") to other members of the Group incorporated outside the UK provided that unless the Majority Lenders otherwise agree (acting reasonably):

(a)	no Event of Default is continuing or would result from the IP Transaction;

(b)
if the disposing company is a Guarantor, the company to which the UK IP is transferred (the "acquiring company") must be a Guarantor or the acquiring company shall have acceded as an Additional Guarantor in accordance with Clause 32 (Changes to the Obligors);

(c)
to the extent that the UK IP was subject to Security in favour of the Lenders immediately prior to the IP Transaction, subject to the Security Principles and notwithstanding that new hardening periods would start, the Lenders will enjoy (in the reasonable opinion of the Facility Agent (acting on instructions of the Majority Lenders (acting reasonably)) and supported by any professional opinions and reports as it reasonably requires) substantially the same or equivalent Security over the UK IP transferred in connection with the IP Transaction;

(d)	the acquiring entity must be in a jurisdiction approved by the Majority Lenders (acting reasonably); and

(e)	the Group will not incur any material tax liabilities as a result of the IP Transaction.

SECTION 3

UTILISATION

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request
A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Facility Agent may agree).

5.2	Completion of a Utilisation Request for Loans
(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised and, in the case of a Revolving Facility Loan, the designation as an Acquisition Loan (if applicable);

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)	in respect of any Utilisation drawn on Closing, the account specified therein is the Lender Blocked Account; and

(v)	the proposed Interest Period complies with Clause 17 (Interest Periods).

(b)
Multiple Utilisations may be requested in a single Utilisation Request where the proposed Utilisation Date is Closing. Only one Utilisation may be requested in each subsequent Utilisation Request but more than one Utilisation Request may be delivered on the same day.

5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to a Term Facility (other than the Uncommitted Acquisition Facility), the Base Currency;

(ii)
in relation to the Uncommitted Acquisition Facility, the Base Currency or any other currency agreed between the Facility Agent (acting on instructions of the Acquisition Facility Lenders) and the Company; and

(iii)	in relation to the Revolving Facility, the Base Currency or an Optional Currency.

(b)	The amount of the proposed Utilisation must be:

(i)	a minimum of $10,000,000 for Facility A or, if less, the Available Facility;

(ii)	a minimum of $10,000,000 for Facility B or, if less, the Available Facility;

(iii)	a minimum of $10,000,000 for Facility C or, if less, the Available Facility;

(iv)
a minimum amount as agreed between the Facility Agent (acting on instructions of the Acquisition Facility Lenders) and the Company for the Uncommitted Acquisition Facility or, if less, the Available Facility; or

(v)	for the Revolving Facility:

(A)	if the currency selected is the Base Currency, a minimum of $2,000,000 or, if less, the Available Facility; or

(B)
if the currency selected is an Optional Currency, the minimum amount specified by the Facility Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

5.4	Lenders' participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)
The Facility Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Limitations on Utilisations
(a)
Neither the Revolving Facility nor the Uncommitted Acquisition Facility shall be utilised unless a Utilisation has been made (or will be made simultaneously) under a Term Facility (other than the Uncommitted Acquisition Facility).

(b)	Notwithstanding any other provision of this Agreement:

(i)	the maximum aggregate Base Currency Amount of all Letters of Credit under the Revolving Facility shall not exceed $25,000,000; and

(ii)	the maximum aggregate amount of the Ancillary Commitments, the Fronting Ancillary Commitments and the Fronted Ancillary Commitments of all Lenders shall not exceed $75,000,000.

5.6	Limitation on Revolving Facility Loans beyond the Conversion Date
No Utilisation of the Revolving Facility may be requested that would cause the total amount of the Revolving Facility Loans (excluding any Acquisition Loans) outstanding on or after the Conversion Date to be greater than the Total Revolving Facility Commitments as reduced on the Conversion Date in accordance with Clause 8 (Conversion of Acquisition Loans).

5.7	Pro Rata Drawings
The Company shall ensure that to the extent not fully utilised on Closing, Facility A, Facility B and Facility C and the Mezzanine Facility are drawn proportionately to each other.

5.8	Withdrawal Notice
(a)	The Company (on behalf of the Parent) shall deliver to the Security Agent a duly completed Withdrawal Notice at the same time that it delivers the first Utilisation Request under this Agreement.

(b)	Such Withdrawal Notice is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the intended Scheme Date (on the understanding that, for the avoidance of doubt, the actual Scheme Date may fall after that date);

(ii)	it identifies all payments to be made from a Blocked Account on the Scheme Date in accordance with the Structure Memorandum and the Funds Flow Statement; and

(iii)	it includes detailed payment instructions for each individual recipient of a payment from a Blocked Account on the Scheme Date.

(c)
For the avoidance of doubt, all instructions set out in the Withdrawal Notice shall be subject to the occurrence of the Scheme Date and the conditions for withdrawal from the Blocked Accounts set out in the Parent Debenture.

(d)
Unless otherwise agreed between the Company and the Majority Lenders (acting reasonably), only three recipients shall be designated for the payment to be made to the public under Step 15 of the Structure Memorandum.

6.	UTILISATION - LETTERS OF CREDIT

6.1	The Revolving Facility
(a)	The Revolving Facility may be utilised by way of Letters of Credit.

(b)	Other than Clause 5.5 (Limitations on Utilisations), Clause 5 (Utilisation - Loans) does not apply to utilisations by way of Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit
A Revolving Facility Borrower (or the Company on its behalf) may request a Letter of Credit to be issued by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Facility Agent may agree).

6.3	Completion of a Utilisation Request for Letters of Credit
Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies the Revolving Facility Borrower of the Letter of Credit;

(c)	it identifies the Issuing Bank which is to issue the Letter of Credit;

(d)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(e)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(f)	the form of Letter of Credit is attached and is agreed with the Issuing Bank or is substantially in the form set out in Schedule 11 (Form of Letter of Credit);

(g)	the delivery instructions for the Letter of Credit are specified;

(h)	the Issuing Bank is not prohibited from dealing with the beneficiary of the Letter of Credit by any applicable law, regulation or internal requirement;

(i)	the termination date for the Letter of Credit is no later than the Termination Date for the Revolving Facility or, if later, the conditions in Clause 6.8 (Cash Cover) are satisfied.

6.4	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	Subject to Clause 5.5 (Limitations on Utilisations), the amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)	if the currency selected is the Base Currency, a minimum of $2,000,000 (or equivalent) or, if less, the Available Facility; or

(ii)
if the currency selected is an Optional Currency, the minimum amount specified by the Facility Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) (such minimum amount may be revalued by the Facility Agent at normal intervals from the date of the Letter of Credit) or, if less, the Available Facility.

6.5	Issue of Letters of Credit
(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)
Subject to Clause 4.5 (Certain Funds), the Issuing Bank will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)
in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit) no notice of acceleration or cancellation has been given pursuant to Clause 30.21 (Acceleration) as a result of the occurrence of an Event of Default and, in the case of any other Utilisation, no Default is continuing or would occur as a result from the proposed Utilisation; and

(ii)
in relation to a Utilisation on Closing, all the representations and warranties in Clause 26 (Representations) which are made or deemed to be made on Closing are true and accurate or, in relation to any other Utilisation (other than pursuant to a Renewal Request), the Repeating Representations that are stipulated to be made by each Obligor on the relevant Utilisation Date are true and accurate (in all material respects in the case of Repeating Representations to which a materiality test is not already applied in accordance with their terms).

(c)
The amount of each Lender's participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility (in each case in relation to the Revolving Facility) immediately prior to the issue of the Letter of Credit.

(d)
The Facility Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

6.6	Renewal of a Letter of Credit
(a)
A Revolving Facility Borrower (or the Company on its behalf) may request that any Letter of Credit issued on behalf of that Revolving Facility Borrower be renewed by delivery to the Facility Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)
The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraph (f) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

6.7	Revaluation of Letters of Credit
(a)
If any Letters of Credit are denominated in an Optional Currency, the Facility Agent shall at annual intervals after the date of the respective Letter of Credit recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Facility Agent's Spot Rate of Exchange on the date of calculation.

(b)
The Company shall, if requested by the Facility Agent within five Business Days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Revolving Facility Utilisations are prepaid to prevent the Base Currency Amount of the Revolving Facility Utilisations exceeding the Total Revolving Facility Commitments (after deducting the total Ancillary Commitments, Fronting Ancillary Commitments and Fronted Ancillary Commitments) by more than 5 per cent. following any adjustment to a Base Currency Amount under paragraph (a) of this Clause 6.7.

6.8	Cash Cover
If the Facilities are prepaid in full or on the Termination Date for the Revolving Facility if there are Letters of Credit outstanding the Company shall:

(a)	provide cash cover in an amount not exceeding the maximum principal amount of any such outstanding Letters of Credit; or

(b)	provide counter-indemnification by a financial institution approved by the Issuing Bank in respect of each such Letter of Credit.

Any such outstanding Letter of Credit may remain outstanding for a period of up to 12 months following the Termination Date for the Revolving Facilities if so cash-collateralised or counter-indemnified.

7.	LETTERS OF CREDIT

7.1	Immediately payable
If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.

7.2	Claims under a Letter of Credit
(a)
Each Revolving Facility Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it (or requested by the Company on its behalf) and which appears on its face to be in order (in this Clause 7, a "claim").

(b)
Each Revolving Facility Borrower shall immediately on demand, or if such payment is being funded by a Revolving Facility Loan, within four Business Days of demand, pay to the Facility Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)	Each Revolving Facility Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of a Revolving Facility Borrower under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities
(a)
Each Revolving Facility Borrower shall immediately on demand, or if such payment is being funded by a Revolving Facility Loan, within four Business Days of demand, indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Revolving Facility Borrower.

(b)
Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)
If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender's participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Facility Agent, that Lender shall pay to the Facility Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

(d)
The Revolving Facility Borrower which requested (or on behalf of which the Company requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit.

(e)
The obligations of each Lender under this Clause 7 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)
The obligations of any Lender or any Revolving Facility Borrower under this Clause 7 will not be affected by any act, omission, matter or thing which, but for this Clause 7, would reduce, release or prejudice any of its obligations under this Clause 7 (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit (if made with the consent of the Company) or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.4	Rights of contribution
No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.5	Settlement Conditional
Any settlement or discharge between a Lender and the Issuing Bank shall be conditional upon no security or payment to the Issuing Bank by a Lender or any other person on behalf of a Lender being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Issuing Bank shall be entitled to recover the value or amount of such security or payment from such Lender subsequently as if such settlement or discharge had not occurred.

7.6	Exercise of Rights
The Issuing Bank shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Lender by this Agreement or by law:

(a)	to take any action or obtain judgment in any court against any Obligor;

(b)	to make or file any claim or proof in a winding-up or dissolution of any Obligor; or

(c)	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under this Agreement.

8.	CONVERSION OF ACQUISITION LOANS

(a)	Subject to the terms and conditions of this Clause 8, on the Conversion Date each Acquisition Loan shall be converted into a term loan (an "Acquisition Term Loan").

(b)	The conversion made under paragraph (a) above shall be unconditional and irrevocable.

(c)	The Total Revolving Facility Commitments shall be permanently reduced by the amount of the Acquisition Sub-Limit from the Conversion Date.

(d)
The first Interest Period for each Acquisition Term Loan shall commence on the Conversion Date, and shall be of a duration determined in accordance with Clause 16 (Interest). The period for which Acquisition Term Loans are outstanding will be divided into successive Interest Periods each of which shall start on the last day of the preceding period.

9.	OPTIONAL CURRENCIES

9.1	Selection of currency
A Revolving Facility Borrower (or the Company on its behalf) shall select the currency of a Revolving Facility Utilisation in a Utilisation Request.

9.2	Unavailability of a currency
If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Facility Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Facility Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

then the Facility Agent will give notice to the relevant Revolving Facility Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 9.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

9.3	Facility Agent's calculations
Each Lender's participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' participation).

9.4	Redenomination
(a)
The Lenders may, by delivering a notice to the Company (a "Redenomination Notice") no later than ten Business Days before the Redenomination Date, request that Facility A Loans and/or Facility B Loans and/or Facility C Loans in an aggregate principal amount (when aggregated with any loans under the Mezzanine Facility Agreement that have been or are to be redenominated) (the "Redenomination Amount") not exceeding $510,000,000 be redenominated into euro.

(b)	Each Redenomination Notice shall:

(i)	identify the relevant Term Facility or, as the case may be, Term Facilities to be redenominated;

(ii)	be delivered at least ten Business Days before the Redenomination Date;

(iii)	specify the proposed date (the "Redenomination Date") on which such redenomination is to take effect; and

(iv)	specify the amount of the relevant Term Facility or, as the case may be, Term Facilities to be redenominated (in compliance with the limits set out in paragraph (a) above).

(c)
Following receipt by the Company of the Redenomination Notice the Facility Agent or a financial institution nominated by the Company will enter into foreign exchange contracts on market rates (each an "Exchange Contract") pursuant to which the Facility Agent or nominated financial institution agrees to purchase an amount in dollars equal to the Redenomination Amount with an amount of euros (the "Exchange Amount") required to purchase that amount of dollars using the Facility Agent's Spot Rate of Exchange or the rate of exchange at which the nominated financial institution is to provide the Exchange Contract (the "Redenomination Amount") (provided that the Facility Agent shall consult with the Company or nominated financial institution in relation to the setting of the Redenomination Rate) for delivery on the Redenomination Date.

(d)
On the Redenomination Date, the Lenders will make additional Loans ("Redenomination Loans") in euros. The amount of each Loan shall be the Exchange Amount relating to the relevant dollar amount of Facility A, Facility B and/or Facility C.

(e)
Upon ascertaining (and in any event on the date falling three Business Days prior to the Redenomination Date) each Exchange Amount, the Facility Agent will promptly notify the Company and each Lender of the Exchange Amounts and the Redenomination Rate.

(f)	On the Redenomination Date:

(i)	each Redenomination Loan will be made as set out in paragraph (d) above, and the proceeds of such Loans shall be paid to the Facility Agent;

(ii)
the Facility Agent shall apply the proceeds of the Redenomination Loans in purchase of dollars in accordance with the Exchange Contracts or to the financial institution nominated by the Company pursuant to paragraph (c) above for the purchase of dollars by that financial institution in accordance with the Exchange Contracts; and

(iii)
the Facility Agent shall apply the amounts of dollars purchased pursuant to the Exchange Contracts or received from the financial institution nominated by the Company pursuant to paragraph (c) above in repayment in full of all Facility A Loans, Facility B Loans and Facility C Loans denominated in dollars which are to be redenominated.

(g)	On and following the Redenomination Date, each Redenomination Loan shall be a Facility A Loan, Facility B Loan or Facility C Loan (as the case may be) for all purposes under this Agreement.

(h)
The requirements of Clause 4.2 (Conditions to Utilisation), Clause 4.3 (Conditions relating to Optional Currencies), Clause 4.4 (Maximum number of Utilisations) and Clause 5 (Utilisation - Loans) shall be deemed to be satisfied in respect of the Redenomination Loans.

(i)	Only one Redenomination Date may occur under this Agreement.

(j)
Prior to the occurrence of the Redenomination Date, the Facility Agent may require (acting reasonably) such amendments to this Agreement to be made as are reasonably necessary to separate the Redenomination Loans into euro and dollar tranches of each relevant Facility.

(k)	Following the tranching of the Redenomination Loans, any repayment or mandatory prepayment of the relevant Facilities must be made pro rata to the outstandings under each euro and dollar tranche.

10.	ANCILLARY FACILITIES AND FRONTED ANCILLARY FACILITIES

10.1	Type of Facility
An Ancillary Facility or a Fronted Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility up to an aggregate amount of $25,000,000;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender or Fronting Ancillary Lender (as the case may be), up to an aggregate amount of $75,000,000.

10.2	Availability
(a)
An Ancillary Facility or Fronted Ancillary Facility shall not be made available unless, not later than 3 Business Days (or such shorter period as the Facility Agent may agree) prior to the Ancillary Commencement Date for an Ancillary Facility or the Fronted Ancillary Commencement Date for a Fronted Ancillary Facility, the Facility Agent has received from the Company:

(i)	a notice in writing requesting the establishment of an Ancillary Facility or Fronted Ancillary Facility (as the case may be) and specifying:

(A)	the proposed Revolving Facility Borrower(s) (or Affiliate(s) of a Revolving Facility Borrower) which may use the Ancillary Facility or Fronted Ancillary Facility (as the case may be);

(B)	the proposed Ancillary Commencement Date or Fronted Ancillary Commencement Date (as the case may be) and expiry date of the Ancillary Facility or Fronted Ancillary Facility (as the case may be);

(C)	the proposed type of Ancillary Facility or Fronted Ancillary Facility (as the case may be) to be provided;

(D)	the proposed Ancillary Lender or proposed Fronting Ancillary Lender and each Fronted Ancillary Lender (as the case may be), in each case being a Lender under the Revolving Facility;

(E)	the Ancillary Commitment to apply to the Ancillary Facility or Fronting Ancillary Commitment and Fronted Ancillary Commitments to apply to the Fronted Ancillary Facility;

(F)
the maximum amount of the Ancillary Facility or Fronted Ancillary Facility (if not denominated in the Base Currency) and, if the Ancillary Facility or Fronted Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the "Designated Gross Amount") and its maximum net amount (that amount being the "Designated Net Amount"); and

(G)	the proposed currency of the Ancillary Facility or Fronted Ancillary Facility;

(ii)	a copy of the proposed Ancillary Document or Fronted Ancillary Document (as the case may be); and

(iii)	any other information which the Facility Agent may reasonably request in connection with the Ancillary Facility or Fronted Ancillary Facility.

(b)	The Facility Agent shall promptly notify each Lender under the Revolving Facility upon receipt of any such notice.

(c)
Subject to compliance with paragraph (a) above and the proposed Ancillary Lender having notified the Facility Agent prior to the Ancillary Commencement Date that it agrees to make available that Ancillary Facility, the Ancillary Lender identified in the notice delivered pursuant to paragraph (a) above shall become an Ancillary Lender and authorised to make available the proposed Ancillary Facility available with effect from the Ancillary Commencement Date.

(d)
Subject to compliance with paragraph (a) above and the proposed Fronting Ancillary Lender and each Fronted Ancillary Lender having notified the Facility Agent prior to the Fronted Ancillary Commencement Date that they agree to make available that Fronted Ancillary Facility, the Fronting Ancillary Lender identified in the notice delivered pursuant to paragraph (a) above shall become a Fronting Ancillary Lender authorised to make available the proposed Fronted Ancillary Facility with effect from the Fronted Ancillary Commencement Date.

(e)	The Facility Agent shall promptly notify the Company and the Lenders of the establishment of an Ancillary Facility or Fronted Ancillary (as the case may be).

10.3	Limitations
(a)
The Ancillary Commitment applicable to any of the Ancillary Facilities shall be the amount specified in or notified under Clause 10.2 (Availability) but shall not exceed the Available Commitment of that Lender under the Revolving Facility.

(b)
The Fronting Ancillary Commitment and each Fronted Ancillary Commitment applicable to any of the Fronted Ancillary Facilities shall be the amount specified in or notified under Clause 10.2 (Availability) but shall not exceed the any of the respective Lender's Available Commitment under the Revolving Facility.

10.4	Terms of Ancillary Facilities and Fronted Ancillary Facilities
(a)
Except as provided below, the terms of any Ancillary Facility or Fronted Ancillary Facility will be those agreed by the Ancillary Lender and the Company (in the case of an Ancillary Facility) or the Fronting Ancillary Lender and the Company (in the case of a Fronted Ancillary Facility).

(b)	However, those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Revolving Facility Borrowers (or Affiliates of Borrowers nominated pursuant to Clause 10.10 (Affiliates of Borrowers)) to use the Ancillary Facility or Fronted Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment or the aggregate of the Fronting Ancillary Commitment and the Fronted Ancillary Commitment (as applicable);

(iv)
may not allow the Ancillary Commitment, Fronting Ancillary Commitment or Fronted Ancillary Commitment of a Lender to exceed the Available Commitment of that Lender with respect to the Revolving Facility; and

(v)
must require that the Ancillary Commitment, Fronting Ancillary Commitment or Fronted Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the Revolving Facility.

(c)
If there is any inconsistency between any term of an Ancillary Facility or a Fronted Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 39.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility or Fronted Ancillary Facility and (ii) an Ancillary Facility or Fronted Ancillary Facility comprising more than one account where the terms of the Ancillary Documents or Fronted Ancillary Documents (as the case may be) shall prevail.

(d)
Subject to compliance with paragraph (b) above, no amendment or waiver of any term of any Ancillary Facility or Fronted Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender or Fronting Ancillary Lender and the Fronted Ancillary Lenders.

(e)
Interest, commission and fees on Ancillary Facilities or Fronted Ancillary Facilities are dealt with in Clause 19.5 (Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities).

10.5	Repayment of Ancillary Facility or Fronted Ancillary Facility
(a)
An Ancillary Facility or Fronted Ancillary Facility (as the case may be) shall cease to be available on the Termination Date in relation to the Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)
If an Ancillary Facility or Fronted Ancillary Facility (as the case may be) expires in accordance with its terms the Ancillary Commitment or Fronted Ancillary Commitment of the Ancillary Lender or Fronting Ancillary Lender (as the case may be) shall be reduced to zero (and its Revolving Facility Commitment shall be increased accordingly).

(c)
No Ancillary Lender or Fronting Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility or Fronted Ancillary Facility (except where the Ancillary Facility or Fronted Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless:

(i)
the Total Revolving Facility Commitments have been cancelled in full, or all outstanding Utilisations under the Revolving Facility have become due and payable in accordance with the terms of this Agreement, or the Facility Agent has declared all outstanding Utilisations under the Revolving Facility immediately due and payable, or the expiry date of the Ancillary Facility or Fronted Ancillary Facility occurs; or

(ii)
it becomes unlawful in any applicable jurisdiction for the Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as the case may be) to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility or Fronted Ancillary Facility; or

(iii)
the Ancillary Outstandings (if any) under that Ancillary Facility or Fronted Ancillary Facility can be refinanced by a Revolving Facility Utilisation under the Revolving Facility and the Ancillary Lender or Fronting Ancillary Lender gives sufficient notice to enable a Utilisation of the Revolving Facility to be made to refinance those Ancillary Outstandings.

(d)
For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility or Fronted Ancillary Facility mentioned in sub-paragraph (iii) of paragraph (c) above can be refinanced by a Utilisation of the Revolving Facility:

(i)	the Revolving Facility Commitment of the Ancillary Lender or Fronting Ancillary Lender will be increased by the amount of the respective Ancillary Commitment or Fronted Ancillary Commitment; and

(ii)
the Utilisation may (so long as sub-paragraph (i) of paragraph (c) above does not apply) be made irrespective of whether a Default is continuing or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or paragraph (iii) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation of the Revolving Facility to refinance Ancillary Outstandings:

(i)
each Lender will participate in that Utilisation in an amount (as determined by the Facility Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Utilisations then outstanding as its Revolving Facility Commitment bears to the Total Revolving Facility Commitments; and

(ii)	the relevant Ancillary Facility or Fronted Ancillary Facility shall be cancelled.

(f)
In relation to an Ancillary Facility or Fronted Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility or Fronting Ancillary Lender providing the Fronted Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the Financial Services Authority as netted for capital adequacy purposes.

10.6	Ancillary Outstandings
Each Revolving Facility Borrower and each Ancillary Lender, Fronting Ancillary Lender and Fronted Ancillary Lender agrees with and for the benefit of each Lender that:

(a)
the Ancillary Outstandings under any Ancillary Facility or Fronted Ancillary Facility provided by that Ancillary Lender or each relevant Fronting Ancillary Lender and Fronted Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility or the aggregate of the Fronting Ancillary Commitment and Fronted Ancillary Commitments applicable to that Fronted Ancillary Facility and, where the Ancillary Facility or Fronted Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility or Fronted Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility or Fronted Ancillary Facility; and

(b)
where all or part of the Ancillary Facility or Fronted Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings shall not exceed the Designated Gross Amount applicable to that Ancillary Facility or Fronted Ancillary Facility.

10.7	Adjustment for Ancillary Facilities and Fronted Ancillary Facility upon acceleration
In this Clause 10.7:

"Revolving Outstandings" means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Revolving Facility Utilisation then outstanding, and (ii) if the Lender is also an Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities or Fronted Ancillary Facilities provided by that Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender.

"Total Revolving Outstandings" means the aggregate of all Revolving Outstandings.

(a)
If a notice is served under Clause 30.20 (Acceleration) (other than a notice declaring Utilisations to be due on demand), each Lender, each Ancillary Lender and each Fronting Ancillary Lender and each Fronted Ancillary Lender shall adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under the Revolving Facility and each Ancillary Facility or Fronted Ancillary Facility to ensure that after such transfers the Revolving Outstandings of each Lender bears the same proportion to the Total Revolving Outstandings as such Lender's Revolving Facility Commitment bears to the Total Revolving Facility Commitments, each as at the date the notice is served under Clause 30.20 (Acceleration).

(b)
If an amount outstanding under an Ancillary Facility or Fronted Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (a) above, then each Lender, each Ancillary Lender and each Fronting Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(c)
Prior to the application of the provisions of paragraph (a) of this Clause 10.7, an Ancillary Lender or Fronting Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility or Fronted Ancillary Facility shall set-off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

10.8	Information
Each Revolving Facility Borrower and each Ancillary Lender, Fronting Ancillary Lender and Fronted Ancillary Lender shall, promptly upon request by the Facility Agent, supply the Facility Agent with any information relating to the operation of an Ancillary Facility or Fronted Ancillary Facility (including the Ancillary Outstandings) as the Facility Agent may reasonably request from time to time. Each Revolving Facility Borrower consents to all such information being released to the Facility Agent and the other Finance Parties.

10.9	Affiliates of Lenders as Ancillary Lenders, Fronting Ancillary Lenders or Fronted Ancillary Lenders
(a)
Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender, a Fronting Ancillary Lender or a Fronted Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out opposite the relevant Lender's name in Part II of Schedule 1 (The Original Parties). For the purposes of calculating the Lender's Available Commitment with respect to the Revolving Facility, the Lender's Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments, Fronting Ancillary Commitments and Fronted Ancillary Commitments of its Affiliates.

(b)	The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Facility Agent pursuant to paragraph (b)(i) of Clause 10.2 (Availability).

(c)
An Affiliate of a Lender which becomes an Ancillary Lender, a Fronting Ancillary Lender or a Fronted Ancillary Lender shall accede to this Agreement and the Intercreditor Agreement by delivery to the Security Agent of a duly completed accession undertaking in the form scheduled to the Intercreditor Agreement.

(d)
If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 31 (Changes to the Lenders)), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document or Fronted Ancillary Document.

(e)
Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender and the relevant Ancillary Lender or Fronting Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

10.10	Affiliates of Borrowers
(a)
Subject to the terms of this Agreement, an Affiliate of a Revolving Facility Borrower may with the approval of the relevant Lender become a borrower with respect to an Ancillary Facility or Fronted Ancillary Facility (as the case may be).

(b)
The Company shall specify any relevant Affiliate of a Revolving Facility Borrower in any notice delivered by the Company to the Facility Agent pursuant to paragraph (b)(i) of Clause 10.2 (Availability).

(c)
If a Revolving Facility Borrower ceases to be a Borrower under this Agreement in accordance with Clause 32.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document or Fronted Ancillary Document (unless that Affiliate is also the Affiliate of another Borrower).

(d)
Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility or Fronted Ancillary Facility and the relevant Borrower is an Affiliate of a Revolving Facility Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)
Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Revolving Facility Borrower being under no obligations under any Finance Document or Ancillary Document or Fronted Ancillary Document (unless that Affiliate is also the Affiliate of another Borrower).

10.11	Fronted Ancillary Commitment Indemnities
(a)
A Revolving Facility Borrower must promptly and in any event not later than four Business Days following a written demand indemnify each Fronting Ancillary Lender and each Fronted Ancillary Lender against any cost, loss or liability which that Fronting Ancillary Lender or Fronted Ancillary Lender incurs in acting as the Fronting Ancillary Lender or Fronted Ancillary Lender under any Fronted Ancillary Facility requested by it, except to the extent that the loss or liability is caused by the gross negligence or wilful misconduct of, or material breach of the terms of this Agreement by, that Fronting Ancillary Lender or Fronted Ancillary Lender.

(b)
Each Fronted Ancillary Lender must promptly on demand indemnify the Fronting Ancillary Lender (according to its Fronted Ancillary Commitment) against any cost, loss or liability which the Fronting Ancillary Lender incurs in acting as the Fronting Ancillary Lender under any Fronted Ancillary Facility and which at the date of demand has not been paid for by an Obligor, except to the extent that the loss or liability is caused by the gross negligence or wilful misconduct of, or material breach of the terms of this Agreement by, the Fronting Ancillary Lender.

(c)
The relevant Revolving Facility Borrower which requested the Fronted Ancillary Facility must promptly and in any event not later than four Business Days following a written demand reimburse any Fronted Ancillary Lender for any payment it makes to the Fronting Ancillary Lender under paragraph (b) above except to the extent arising out of the gross negligence or wilful misconduct of, or material breach of the terms of this Agreement by, such Fronted Ancillary Lender.

(d)
The obligations of each Revolving Facility Borrower and each Fronted Ancillary Lender under this Clause 10.11 are continuing obligations and will extend to the ultimate balance of all sums payable by that Revolving Facility Borrower or Fronted Ancillary Lender in respect of any Fronted Ancillary Facility, regardless of any intermediate payment or discharge in whole or in part.

(e)
The obligations of each Revolving Facility Borrower and each Fronted Ancillary Lender under this Clause 10.11 will not be affected by any act, omission or thing which, but for this Clause 10.11, would reduce, release or prejudice any of its obligations under this Clause 10.11 (without limitation and whether or not known to it or any other person) including:

(i)	any time or waiver granted to, or composition with, any person;

(ii)	any release of any person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(vi)	any amendment (however fundamental) of a Finance Document or any other document or security; or

(vii)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security.

10.12	Settlement Conditional
Any settlement or discharge between a Fronted Ancillary Lender and the Fronting Ancillary Lender shall be conditional upon no security or payment to the Fronting Ancillary Lender by a Fronted Ancillary Lender or any other person on behalf of the Fronted Ancillary Lender being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Fronting Ancillary Lender shall be entitled to recover the value or amount of such security or payment from such Fronted Ancillary Lender subsequently as if such settlement or discharge had not occurred.

10.13	Exercise of Rights
The Fronting Ancillary Lender shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Fronted Ancillary Lender by this Agreement or by law:

(a)	to take any action or obtain judgment in any court against any Obligor;

(b)	to make or file any claim or proof in a winding-up or dissolution of any Obligor; or

(c)	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under this Agreement.

10.14	Continuation of Ancillary Facilities or Fronted Ancillary Facilities
A Borrower and an Ancillary Lender, Fronting Ancillary Lender and Fronted Ancillary Lender may agree, as between themselves only, that any Ancillary Facilities or Fronted Ancillary Facilities will continue to remain available following the Termination Date relating to the Revolving Facility (or on any other earlier cancellation of the Revolving Commitments) on a bilateral basis between such parties and not under (or subject to the terms of) the Finance Documents (in which case such Ancillary Facilities or Fronted Ancillary Facilities will be treated as repaid in full for all purposes under the Finance Documents).

11.	UNCOMMITTED ACQUISITION FACILITY

11.1	The Uncommitted Acquisition Facility
(a)
If the Company and one or more Lenders agree, except as otherwise provided in this Agreement, such Lenders may from time to time make available Acquisition Facility Commitments to a Borrower in a Base Currency Amount up to a maximum aggregate amount of the Uncommitted Acquisition Facility Limit during the applicable Availability Period.

(b)
For the avoidance of any doubt, no Finance Party shall be obliged to commit or underwrite any amounts in respect of the Uncommitted Acquisition Facility and shall have no liability to the Company or any other member of the Group or other person in respect thereof and any commitment or agreement to underwrite any part of the Uncommitted Acquisition Facility by any Lender from time to time, shall not oblige any other Lender from entering into any similar commitment or agreement hereunder.

(c)
Each person which is not already a Lender (a "Further Acquisition Facility Lender") shall prior to making available any Acquisition Facility Commitments become a party to this Agreement as a Lender pursuant to Clause 31.12 (Further Acquisition Facility Lenders) with an Acquisition Facility Commitment of the relevant amount and upon it becoming a Lender it shall make available its Acquisition Facility Commitment.

(d)	The Uncommitted Acquisition Facility shall be available in the Base Currency and such other currencies as may be agreed with the Acquisition Facility Lenders.

(e)	Where applicable, the provisions of Clause 4 (Conditions of Utilisation) and Clause 5 (Utilisation - Loans) will apply to all utilisations of the Uncommitted Acquisition Facility.

11.2	Utilisation of the Uncommitted Acquisition Facility
(a)
If the conditions set out in this Clause 11 have been met, each Acquisition Facility Lender must make the relevant Acquisition Facility Loan available on the Utilisation Date through its Facility Office in accordance with the provision of Clause 36.1 (Payments to the Facility Agent).

(b)
The amount of each Lender's participation in each Acquisition Facility Loan will be equal to the proportion borne by its Available Commitment under the Acquisition Facility to the Available Facility under the Acquisition Facility.

(c)
If applicable, the Facility Agent shall determine the Base Currency Amount of each Acquisition Facility Loan which is to be made in an Optional Currency and notify each lender of the amount, currency and Base Currency Amount of each Loan and the amount of its participation in that Acquisition Facility Loan.

11.3	Notification of the Utilisation of the Uncommitted Acquisition Facility
The Facility Agent shall promptly notify the Acquisition Facility Lender(s) of each Utilisation of the Uncommitted Acquisition Facility.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

12.	REPAYMENT

12.1	Repayment of Term Loans
(a)
The Borrowers under Facility A shall repay the aggregate Facility A Loans in semi-annual instalments (pro rata across any tranches under Facility A) by repaying on each Facility A Repayment Date an amount which reduces the Base Currency Amount of the outstanding aggregate Facility A Loans by an amount equal to the relevant percentage of all the Facility A Loans borrowed by the Borrowers as at the close of business in London on the last day of the Availability Period in relation to Facility A as set out in the table below:

Facility A Repayment Date	Repayment Instalment %

31 December 2009	4.50%

30 June 2010	5.00%

31 December 2010	5.50%

30 June 2011	6.00%

31 December 2011	6.50%

30 June 2012	7.00%

31 December 2012	8.00%

30 June 2013	8.50%

31 December 2013	9.50%

30 June 2014	9.50%

31 December 2014	10.00%

30 June 2015	10.00%

Termination Date	10.00%

(b)
If, in relation to a Facility A Repayment Date, the aggregate amount of the Facility A Loans made to the Borrowers exceeds the respective Repayment Instalment to be repaid by the Borrowers, the Company may, if it gives the Facility Agent not less than five Business Days' prior notice, select which of those Facility A Loans will be wholly or partially repaid by which Borrowers so that the Repayment Instalment is repaid on the relevant Repayment Date in full. The Company may further, if it gives the Facility Agent not less than five Business Days' prior notice, select the Facility A Loans to be divided or merged so that the Repayment Instalment is repaid on the relevant Repayment Date in full.

(c)
In relation to the Uncommitted Acquisition Facility, the Borrowers shall repay each Acquisition Facility Loan in the manner agreed with the Acquisition Facility Lenders provided that all outstanding Acquisition Facility Loans shall be repaid no later than the Termination Date for the Uncommitted Acquisition Facility.

(d)
The Borrowers under the Acquisition Term Loans shall repay the aggregate Acquisition Term Loans in semi-annual instalments by repaying on each Acquisition Term Loan Repayment Date an amount which reduces the Base Currency Amount of the outstanding aggregate Acquisition Term Loans by an amount equal to the relevant percentage of all the Acquisition Term Loans borrowed by the Borrowers as at the Conversion Date as set out in the table below:

Acquisition Term Loan Repayment Date (Months from Closing)	Repayment Instalment

42 Months	12.5%

48 Months	12.5%

54 Months	12.5%

60 Months	12.5%

66 Months	12.5%

72 Months	12.5%

78 Months	12.5%

Termination Date	12.5%

(e)
If, in relation to an Acquisition Term Loan Repayment Date, the aggregate amount of the Acquisition Term Loans made to the Borrowers exceeds the respective Repayment Instalment to be repaid by the Borrowers, the Company may, if it gives the Facility Agent not less than five Business Days' prior notice, select which of those Acquisition Term Loans will be wholly or partially repaid by the Borrowers so that the Repayment Instalment is repaid on the relevant Repayment Date in full. The Company may further, if it gives the Facility Agent not less than five Business Days' prior notice, select the Acquisition Term Loans to be divided or merged so that the Repayment Instalment is repaid on the relevant Repayment Date in full.

(f)	The Borrowers under Facility B shall repay the Facility B Loans in full on the Termination Date for Facility B.

(g)	The Borrowers under Facility C shall repay the Facility C Loans in full on the Termination Date for Facility C.

(h)
If the Company fails to deliver a notice to the Facility Agent in accordance with paragraphs (b) or (e) above, the Facility Agent shall select the Facility A Loans, or, as the case may be, the Acquisition Term Loans to be wholly or partially repaid.

(i)	The Borrowers may not reborrow any part of a Term Facility (or any Term Loan) which is repaid.

12.2	Repayment of Revolving Facility Loans
Each Revolving Facility Borrower which has drawn a Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

12.3	Effect of cancellation and prepayment on scheduled repayments and reductions
(a)
If the Company cancels the whole or any part of the Facility A Commitments, the Acquisition Sub-Limit or the Acquisition Facility Commitments in accordance with Clause 13.3 (Voluntary and mandatory cancellation) or Clause 13.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or if the Facility A Commitment, the Revolving Facility Commitment or the Acquisition Facility Commitment of any Lender is reduced under Clause 13.1 (Illegality) then the amount of the Repayment Instalment for the relevant Facility for each Repayment Date falling after that cancellation will reduce pro rata by the amount of the Facility A Commitments, the Acquisition Sub-Limit or the Acquisition Facility Commitments (as the case may be) so cancelled.

(b)
If any of the Facility A Loans, Acquisition Term Loans or Acquisition Facility Loans are prepaid in accordance with Clause 13.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 13.1 (Illegality) then the amount of the Repayment Instalment for the relevant Facility for each Repayment Date falling after that prepayment will reduce pro rata by the amount of the Facility A Loan, Acquisition Term Loan or the Acquisition Facility Loan (as the case may be) so prepaid.

(c)
If, in relation to a prepayment of a Facility A Repayment Instalment, the Facility B Loans, the Facility C Loans, an Acquisition Term Loan Repayment Instalment, an Acquisition Facility Loan Repayment Instalment or the Revolving Facility Utilisations in accordance with Clause 13.4 (Voluntary prepayment of Term Loans) or Clause 13.5 (Voluntary prepayment of Revolving Facility Utilisations) the aggregate amount of the Utilisations made to the Borrowers under the respective Facility exceeds the amount of the prepayment, the Company may, if it gives the Facility Agent not less than five Business Days' prior notice, select which of those Utilisations and Repayment Instalments and/or redenominated tranches will be wholly or partially prepaid. If the Company fails to deliver such notice, the Facility Agent shall select the Utilisations and Repayment Instalments to be wholly or partially prepaid under the respective Facility.

(d)
Any prepayment of the Utilisations made in accordance with Clause 14.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) shall be applied as set out in Clause 14.3 (Application of mandatory prepayments).

13.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

13.1	Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)
upon the Facility Agent notifying the Company, the Commitment of that Lender will be immediately cancelled or, as the case may be, on such date that Lender's Commitment shall be transferred to another person pursuant to Clause 31.11 (Replacement of Lenders); and

(c)
each Borrower shall repay that Lender's participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) or, as the case may be, on such date that Lender's participation in the Utilisations shall be transferred at par to another person pursuant to Clause 31.11 (Replacement of Lenders).

13.2	Illegality in relation to Issuing Bank
If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a)	that Issuing Bank shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	upon the Facility Agent notifying the Company, the Issuing Bank shall not be obliged to issue any Letter of Credit;

(c)
the Company shall procure that the relevant Borrower shall use its best endeavours to procure that each Letter of Credit issued by that Issuing Bank and outstanding at such time is released or that cash cover is provided; and

(d)
unless any other Lender (or other person pursuant to Clause 31.11 (Replacement of Lenders)) has agreed to be an Issuing Bank pursuant to the terms of this Agreement, the Revolving Facility shall cease to be available for the issue of Letters of Credit.

13.3	Voluntary and mandatory cancellation
(a)
The Company may, if it gives the Facility Agent not less than three Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $2,000,000 (or its equivalent)) of an Available Facility. Any cancellation under this Clause 13.3 shall reduce the Commitments of the Lenders rateably under that Facility.

(b)	The Facilities shall be automatically cancelled if the Press Release has not been issued by the date falling 14 days after the date of this Agreement.

13.4	Voluntary prepayment of Term Loans
(a)
A Borrower to which a Term Loan has been made may, if it or the Company gives the Facility Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Term Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Term Loan by a minimum amount of $2,000,000 (or its equivalent) subject to any Break Costs.

(b)	Subject to paragraph (c) below, a prepayment under this Clause 13.4 may be applied against any Repayment Instalment (under any euro or dollar tranche) as the Company may elect.

(c)	A Term Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

13.5	Voluntary prepayment of Revolving Facility Utilisations
A Borrower to which a Revolving Facility Utilisation has been made may, if it or the Company gives the Facility Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Utilisation by a minimum amount of $2,000,000 (or its equivalent)).

13.6	Right of cancellation and repayment in relation to a single Lender or Issuing Bank
(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 20.2 (Tax gross-up);

(ii)	any Lender or Issuing Bank claims indemnification from the Company or an Obligor under Clause 20.3 (Tax indemnity) or Clause 21.1 (Increased costs); or

(iii)	a Market Disruption Event occurs pursuant to Clause 18 (Changes to Calculation of Interest) in relation to certain but not all the Lenders; or

(iv)	at any time a Lender becomes a Non-Consenting Lender,

the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice:

(i)
(if such circumstances relate to a Lender) of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Utilisations or to require the transfer of that Lender's rights and obligations pursuant to Clause 31.11 (Replacement of Lenders); or

(ii)
(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future or its request to transfer that Issuing Bank's rights and obligations pursuant to Clause 31.11 (Replacement of Lenders).

(b)
On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero or transferred to another person pursuant to Clause 31.11 (Replacement of Lenders).

(c)
On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) (i), (ii) or (iii) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender's participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents or the relevant Lender shall transfer its rights and obligations pursuant to Clause 31.11 (Replacement of Lenders).

(d)
On the last day of each Interest Period which ends after the Company has given notice under paragraph (a)(iv) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall, with the consent of each of the Lenders forming the Majority Lenders (unless the prepayment is funded by Company New Equity, Company Subordinated Debt or Retained Cash that can be used to pay dividends in accordance with the terms of this Agreement) repay that Lender's participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents and/or the relevant Lender shall transfer its rights and obligations pursuant to Clause 31.11 (Replacement of Lenders).

14.	MANDATORY PREPAYMENT

14.1	Exit
Upon the occurrence of an Exit, the Facilities will be cancelled and all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

14.2	Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO
(a)	For the purposes of this Clause 14.2, Clause 14.3 (Application of mandatory prepayments) and Clause 14.4 (Mandatory Prepayment Accounts):

"Acquisition Proceeds" means the Net Proceeds of a claim (a "Recovery Claim") against the provider of any Report (in its capacity as a provider of that Report) except for Excluded Acquisition Proceeds.

"Disposal" means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

"Disposal Proceeds" means the Net Proceeds received by any member of the Group (including any amount received from any person outside the Group or from the entity being disposed of or its Subsidiaries in repayment of intercompany debt of the entity being disposed of or its Subsidiaries) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds.

"Excluded Acquisition Proceeds" means any proceeds of a Recovery Claim which relate to a working capital adjustment or which are applied or committed to be applied or designated by the board of directors of the Company to be applied:

(i)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(ii)	in compensation for a loss or replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged,

in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied, committed to be so applied or designated by the board of directors of the Company to be so applied, within 12 Months (or such longer period as the Majority Lenders may agree) of receipt of such proceeds (provided that in the case of a commitment or designation they are then so applied within 18 Months of receipt); or

(iii)	less than $5,000,000 (or its equivalent) in respect of an individual Recovery Claim.

"Excluded Disposal Proceeds" means the Net Proceeds of any Disposal which is or which are:

(i)	permitted under paragraphs (a) to (f), (i), (j) or (l) to (n) of the definition of "Permitted Disposal";

(ii)
applied, committed to be so applied or designated by the board of directors of the Company to be applied for reinvestment in the business of the Group, Permitted Acquisitions or Capital Expenditure within 12 months (or such longer period as the Majority Lenders may agree) of receipt of such proceeds (provided that in the case of a commitment or designation they are then so applied within 18 Months of receipt);

(iii)	an individual Disposal not falling under the preceding paragraphs where the Net Proceeds from that Disposal are an amount less than $5,000,000 (or its equivalent); or

(iv)
disposals not falling under the preceding paragraphs the Net Proceeds of which when aggregated with the Net Proceeds of other Disposals made in the same Financial Year of the Company and not falling under the preceding paragraphs do not exceed an amount of $20,000,000 (or its equivalent) in any financial year.

"Excluded Insurance Proceeds" means any Net Proceeds of insurance claims:

(i)	which are third party liability, business interruption or similar claims (including, for the avoidance of doubt, director and officer claims to the extent they relate to third party liability);

(ii)	which do not exceed an amount of $5,000,000 (or its equivalent) in any single case; or

(iii)	which are applied, committed to be so applied or designated by the board of directors of the Company to be so applied:

(A)	to meet a third party claim; or

(B)	to the replacement, reinstatement and/or repair of the assets in respect of which the relevant insurance claim was made,

in each case within 12 months, (or such longer period as the Majority Lenders may agree) of receipt of such proceeds (provided that in the case of a commitment or designation they are then so applied within 18 months of receipt).

"IPO Proceeds" means the Net Proceeds of any IPO received by any member of the Group or any holding company of the Parent established by the Investors for the purposes of an IPO of the Group and in which each of the Investors has a shareholding.

"Insurance Proceeds" means the Net Proceeds of any insurance claim received by any member of the Group except for Excluded Insurance Proceeds.

(b)
The Company shall ensure that the Borrowers prepay Utilisations in the following amounts at the times and in the order of application contemplated by Clause 14.3 (Application of mandatory prepayments):

(i)	the amount of Acquisition Proceeds;

(ii)	the amount of Disposal Proceeds; and

(iii)	the amount of Insurance Proceeds,

provided that the Net Proceeds arising out of a sale of assets which form part of the Non-Core Business shall only be applied as to the first 50 per cent. in prepayment of the Facilities. The remaining Net Proceeds may be retained by the Group.

(c)
For the period beginning 1 January 2009 and ending 30 June 2009 and for each financial year of the Parent thereafter, the Company shall ensure that the Borrowers prepay Utilisations at the time and in the order of application contemplated by Clause 14.3 (Application of Mandatory Prepayments) in an amount equal to:

(i)	in respect of each Financial Year at the end of which Debt Cover is greater than 4.75:1, 75 per cent. of the Excess Cashflow for that Financial Year;

(ii)	in respect of each Financial Year at the end of which Debt Cover is equal to or less than 4.75:1 but greater than 3.75:1, 50 per cent. of the Excess Cashflow for that Financial Year;

(iii)	in respect of each Financial Year at the end of which Debt Cover is equal to or less than 3.75:1 but greater than 2.75:1, 25 per cent. of the Excess Cashflow for that Financial Year; and

(iv)
for the avoidance of doubt, in respect of each Financial Year at the end of which Debt Cover is equal to or less than 2.75:1, 0 per cent. of the Excess Cashflow for that Financial Year provided that from the applicable percentage of Excess Cashflow shall be deducted any voluntary prepayments made during that Financial Year.

Any balance will be retained by the Group and may be used as set out in paragraph (f) below or may be used for any purpose not expressly prohibited under the Finance Documents or may (at the option of the Company) if the Senior Debt Cover ratio is 2:1 or below be utilised to prepay the Mezzanine Facility or, subject to the prerequisites set out in paragraph (b) of the definition of Permitted Payment, be applied by way of a loan to the Parent or in payment of dividends or redemption of equity by the Company or in payment of interest or principal on the Company Subordinated Debt.

(d)	IPO

Upon the occurrence of an IPO not resulting in a Change of Control, the Company shall ensure that the Borrowers prepay Utilisations in the following amounts at the times and in the order of application contemplated by Clause 14.3 (Application of mandatory prepayments):

(i)	if on the immediately preceding Quarter Date the Debt Cover for the Relevant Period ending on such Quarter Date was greater than 4.75:1, an amount equal to 75 per cent. of the IPO Proceeds;

(ii)
if on the immediately preceding Quarter Date Debt Cover for the Relevant Period ending on such Quarter Date was greater than 3.75:1 but less than or equal to 4.75:1, an amount equal to 50 per cent. of the IPO Proceeds;

(iii)
if on the immediately preceding Quarter Date Debt Cover for the Relevant Period ending on such Quarter Date was greater than 2.75:1 but less than or equal to 3.75:1, an amount equal to 25 per cent. of the IPO Proceeds; and

(iv)
(for the avoidance of doubt) if, on the immediately preceding Quarter Date, Debt Cover for the Relevant Period ending on such Quarter Date was equal to or less than 2.75:1, an amount equal to 0 per cent. of the IPO Proceeds.

Any balance will be retained by the Group and may be used as set out in paragraph (f) below or otherwise used for any purpose not expressly prohibited under the Finance Documents or may (at the option of the Company) if the Senior Debt Cover ratio is 2:1 or below be utilised to prepay the Mezzanine Facility or, subject to the prerequisites set out in paragraph (b) of the definition of Permitted Payment, be applied by way of a loan to the Parent or in payment of dividends or redemption of equity by the Company or payment of interest or principal on the Company Subordinated Debt.

(e)
If there is an IPO of the Non-Core Business which does not constitute a Change of Control, the IPO Proceeds received by the Group shall be paid as to the first 50 per cent. of the IPO Proceeds from any such IPO in prepayment of the Facilities and the remaining proceeds may be retained by the Group.

(f)
Amounts not applied in prepayment of the Facilities pursuant to this Clause 14.2 and not required, if not applied in prepayment, to be applied for another purpose specified in this Clause 14.2 will be available for the general corporate or acquisition purposes of the Group. For the avoidance of doubt, such amounts shall not be required to be held in a blocked account.

14.3	Application of mandatory prepayments
(a)	A prepayment made under Clause 14.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) paragraphs (b) to (e) shall be applied in the following order:

(i)	first, in prepayment of Term Loans (provided, in each case, that the relevant Availability Period has expired) as contemplated below;

(ii)	secondly, in cancellation of Available Commitments under the Acquisition Sub-Limit and the Uncommitted Acquisition Facility pro rata;

(iii)	thirdly, in cancellation of Available Commitments under the Revolving Facility (and the Available Commitment of each Lender under the Revolving Facility will be cancelled rateably);

(iv)	fourthly, in prepayment and cancellation of Revolving Facility Utilisations (excluding, for the avoidance of doubt, the Acquisition Term Loans) and Revolving Facility Commitments; and

(v)	fifthly, in repayment and cancellation of the Ancillary Outstandings and Ancillary Commitments, Fronting Ancillary Commitments and Fronted Ancillary Commitments.

(b)
A prepayment made under paragraphs (b) to (e) of Clause 14.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) shall, subject to what is set out below, prepay the Term Loans as follows:

(i)
in amounts which reduce the Term Loans (in each case after the end of the relevant Availability Period), by the same proportion (pro rata across any tranches) unless a Facility B Lender is permitted to and elects to waive its share of the prepayment under Clause 15.8 (Prepayment elections - Facility B) and/or a Facility C Lender is permitted to and elects to waive its share of the prepayment under Clause 15.9 (Prepayment elections - Facility C); and

(ii)
prepay the Repayment Instalments in respect of the Facility A Loans, the Acquisition Term Loans and the Acquisition Facility Loans (after the end of the applicable Availability Period) in amounts which reduce those instalments by the same proportion and pro rata across those instalments (and across any tranches); or

if the Company elects by giving the Facility Agent not less than 5 Business Days' notice:

(iii)
prepay first up to 50 per cent. of the next four original Repayment Instalments of each of Facility A (pro rata across any tranches), the Acquisition Facility Loans and the Acquisition Term Loans (provided, in each case, that the relevant Availability Period has expired); and

(iv)
prepay secondly the Facility A Loans, the Facility B Loans, the Facility C Loans, the Acquisition Term Loans and the Acquisition Facility Loans pro rata and pro rata against the Repayment Instalments in respect of the Facility A Loans, the Acquisition Term Loans and, after the end of its Availability Period, the Uncommitted Acquisition Facility (and pro rata across any tranches).

(c)	Unless the Company makes an election under paragraph (d) below, the Borrowers shall prepay Term Loans at the following times:

(i)	in the case of any prepayment relating to the amounts of Acquisition Proceeds, Disposal Proceeds, Insurance Proceeds or IPO Proceeds, promptly upon receipt of those proceeds; and

(ii)
in the case of any prepayment relating to an amount of Excess Cashflow on the last day of the first Interest Period ending at least 15 Business Days after the date of delivery pursuant to Clause 27.1 (Financial Statements) of the Annual Financial Statements of the Parent for the relevant Financial Year.

(d)
Subject to paragraph (e) below, the Company may, by giving the Facility Agent not less than three Business Days (or such shorter period as the Majority Lenders may agree) prior written notice, elect that any prepayment under Clause 14.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) due which is to be applied in prepayment of a Loan on a day other than the last day of the Interest Period relating to that Loan be applied in prepayment of that Loan on the last day of the Interest Period during which such prepayment falls due.

(e)
If the Company makes the election under paragraph (d) above then (subject to there being no Event of Default outstanding) a proportion of each relevant Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period. In the case of an Event of Default which is continuing the Facility Agent shall be entitled to use the amounts credited to the Mandatory Prepayment Account which are required to be applied pursuant to paragraph (b), (c), (d) or (e) of Clause 14.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) to pay amounts due and payable under Clause 14.3 (Application of mandatory prepayments) and otherwise under the Finance Documents.

(f)
If the Company has made an election under paragraph (d) above but an Event of Default under Clause 30.1 (Non-payment) has occurred and is continuing or a notice has been given by the Facility Agent pursuant to Clause 30.21 (Acceleration), that election shall no longer apply and the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

14.4	Mandatory Prepayment Accounts
(a)	The Company shall ensure that:

(i)
Disposal Proceeds, Insurance Proceeds, IPO Proceeds and Acquisition Proceeds in respect of which the Company has made an election under paragraph (d) of Clause 14.3 (Application of mandatory prepayments) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Group; and

(ii)
an amount equal to any Excess Cashflow in respect of which the Company has made an election under paragraph (d) of Clause 14.3 (Application of mandatory prepayments) is paid into a Mandatory Prepayment Account promptly after such election.

(b)
The Company and each Borrower irrevocably authorise the Facility Agent to apply amounts credited to a Mandatory Prepayment Account which are required to be applied pursuant to paragraphs (b), (c), (d) or (e) of Clause 14.3 (Application of mandatory prepayments) to pay amounts due and payable under Clause 14.3 (Application of mandatory prepayments) and otherwise under the Finance Documents.

(c)
A Lender, Security Agent or Facility Agent with which a Mandatory Prepayment Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to that Account and subject to their being no Event of Default continuing, that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) and (ii) such Account is subject to the Transaction Security.

14.5	General
All prepayments to be made under Clause 14.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) (other than upon the occurrence of an Exit or out of IPO Proceeds) are subject to permissibility under local law (including, without limitation, financial assistance, corporate benefit restrictions on up streaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant members of the Group). There will be no requirement to make any prepayment where the aggregate of the Tax and other cost to the Group of making that payment or making funds available to another member of the Group to enable such payment to be made exceeds an amount equal to 5 per cent. of the amount to be prepaid. The Company shall ensure that all members of the Group will use their reasonable endeavours to overcome any restrictions and/or minimise any costs of a prepayment. If at any time those restrictions are removed, any relevant proceeds will be applied in prepayment of the Facilities at the end of the next Interest Period provided that the relevant proceeds are available at such time to be so applied.

15.	RESTRICTIONS

15.1	Notices of Cancellation or Prepayment
Any notice of cancellation or prepayment given by any Party under Clause 13 (Illegality, voluntary prepayment and cancellation) or Clause 14 (Mandatory prepayment) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

15.2	Interest and other amounts
Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

15.3	No reborrowing of Term Facilities
No Borrower may reborrow any part of a Term Facility (or a Term Loan) which is prepaid.

15.4	Reborrowing of Revolving Facility
Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement. For the avoidance of doubt, amounts under Acquisition Term Loans that are repaid or prepaid may not be reborrowed.

15.5	Prepayment in accordance with Agreement
No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

15.6	No reinstatement of Commitments
No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

15.7	Facility Agent's receipt of Notices
If the Facility Agent receives a notice under Clause 13 (Illegality, voluntary prepayment and cancellation) or Clause 14 (Mandatory prepayment) it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

15.8	Prepayment elections - Facility B
The Facility Agent shall notify the Lenders promptly of any proposed prepayment of any Facility B Loan to be made under Clause 13.4 (Voluntary Prepayment of Term Loans) or Clause 14.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO). Unless Facility A and/or Facility C have been repaid in full, any Lender under Facility B (other than a Lender which is subject to Clause 13.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank)) may, if it gives the Facility Agent not less than two Business Days prior notice, elect to waive its share of that prepayment of Facility B and the amount of any prepayment so waived shall be applied in prepayment of other Lenders under Facility B and, if not so applied in voluntary or mandatory, as the case may be, prepayment of Facility A and/or Facility C (subject to the rights of Facility C Lenders to decline prepayment under Clause 15.9 (Prepayment elections - Facility C) below), in the case of a voluntary prepayment in accordance with Clause 13.4 (Voluntary Prepayment of Term Loans) and in the case of a mandatory prepayment in accordance with Clause 14.3 (Application of mandatory prepayments).

15.9	Prepayment elections - Facility C
The Facility Agent shall notify the Lenders promptly of any proposed prepayment of any Facility C Loan to be made under Clause 13.4 (Voluntary Prepayment of Term Loans) or Clause 14.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO). Unless Facility A and/or Facility B have been repaid in full, any Lender under Facility C (other than a Lender which is subject to Clause 13.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank)) may, if it gives the Facility Agent not less than two Business Days prior notice, elect to waive its share of that prepayment of Facility C and the amount of any prepayment so waived shall be applied in prepayment of other Lenders under Facility C and, if not so applied, will be applied in voluntary or mandatory, as the case may be, prepayment of Facility A and/or Facility B (subject to the rights of Facility B Lenders to decline prepayment under Clause 15.8 (Prepayment elections - Facility B) above), in the case of a voluntary prepayment in accordance with Clause 13.4 (Voluntary Prepayment of Term Loans) and in the case of a mandatory prepayment in accordance with Clause 14.3 (Application of mandatory prepayments).

SECTION 5

COSTS OF UTILISATION

16.	INTEREST

16.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

16.2	Payment of interest
(a)
The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)
If the annual audited financial statements of the Group and related Compliance Certificate received by the Facility Agent show that a higher Margin should have applied during a certain period, then the Company shall (or shall ensure the relevant Borrower shall) promptly pay to the Facility Agent any amounts necessary to put the Facility Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period, provided that additional payments to a Lender will only be made to the extent it was a Lender during the relevant period where a higher rate of Margin should have applied.

(c)
If the annual audited financial statements of the Group and related Compliance Certificate received by the Facility Agent show that a lower Margin should have applied during a certain period, then the next payments of interest falling due on the Loans shall be reduced to the extent necessary to put the Obligors in the position they would have been in had the appropriate rate of the Margin applied during such period, provided that future payments to a Lender will only be reduced to the extent it was a Lender during the relevant period where a lower rate of Margin should have applied.

16.3	Default interest
(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 16.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

16.4	Notification of rates of interest
The Facility Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.

16.5	Highest Lawful Rate
Notwithstanding any other provision herein, in no event shall the rate of interest payable by any Obligor with respect to any Loan exceed the Highest Lawful Rate.

16.6	Effective Global Rate
To comply with the provisions of Articles L313-1, L313-2, R313-1 and R313-2 of the French Code de la Consommation (Consumer Code) and L313-4 of the French Code Monétaire et Financier (French Monetary and Financial Code), the Borrowers and the Lenders declare that the effective global rate for each of the Facilities cannot be calculated for the total duration of this Agreement, primarily because of the floating rate of interest and adjustable Margin applicable to the Facilities and the relevant Borrower's selection of the duration of each Interest Period. However, an example of the effective global rate calculation substantially in the form set out in Schedule 14 (Form of TEG Letter) shall be provided to each French Borrower by the Facility Agent on Closing if relevant, and/or on the date on which a French Borrower accedes to this Agreement.

17.	INTEREST PERIODS

17.1	Selection of Interest Periods and Terms
(a)
A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)
Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Facility Agent by the Borrower (or the Company on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time (or such later time as the Facility Agent may agree).

(c)
If a Borrower (or the Company) fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 17.2 (Changes to Interest Periods), be one Month.

(d)
Subject to this Clause 17, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period agreed between the Borrower (or the Company) and the Facility Agent (acting on the instructions of Lenders whose Commitments with respect to the relevant Facility aggregate at least 66 2/3 per cent. of all of the Commitments in respect of that Facility if such period is less than six Months or acting on the instructions of all the Lenders of the relevant Facility if such period is more than six Months). In addition a Borrower (or the Company on its behalf) may select an Interest Period of:

(i)
(in relation to Facility A or the Uncommitted Acquisition Facility or Acquisition Term Loans) a period of less than one Month, if necessary to ensure that there are sufficient Facility A Loans or Acquisition Term Loans or, as the case may be, Acquisition Facility Loans (with an aggregate Base Currency Amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Repayment Date relating to the relevant Facility for the Borrowers to make the Repayment Instalment due on that date;

(ii)
a period necessary to ensure that the Loans under the relevant Facility or Facilities to be redenominated in accordance with Clause 9.4 (Redenomination) have an interest period ending on the Redenomination Date for that Facility; or

(iii)	a period necessary to ensure that the last day of the relevant Interest Period matches any relevant payments under the Hedging Agreements.

(e)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(f)	A Revolving Facility Loan (other than an Acquisition Term Loan) has one Interest Period only.

(g)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(h)
Prior to the Syndication Date, Interest Periods shall be one Month or such other period as the Facility Agent and the Company may agree and any Interest Period which would otherwise end during the Month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

17.2	Changes to Interest Periods
(a)
Prior to determining the interest rate for a Facility A Loan, Acquisition Term Loan or an Acquisition Facility Loan, the Facility Agent may shorten an Interest Period for any Facility A Loan, Acquisition Term Loan or Acquisition Facility Loan to ensure there are sufficient Facility A Loans, Acquisition Term Loans or Acquisition Facility Loans (as the case may be) (with an aggregate Base Currency Amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Repayment Date for the Borrowers to make the Repayment Instalment due on that date.

(b)	If the Facility Agent makes any of the changes to an Interest Period referred to in this Clause 17.2, it shall promptly notify the Company and the Lenders.

17.3	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

17.4	Consolidation and division of Term Loans
(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Term Loans made under the same Facility;

(ii)	end on the same date; and

(iii)	are made to the same Borrower,

those Term Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Term Loan on the last day of the Interest Period.

(b)
Subject to Clause 4.4 (Maximum number of Utilisations), and Clause 5.3 (Currency and amount) if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Term Loans, that Term Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the Term Loan immediately before its division.

18.	CHANGES TO THE CALCULATION OF INTEREST

18.1	Absence of quotations
Subject to Clause 18.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

18.2	Market disruption
(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)
the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

(b)	In this Agreement "Market Disruption Event" means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

18.3	Alternative basis of interest or funding
(a)
If a Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

18.4	Break Costs
(a)
Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

19.	FEES

19.1	Commitment fee
(a)	The Company shall pay to the Facility Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

(i)
0.50 per cent. per annum on that Lender's Available Commitment under Facility A from the earlier of Closing and the date falling 30 days after the date of this Agreement until the end of the Availability Period applicable to Facility A;

(ii)
0.50 per cent. per annum on that Lender's Available Commitment under Facility B from the earlier of Closing and the date falling 30 days after the date of this Agreement until the end of the Availability Period applicable to Facility B;

(iii)
0.50 per cent. per annum on that Lender's Available Commitment under Facility C from the earlier of Closing and the date falling 30 days after the date of this Agreement until the end of the Availability Period applicable to Facility C;

(iv)
such percentage per annum as agreed between the Facility Agent (acting on instructions of the Acquisition Facility Lenders) and the Company on that Lender's Available Commitment under the Uncommitted Acquisition Facility for the Availability Period applicable to the Uncommitted Acquisition Facility; and

(v)	0.75 per cent. per annum on that Lender's Available Commitment under the Revolving Facility for the Availability Period applicable to the Revolving Facility.

(b)
The accrued commitment fee is payable quarterly in arrear on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective provided that no fee shall become payable prior to the Scheme Date.

19.2	Arrangement fee
Subject to a Utilisation being made under this Agreement, the Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

19.3	Agency fee
Subject to a Utilisation being made under this Agreement, the Company shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

19.4	Fees payable in respect of Letters of Credit
(a)
Each Borrower shall pay to the Facility Agent for the account of the Issuing Bank a fronting fee at the rate of 0.125 per cent. per annum on the outstanding amount (to the extent it is not cash collateralised) which is counter-indemnified by the other Lenders of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.

(b)
Each Borrower shall pay to the Facility Agent (for the account of each Lender) a Letter of Credit fee (computed at the rate per annum equal to the Margin applicable to a Revolving Facility Loan) on the outstanding amount of each Letter of Credit (to the extent it is not cash collateralised) requested by it for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each Lender's L/C Proportion of that Letter of Credit.

(c)
The accrued fronting fee and Letter of Credit fee on a Letter of Credit set out in paragraphs (a) and (b) respectively of this Clause 19.4 shall be payable on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit. The accrued fronting fee and Letter of Credit fee are also payable to the Facility Agent on the cancelled amount of any Lender's Revolving Facility Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit is prepaid or repaid in full.

(d)	If a Borrower cash covers any part of a Letter of Credit then:

(i)
no fronting fee or Letter of Credit fee shall be payable in respect of that part of the Letter of Credit that is cash covered provided that a management fee of 0.05 per cent. per annum will be payable to the Issuing Bank on such cash covered part of the Letter of Credit at the same time as the fronting fee and Letter of Credit fee would have been payable; and

(ii)	each Borrower will be entitled to withdraw the interest accrued on the cash cover to pay the fees set out in sub-paragraph (i) above.

19.5	Interest, commission and fees on Ancillary Facilities and Fronted Ancillary Facilities
The rate and time of payment of interest, commission, fees and any other remuneration (the "Ancillary Charges") in respect of each Ancillary Facility and Fronted Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender or Fronting Ancillary Lender (as the case may be) and the Borrower of that Ancillary Facility or Fronted Ancillary Facility based upon normal market rates and terms.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

20.	TAX GROSS-UP AND INDEMNITIES

20.1	Definitions
(a)	In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means:

(i)
in relation to a UK Obligor, a Lender (other than a Lender within sub-paragraph (D) below) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 879 of ITA) making an advance under a Finance Document; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of ITA) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance;

(B)	a Lender which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:

(b)	a company so resident in the United Kingdom; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(3)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

(C)	a Treaty Lender; or

(D)	a Lender which is a building society (as defined for the purposes of section 880 of ITA) making an advance under a Finance Document;

(ii)	in relation to a U.S. Obligor, a Lender which:

(A)	is a US Person; or

(B)
is not a US Person but is entitled to complete exemption from withholding of US federal income tax on interest payable to it in respect of a Loan (in each case under this paragraph (ii), a "US Qualifying Lender");

(iii)	in relation to a French Obligor, a Lender which:

(A)	has its Facility Office in France; or

(B)
fulfils the conditions imposed by French law taking into account, as the case may be, any double taxation agreement in force on the relevant date (subject to the completion of any necessary procedural formalities), in order for an interest payment not to be subject to (or as the case may be, to be exempt from) an Tax Deduction; or

(iv)	in relation to an Obligor incorporated in any other jurisdiction, any Lender.

"Tax Confirmation" means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(1)	a company so resident in the United Kingdom; or

(2)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(iii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.

"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 20.2 (Tax gross-up) or a payment under Clause 20.3 (Tax indemnity).

"Treaty Lender" means a Lender (other than a US Qualifying Lender) which:

(i)	is treated as a resident of a Treaty State for the purposes of the relevant Treaty;

(ii)
does not carry on a business in the jurisdiction of incorporation of the respective Obligor through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

(iii)
fulfils any other conditions which must be fulfilled under the relevant Treaty by residents of that Treaty State for such residents to obtain exemption from taxation levied by the United Kingdom or France on interest, subject to completion of procedural formalities.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom or France which makes provision for full exemption from tax imposed by the United Kingdom or France on interest.

"UK Non-Bank Lender" means a Lender which gives a Tax Confirmation in the Transfer Certificate and Lender Accession Undertaking which it executes on becoming a Party

Unless a contrary indication appears, in this Clause 20 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

20.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender or Issuing Bank shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Facility Agent receives such notification from a Lender or Issuing Bank it shall promptly notify the Company and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of Tax imposed by the United Kingdom or France from an interest payment, if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)

(A)	the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender;

(B)
an officer of HM Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of ITA (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor or the Company a certified copy of that Direction; and

(C)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or

(iii)
the relevant Lender is a Qualifying Lender solely under sub-paragraph (i)(B) of the definition of Qualifying Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Company; or

(iv)	the Tax Deduction would not have been required if the Lender had complied with its obligations under paragraph (m) below; or

(v)
the relevant Lender is a Treaty Lender with respect to the United Kingdom and the relevant Obligor has not received a direction (other than of a provisional nature) from HM Revenue & Customs entitling it to make interest payments to that Treaty Lender without a Tax Deduction with respect to Tax imposed by the United Kingdom on interest and which direction remains in full force and effect.

(e)
If an Obligor is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction (including the filing by the Treaty Lender of any relevant tax forms).

(h)
A Lender acting through a Facility Office situated outside France who is entitled to receive a payment from an Obligor established in France shall cooperate with such Obligor in completing any procedural formalities necessary for that Obligor (or for its paying agent) to obtain authorisation to make that payment without a Tax Deduction.

(i)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(j)	A UK Non-Bank Lender shall promptly notify the Company and the Facility Agent if there is any change in the position from that set out in the Tax Confirmation.

(k)
If a Tax Deduction on account of US federal withholding tax is required by law to be made by a US Borrower, or by any Obligor on behalf of a US Borrower, from a payment of interest to a Lender on a Loan to that US Borrower, paragraph (c) above shall apply only if that Lender has complied with its obligations under paragraph (l) below and:

(i)	was a US Qualifying Lender on the date it first became a Lender; and

(ii)
is a US Qualifying Lender on the date the payment falls due, or has ceased to be a US Qualifying Lender because of a change after the date it first became a Lender in any law or double taxation agreement or official interpretation, administration or application thereof.

(l)
Each US Qualifying Lender shall submit to each US Borrower, promptly after receipt of any written request to do so, two duly completed and signed copies of the relevant Withholding Form. However, no Lender shall be required to submit any Withholding Form if that Lender is not allowed validly to do so.

(m)
A Lender acting through a Facility Office in France shall, upon request in writing from the French Obligors, deliver to such French Obligors through the Facility Agent a tax certificate duly issued by the French Tax authorities evidencing such Lender's place of taxation in France for French Tax purposes. To the extent, as a result of a change in laws or regulations, such Lender requires additional information with respect to such French Obligors in order for such Lender to comply with applicable filing requirements to be a Qualifying Lender and to receive the payments from such French Obligors without such Obligors or their agent being required to make a Tax Deduction, such Lender shall promptly inform such Obligor of the additional information required, and such Obligor shall provide such additional information upon such Lender's request.

20.3	Tax indemnity
(a)
Each Obligor shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 20.2 (Tax gross-up); or

(B)
would have been compensated for by an increased payment under Clause 20.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) or (k) of Clause 20.2 (Tax gross-up) applied.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Company (or the relevant Obligor).

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 20.3, notify the Facility Agent.

20.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

20.5	Lender Status Confirmation
Each Lender which becomes a Party to this Agreement after the date of this Agreement in respect of a Loan to a Borrower incorporated in the United Kingdom shall indicate, in the Transfer Certificate and Lender Accession Undertaking which it executes on becoming a Party (or, if it becomes a Lender pursuant to an assignment, in a written notice delivered to the Company), which of the following categories it falls in:

(a)	a Qualifying Lender (other than a Treaty Lender); or

(b)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 20.5 then such New Lender shall be treated for the purposes of this Agreement as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Company).

20.6	Stamp taxes
The Company shall pay and, within three Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document provided that this Clause 20.6 shall not apply in respect of any stamp duty, registration or other similar Taxes which are payable in respect of an assignment, transfer or other alienation of any kind by a Lender of any of its rights and/or obligations under a Finance Document.

20.7	Value added tax
(a)
All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
If VAT is chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

21.	INCREASED COSTS

21.1	Increased costs
(a)
Subject to Clause 21.3 (Exceptions) the Company shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement, other than, in each case, any costs incurred in connection with the implementation of, or compliance with, the Basel Capital Accord ("Basel II") or any laws or regulations relating thereto in force as at the date of this Agreement.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment, Fronted Ancillary Commitment, Fronting Ancillary Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

Each Borrower shall, promptly upon demand by a Lender, pay to such Lender the amount of any Regulation D Costs actually incurred by such Lender in respect of its participation in any Loan made to such Borrower (or deposits maintained by such Lender to fund that participation).

21.2	Increased cost claims
(a)
A Finance Party intending to make a claim pursuant to Clause 21.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

(c)
Each Borrower shall, promptly upon demand by a Lender pay to such Lender the amount of any Regulation D Costs actually incurred by such Lender in respect of its participation in any Loan made to such Borrower (or deposits maintained by such Lender to fund that participation).

21.3	Exceptions
(a)	Clause 21.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by Clause 20.3 (Tax indemnity) (or would have been compensated for under Clause 20.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 20.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 21.3 reference to a "Tax Deduction" has the same meaning given to the term in Clause 20.1 (Definitions).

22.	OTHER INDEMNITIES

22.1	Currency indemnity
(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

22.2	Other indemnities
The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(a)
the occurrence of any Event of Default including, without limitation, any broken funding costs resulting from an Event of Default under Clause 30.18 (Scheme not effective) which shall be net of any interest accrued on the Lender Blocked Account to and received by the Facility Agent on behalf of the Lenders;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 35 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)
issuing or making arrangements to issue a Letter of Credit requested by the Company or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement; or

(e)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company,

provided that, with effect from Closing, such indemnities shall include any such cost, loss or liability incurred prior to Closing with respect to any breaches of (or liabilities due under) the equivalent provisions of the Indemnity Letter.

22.3	Indemnity to the Facility Agent
The Company shall promptly indemnify the Facility Agent against any reasonable cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 36.9 (Change of currency); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

23.	MITIGATION BY THE LENDERS

23.1	Mitigation
(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 13.1 (Illegality) (or, in respect of the Issuing Bank, Clause 13.2 (Illegality in relation to Issuing Bank)), Clause 20 (Tax gross-up and indemnities) or Clause 21 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

23.2	Limitation of liability
(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 23.1 (Mitigation).

(b)
A Finance Party is not obliged to take any steps under Clause 23.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it in any material respect.

24.	COSTS AND EXPENSES

24.1	Transaction expenses
Subject to the relevant agreed caps, the Company shall, in respect of amounts incurred up to the Scheme Date, on the Scheme Date and in respect of any other amounts, within 20 Business Days of demand provided that such demand shall be accompanied by reasonable details of, amongst others, hours worked, individuals involved and work done) pay the Facility Agent, the Arranger, the Issuing Bank and the Security Agent the amount of all reasonable costs and expenses (including legal fees) incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, perfection and syndication of:

(a)	the Finance Documents and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

24.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 36.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse each of the Facility Agent and the Security Agent for the amount of all reasonable costs and expenses (including agreed legal fees) incurred by the Facility Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

24.3	Enforcement and preservation costs
The Company shall, within three Business Days of demand, pay to the Arranger and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or, after a Declared Default, the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

25.	GUARANTEE AND INDEMNITY

25.1	Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees as primary obligor and not merely as surety to each Finance Party punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

25.2	Continuing Guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part or any increase of the Commitments, and this guarantee constitutes a guarantee of payment and not of collection.

25.3	Reinstatement
If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

25.4	Waiver of defences
The obligations of each Guarantor under this Clause 25 will not be affected by an act, omission, matter or thing which, but for this Clause 25, would reduce, release or prejudice any of its obligations under this Clause 25 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under a Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

25.5	Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 25. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

25.6	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any money received from any Guarantor or on account of any Guarantor's liability under this Clause 25.

25.7	Deferral of Guarantors' rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents; and/or

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

25.8	Release of Guarantors' right of contribution
If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

25.9	Additional security
This guarantee is in addition to and not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

25.10	Guarantee Limitations - France
(a)	The obligations and liabilities of each French Guarantor under Clause 25.1 (Guarantee and indemnity) shall apply only insofar as required to:

(i)	guarantee the payment obligations under this Agreement of its direct or indirect Subsidiaries which are or become Obligors from time to time under this Agreement; and

(ii)
guarantee the payment obligations of other Obligors which are not direct or indirect Subsidiaries of that French Guarantor, provided that in such case such guarantee shall be limited: (A) to the payment obligations of all such Obligors under the Revolving Facility or the Uncommitted Acquisition Facility or, if the French Guarantor is not a Borrower, to the payment obligations of such Obligors which have made available intra-group loans (directly or indirectly) to the French Guarantor and (B) up to the amount directly (as Borrower under the Revolving Facility or the Uncommitted Acquisition Facility) or indirectly (by way of intra-group loans directly or indirectly from any other Borrower) made available to that French Guarantor and outstanding from time to time provided that the amount payable by the French Guarantor under the guarantee hereunder shall not have an effect to place the French Guarantor into an insolvency situation as defined under article L621-1 of the French Code de Commerce (Commercial Code) (the "Maximum Guaranteed Amount").

(b)	For the avoidance of doubt, any payment made by a French Guarantor under paragraph (a)(ii) of this Clause 25.10 shall reduce the Maximum Guaranteed Amount.

(c)
Notwithstanding any other provision of this Clause 25.10, no French Guarantor shall secure liabilities under the Agreement which would result in such French Guarantor not complying with French financial assistance rules as set out in Article L. 225-216 of the French Code de Commerce (Commercial Code).

(d)
It is acknowledged that such French Guarantor is not acting jointly and severally with the other Guarantors and shall not be considered as "co-débiteur solidaire" as to their obligations pursuant to the guarantee given in accordance with this Clause 25.10.

25.11	Guarantee Limitations - Netherlands
The obligations and liabilities of any Dutch Guarantor under its guarantee hereunder do not apply to any liability to the extent it would result in that guarantee constituting unlawful financial assistance within the meaning of the Dutch Civil Code.

25.12	Guarantee Limitations - Sweden
The guarantee made by a Guarantor incorporated in Sweden in respect of obligations owed by members of the Group that are not Subsidiaries to such Guarantor shall be limited if (and only if) and to the extent required by an application of the provisions of the Companies Act (Aktiebolagslagen) regulating distribution of assets (including profits and dividends and any other form of transfer of value (värdeöverföring) within the meaning of the Companies Act) and it is understood that the liability of such Guarantor under this Clause 25 in respect of such obligations only applies to the extent permitted by the above mentioned provisions of the Companies Act.

25.13	Guarantee Limitations – United States
(a)	Each US Guarantor acknowledges that it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents.

(b)	Assuming that paragraph (b) is enforceable against each Finance Party, each US Guarantor represents, warrants and agrees that:

(i)
the aggregate amount of its debts and liabilities, subordinated, contingent or otherwise, is not greater than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(c)
Notwithstanding anything to the contrary contained herein or in any other Finance Document, each Finance Party agrees that the maximum liability of each US Guarantor under Clause 25 (Guarantee and indemnity) shall in no event exceed an amount equal to the greatest amount that would not render such US Guarantor's obligations hereunder and under the other Finance Documents subject to avoidance under US Bankruptcy Law or to being set aside, avoided or annulled under any Fraudulent Transfer Law, in each case after giving effect (i) to all other liabilities of such US Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Law (specifically excluding, however, any liabilities of such US Guarantor in respect of intercompany indebtedness to any Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such US Guarantor hereunder) and (ii) to the value as assets of such US Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such US Guarantor pursuant to (A) applicable law, or (B) any other agreement providing for an equitable allocation among such US Guarantor and the Borrowers and other Guarantors of obligations arising under this Agreement or other guarantees of such obligations by such parties.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

26.	REPRESENTATIONS

26.1	General
(a)
The Parent (with effect from the date it becomes an Obligor) and each other Obligor (unless otherwise stated below) makes the representations and warranties set out in this Clause 26 on the dates set out in Clause 26.24 (Times when representations are made) to each Finance Party.

(b)	The representations and warranties set out in this Clause 26 are made with reference to the circumstances existing at that time.

Status, authorisations and governing law

26.2	Status
(a)	It and each of its Subsidiaries (which is a Material Company) is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries (which is a Material Company) has the power to own its assets and carry on its business as it is being conducted.

26.3	Binding obligations
Subject to the Reservations and, in the case of paragraph (b), the Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations, and

(b)
(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create fully perfected and those security interests are valid and effective in all material respects.

26.4	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not contravene:

(a)	any law or regulation applicable to it in any material respect;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it to an extent which has a Material Adverse Effect.

26.5	Power and authority
(a)
It has the power to enter into, perform and deliver, and has taken or will have taken prior to the relevant time all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

26.6	No filing or stamp taxes
Subject to the Reservations, under the law of its Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, save in each case for complying with any applicable Perfection Requirements.

26.7	Validity and admissibility in evidence
(a)	Subject to the Reservations and the Perfection Requirements, all Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected (or will be obtained or effected prior to Closing or, if later, the date it enters into that Transaction Document) and are (or will be) in full force and effect.

(b)
All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has a Material Adverse Effect.

26.8	Governing law and enforcement
(a)	Subject to the Reservations, the choice of law by which a Finance Document (to which it is a party) is expressed to be governed will be recognised and enforced in its Relevant Jurisdictions.

(b)
Subject to the Reservations, any judgment obtained from a court expressed to have jurisdiction in relation to a Finance Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

No default or tax liability

26.9	No default
(a)	No Default is continuing under any Finance Document.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which has a Material Adverse Effect.

26.10	Taxation
It is not (and none of its Subsidiaries being a Material Company is) overdue (taking into account any extension or grace period) in the filing of any Tax returns to an extent which has, or would have, a Material Adverse Effect.

Provision of information - general

26.11	No misleading information
(a)
Any factual information contained in the Information Memorandum and the Reports taken as a whole was true and accurate in all material respects as at its date or (as the case may be) as at the date the information is expressed to be given, and all expressions of opinion or intention attributed to the Parent in the Information Memorandum were made after careful consideration and were at the time made, in the opinion of the Parent, based on reasonable grounds.

(b)
The financial projections contained in the Base Case Model were prepared on the basis of recent historical information at that time and on the basis of assumptions that in the opinion of the Parent, were reasonable at the time they were made and have been prepared in accordance with the Accounting Principles.

(c)
At the time they were prepared, no event or circumstance had occurred or arisen and no information had been omitted from the Information Memorandum and the Reports and no information had been withheld that resulted in the information, forecasts or projections then contained in the Information Memorandum or the Reports taken as a whole being untrue or misleading in any material respect as at their stated date.

The representations and warranties made with respect to the Information Memorandum, the Base Case Model and the Reports above are made by the Company and the Parent only and only so far as each is aware after making due and careful enquiries.

26.12	Financial Statements
(a)
The Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Facility Agent in writing to the contrary or disclosed in the Financial and Tax Report.

(b)	The financial statements most recently delivered pursuant to Clause 27.1 (Financial statements):

(i)	have been prepared in accordance with the Accounting Principles as applicable at the date of such financial statements; and

(ii)
give a true and fair view of (if audited) or (if unaudited) fairly present in all material respects (having regard to the fact that financial statements which are not audited are prepared for management purposes) the consolidated financial condition and consolidated results of operations for the Group for the period to which they relate (to the extent appropriate for management accounts).

26.13	Group Structure Chart
The Group Structure Chart shows, with respect to the Group as it will be immediately after the Scheme Date, all material members of the Group and contains a description of the corporate structure of the Group which is true, accurate and complete in all material respects.

26.14	Scheme Documents and other documents
(a)	The Scheme Documents contain all the material terms of the Scheme.

(b)
The Stockholders Agreement, the Master Intercompany Agreement, the Implementation Agreement, the Management Investment Agreement, the constitutional documents of the Parent, the Intercreditor Agreement and the Vendor Documents (in each case, as amended to the extent permitted under this Agreement and the Intercreditor Agreement) contain all the material terms of all the agreements and arrangements between (in the case of the Stockholders Agreement, the Master Intercompany Agreement, the Implementation Agreement, the Management Investment Agreement and the constitutional documents of the Parent) the Investors and the Parent and (in each other case) between the Vendor Loan Note Holder, the VLN Security Trustee and the Parent.

No proceedings or breach of laws

26.15	No proceedings pending or threatened
Other than as disclosed in the Legal Due Diligence Report, no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be adversely determined and, if adversely determined, would have a Material Adverse Effect have been started or (to the best of its knowledge or belief) formally threatened in writing against it or any of its Subsidiaries.

26.16	No breach of laws
It has not (and none of its Subsidiaries has) breached any law or regulation which breach would have a Material Adverse Effect.

26.17	Environmental laws
(a)
Each member of the Group is in compliance with Clause 29.3 (Environmental compliance) and no circumstances have occurred which would prevent such compliance in a manner or to an extent which would have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or is threatened against any member of the Group where that claim would have, if determined against that member of the Group, a Material Adverse Effect.

Ownership of assets

26.18	Legal and beneficial ownership
It and each of its Subsidiaries is the sole legal and beneficial owner of the shares over which it purports to grant Transaction Security (save in the case of NDS Asia Pacific Limited, NDS Marketing Israel Limited and Castup Israel Limited) and, so far as the Parent is aware, after due and careful enquiry, it and each of its Subsidiaries is the sole legal and beneficial owner of the material tangible assets over which it purports to grant Transaction Security (save to the extent any supranational authority has co-ownership rights over such material tangible assets).

26.19	Intellectual Property
(a)	It:

(i)
is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted if failure to have the same would have a Material Adverse Effect; and

(ii)
has taken all formal or procedural actions in the jurisdictions in which it operates (including payment of fees) required to maintain any Intellectual Property owned by it save to the extent failure to do so would not have a Material Adverse Effect.

(b)	There are no adverse circumstances relating to the validity, subsistence or use of any of its or its Subsidiaries' Intellectual Property which would have a Material Adverse Effect.

Provision of information - Group

26.20	Holding Companies
Except for Permitted Holding Company Activity, before Closing, the Company has not traded or incurred any liabilities or commitments (actual or contingent, present or future).

Miscellaneous

26.21	Centre of main interests and establishments
For the purposes of the Council of the European Union Regulation No. 1346/2000 in Insolvency Proceedings (the "Regulation"), it is not aware of any material reason to suggest that its centre of main interest (as that term is used in Article 3(1) of the Regulation) and "establishment" (as that term is used in Article 2(h) of the Regulation is not situated in its jurisdiction of incorporation.

26.22	Priority of ranking
Subject to the Reservations and Perfection Requirements, ranking is in the priority as expressed in the Transaction Security Documents and is not subject to any prior ranking or pari passu ranking Security other than Permitted Security.

26.23	Title to assets
It and each of its subsidiaries has good title to, or valid leases or licences of, and all appropriate authorisations to use, the assets necessary to carry on its business as presently conducted if failure to have the same would have a Material Adverse Effect.

26.24	Times when representations are made
(a)	The representations and warranties in this Clause 26 are made by each Original Obligor on the date of this Agreement by reference to the facts and circumstances existing on such date provided that:

(i)
the Repeating Representations shall be deemed to be repeated on the date of each Utilisation Request following the Certain Funds Period, on the first day of each Interest Period, on the date of this Agreement, on the date of each Utilisation and together with the representation and warranty set out in Clause 26.18 (Legal and beneficial ownership) on the date of the accession of each Additional Obligor in respect of itself only;

(ii)
the Certain Funds Representations shall be deemed to be repeated on Closing and on the date of each Utilisation Request during the Certain Funds Period and on the date of each Utilisation during the Certain Funds Period;

(iii)	the representations and warranties set out in Clause 26.11 (No misleading information) shall be deemed to be repeated:

(A)	by the Company:

(a)	on the date of the issue of the Information Memorandum; and

(b)
on the Syndication Date, subject to specific written disclosures made by the Company (if any) at least five Business Days prior to the Syndication Date (or, if the Arranger has not notified the Company of the intended Syndication Date ten Business Days' in advance, within five Business Days after receipt of such notice) against such representations which, if so made, shall qualify such representations; and

(B)
by the Parent on the date of its accession to the terms of this Agreement, subject to specific written disclosures made by the Company (if any) prior to the date of accession against such representations which, if so made, shall qualify such representations; and

(iv)	the representations and warranties set out in paragraph (b) of Clause 26.12 (Financial Statements) shall be deemed to be repeated on the date of delivery of the respective financial statements.

(b)
Each representation or warranty in this Clause 26 which is deemed to be made or repeated after the date of this Agreement shall be deemed to be made or repeated by reference to the facts and circumstances existing on the date it is so made or repeated.

(c)
For the avoidance of doubt the representations and warranties made in this Clause 26, other than in Clause 26.2 (Status) to Clause 26.5 (Power and authority), Clause 26.7 (Validity and admissibility in evidence), Clause 26.11 (No misleading information) and paragraph (b) of Clause 26.12 (Original Financial Statements) are also made in relation to the Group.

27.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 27 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 27:

"Annual Financial Statements" means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 27.1 (Financial statements).

"Monthly Financial Statements" means the financial statements delivered pursuant to paragraph (c) of Clause 27.1 (Financial statements).

"Quarterly Financial Statements" means the financial statements delivered pursuant to paragraph (b) of Clause 27.1 (Financial statements).

27.1	Financial statements
The Parent shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event:

(i)
within 120 days after the end of each of its Financial Years (save that the relevant period shall be 150 days for the first Financial Year after Closing) its audited consolidated financial statements for that Financial Year; and

(ii)
within any statutory time period allowed for the preparation thereof and only if requested by the Facility Agent, the financial statements (consolidated if appropriate) of each Borrower for that Financial Year (if available or required by law to be prepared);

(b)
within 45 days after the end of each Financial Quarter ending after Closing (save that the relevant period shall be 60 days for Financial Quarters ending on or before 30 June 2009 provided that the Parent will use reasonable efforts to deliver within 45 days) its consolidated financial statements for that Financial Quarter including (i) a commentary by the management; (ii) a comparison against the relevant Budget; and (iii) details of any One-off Costs, any items of Non-recurring Expenditure and Capital Expenditure funded by Cash Overfunding, in each case in that Financial Quarter; and

(c)
as soon as they are available, but in any event within 30 days after the end of each month ending after Closing (save that the relevant period shall be 45 days for months ending on or before 30 June 2009 provided that the Parent will use reasonable efforts to deliver within 30 days) its financial statements, on a consolidated basis for that month including a commentary by the management (to include cumulative management accounts for the Financial Year to date), provided that for periods ending on or before 30 June 2009, the financial statements delivered pursuant to paragraphs (b) and (c) above will reflect the current reporting practices of the Group).

27.2	Provision and contents of Compliance Certificate
(a)
Starting with the Financial Quarter ending 30 June 2009, the Parent shall supply a Compliance Certificate to the Facility Agent with each set of its audited consolidated Annual Financial Statements and each set of its consolidated Quarterly Financial Statements.

(b)
Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 28 (Financial Covenants) and explanations as to how the figures included were derived (provided that compliance with Clause 28.2(a) shall not be addressed in Compliance Certificates delivered before 30 September 2009) and prepayments to be made from Excess Cashflow under Clause 14.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) and the Margin computations set out in the definition "Margin" as at the date as at which those financial statements were drawn up and, in the case of a Compliance Certificate provided in respect of Annual Financial Statements, confirm compliance with the requirement for Guarantor Coverage in Clause 29.32 (Guarantors) and contain a list of the companies that are Material Companies.

(c)
Each Compliance Certificate shall be signed by the Chief Financial Officer or a director of the Parent and, if required to be delivered with the consolidated Annual Financial Statements of the Parent, shall be reported on by the Parent's Auditors on the proper extraction of the numbers used in the financial covenant calculations in such manner (if any) and on such conditions that the Auditors specify ((subject to the Facility Agent and/or each Lender agreeing an engagement letter with the Parent's Auditors) and unless one of the Big Four Accountants have adopted a general policy of not providing such reports).

27.3	Requirements as to financial statements
(a)
The Parent shall procure that each set of Annual Financial Statements, Quarterly Financial Statements and Monthly Financial Statements includes a balance sheet, profit and loss account and cashflow statement provided that in respect of any periods ending on or prior to 30 June 2009 this shall only be required if reflected in the reporting practices of the Group as of Closing. In addition the Parent shall procure that each set of the Parent's Annual Financial Statements shall be audited by the Auditors.

(b)	Each set of financial statements delivered by the Parent pursuant to Clause 27.1 (Financial statements) (other than under paragraph (a)(ii)):

(i)
shall be certified on behalf of the Parent by a director of the Parent or the Chief Financial Officer (in each case without personal liability) as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up;

(ii)
in the case of consolidated financial statements of the Group, shall be accompanied by a statement of the Parent comparing actual performance for the period to which the financial statements relate to:

(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(iii)
shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied, in the case of the Parent, in the preparation of the Base Case Model, unless, in relation to any set of financial statements, the Parent notifies the Facility Agent that there has been a change in the Accounting Principles, a change of the Accounting Principles to IFRS, the accounting practices or the financial reference periods and it delivers to the Facility Agent:

(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles, or accounting practices upon which the Base Case Model was prepared; and

(B)
sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 28 (Financial Covenants) has been complied with, to determine the Margin as set out in the definition of "Margin", to determine the amount of any prepayments to be made from Excess Cashflow under Clause 14.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) and to make an accurate comparison between the financial position indicated in those financial statements and the Budget.

(c)
If the Parent notifies the Facility Agent of a change in accordance with paragraph (b)(iii) above or a change of its Financial Year end then the Parent and the Facility Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms; and

(iii)	any amendments to the financial covenant levels set out in Clause 28 (Financial Covenants) to preserve the then applicable headroom,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

If no such agreement is reached within 30 days of that notification of change, the Facility Agent shall (if so requested by the Majority Lenders) instruct the Auditors of the Parent or independent accountants (approved by the Parent or, in the absence of such approval within 5 days of request by the Facility Agent of such approval, a firm with recognised expertise) to determine any amendment to Clause 28.2 (Financial condition), the Margin computations set out in the definition of "Margin", the amount of any prepayments to be made from Excess Cashflow under Clause 14.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) and any other terms of this Agreement which the Auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement. Those amendments shall take effect when so determined by the Auditors, or as the case may be, accountants. The cost and expense of the Auditors or accountants shall be for the account of the Parent.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model was prepared save to the extent amendments have been made in accordance with paragraph (c) above.

27.4	Budget
(a)
The Parent shall supply to the Facility Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 30 days after the start of each of its Financial Years (commencing with the Financial Year commencing 1 July 2009), an annual Budget for that Financial Year.

(b)	The Parent shall ensure that each Budget:

(i)
is in a form similar to the budget within the Base Case Model and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group for the Financial Year to which the Budget relates. The projections shall relate to the 12 month period comprising, and each month in, that Financial Year;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 27.1 (Financial statements); and

(iii)	has been approved by the board of directors of the Parent.

(c)
If the Parent updates or changes the Budget, it shall within not more than 10 days of the update or change being made deliver to the Facility Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget which shall then become the Budget for the relevant period for the purposes of this Agreement.

27.5	Presentations
Upon the Facility Agent's request (not to be made more than once in every Financial Year), at least two directors of the Parent (one of whom shall be the Chief Financial Officer) must give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

27.6	Year-end
The Parent shall notify the Facility Agent of a change of its Financial Year-end.

27.7	Information: miscellaneous
The Company shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)
at the same time as they are dispatched, copies of all documents dispatched by any Obligor (other than in the ordinary course of business) to its creditors generally (or any class of them) and all information required by law to be provided by the Parent to its shareholders generally;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings (including, without limitation, relating to the infringement of any Intellectual Property) which are current, threatened or pending against any member of the Group, and which would be reasonably likely to have a Material Adverse Effect;

(c)	promptly on request, such further information regarding the financial condition, assets and operations of the Group as any Finance Party, through the Facility Agent, may reasonably request; and

(d)
prior to Closing, the final version of the Structure Memorandum, the Funds Flow Statement and the constitutional documents of the Parent which constitutional documents may be amended or modified between the date of this Agreement and Closing with such amendments or modifications as do not materially and adversely affect the interests of the Lenders or which have been made with the consent of the Majority Lenders (acting reasonably).

27.8	Notification of default
The Company shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence. The Facility Agent may, where it has reasonable grounds for believing that a Default is continuing, request that the Company issue a certificate confirming that no Default is continuing or, where a Default is continuing, setting out the steps being taken to remedy that Default.

27.9	"Know your customer" checks
(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is customarily required by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Company shall, by not less than 10 Business Days' prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 32 (Changes to the Obligors).

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

27.10	ERISA
Each Obligor shall:

(a)
promptly upon a request by the Facility Agent or a Lender, deliver to the Facility Agent copies of Schedule B (Actuarial Information) to the Annual Report (IRS Form 5500 Series) with respect to each Employee Plan;

(b)
within ten Business Days after it or any ERISA Affiliate becomes aware that any ERISA Event has occurred or, in the case of any ERISA Event which requires advance notice under Section 4043(b)(3) of ERISA, will occur, deliver to the Facility Agent a statement signed by a director or other authorized signatory of an Obligor or ERISA Affiliate describing that ERISA Event and the action, if any, taken or proposed to be taken with respect to that ERISA Event;

(c)
within ten Business Days after receipt by it or any ERISA Affiliate or any administrator of an Employee Plan, deliver to the Facility Agent copies of each notice from the PBGC stating its intention to terminate any Employee Plan in a distress or involuntary termination or to have a trustee appointed to administer any Employee Plan; and

(d)
within ten Business Days after becoming aware of any event or circumstance which might constitute grounds for a distress or involuntary termination of (or the appointment of a trustee to administer) any Employee Plan or Multiemployer Plan, provide an explanation of that event or circumstance by a director of the Obligor or ERISA Affiliate affected by that event or circumstance.

28.	FINANCIAL COVENANTS

28.1	Financial definitions
In this Clause 28:

"Borrowings" means, at any time, the outstanding principal or capital amount of any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	acceptance credits (or dematerialised equivalents);

(c)
moneys raised under or pursuant to bonds (other than a performance bond or advance payment bond issued in respect of the obligations of any member of the Group incurred in the ordinary course of business), notes, debentures, loan stock or any similar instrument;

(d)	any finance or capital lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease but only to the extent of such treatment;

(e)	receivables sold or discounted (other than to the extent there is no recourse);

(f)
any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which would fall within one of the other paragraphs of this definition;

(g)
the acquisition cost of any asset where the deferred payment is arranged primarily as a method of raising finance and in circumstances where the due date for payment is more than 180 days after the expiry of the period customarily allowed by the relevant supplier (save where the payment deferral results from non or delayed satisfaction of contract terms by the supplier or from contract terms establishing payment schedules tied to total or partial contract completion and/or to the results of operational testing procedures);

(h)
the sale price of any asset to the extent paid by the person liable before the time of sale or delivery where such advance payment is arranged primarily as a method of raising finance unless such arrangements are entered into customarily by customers of the Group;

(i)	any amount raised under any other transaction which would be treated as borrowing in accordance with the Accounting Principles;

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in the paragraphs above; and

(k)	redeemable shares that are redeemable prior to the Termination Date for Facility C,

provided that indebtedness owed by one member of the Group to another member of the Group, any Company Subordinated Debt, any Parent Subordinated Debt and indebtedness under the Vendor Documents shall not be taken into account and excluding post employment benefit scheme liabilities and any other liabilities in respect of other provisions which are treated as borrowings under the Accounting Principles (including, without limitation, borrowings under derivative transactions) and any provisions in relation to earn outs to the extent these are not supported by a guarantee issued by a third party which has been counter-indemnified by a member of the Group.

"Capital Expenditure" means any expenditure or obligation in respect of expenditure which in accordance with the Accounting Principles is treated as capital expenditure (other than any Permitted Acquisition and any capital expenditure which is part of restructuring costs and only taking into account the actual cash payment made where assets are replaced and part of the purchase price is paid by way of part exchange).

"Cashflow Cover" means, in respect of any Relevant Period, the ratio of Consolidated Cashflow for that Relevant Period to Net Debt Service for that Relevant Period.

"Cash Overfunding" means an amount of $120,000,000 as reduced from time to time when designated by the Company to be Consolidated Cashflow.

"Consolidated Cashflow" means, in respect of any Relevant Period, Consolidated EBITDA for that Relevant Period:

(a)	plus the amount of any rebate, refund or credit in respect of any tax on profits, gains or income actually received in cash by any member of such Group during such period;

(b)	minus all Capital Expenditure actually paid by a member of the Group during the Relevant Period except to the extent was financed or refinanced from or funded from:

(i)	Retained Cash;

(ii)	any Permitted Financial Indebtedness;

(iii)	capital contributions received from landlords in relation to Real Property in respect of which a member of the Group is a tenant;

(iv)	Company New Equity or Company Subordinated Debt; or

(v)
the amount of Cash Overfunding up to an amount which, together with the aggregate amount of Cash Overfunding spent on Non-recurring Expenditure items paid in cash in accordance with paragraph (n) below, does not exceed $ 60,000,000 in aggregate during the life of the Facilities;

(c)
minus the aggregate of the consideration paid for or cost of any Permitted Acquisitions and the amount of any Joint Venture Investment made in cash during that period to the extent not included in Consolidated EBITDA and in each case except to the extent funded from Retained Cash, any Permitted Financial Indebtedness, Company New Equity or Company Subordinated Debt;

(d)
plus the amount of any loan which was made in respect of a Joint Venture Investment which is repaid in cash to a member of the Group and the amount of any royalty payments made by a Joint Venture Investment to a member of the Group;

(e)
minus all amounts of tax on profits, gains or income actually paid excluding tax accrued in the previous financial year that was deducted for the purpose of calculating Excess Cashflow in respect of that previous financial year (other than any such tax which is referable to any Financial Year ending on or before Closing and any tax which is netted off against any proceeds received by the Group in accordance with paragraph (b) of the definition of Net Proceeds) and minus the amount of any withholding tax withheld from any amount paid to any member of the Group which has been taken into account in calculating Consolidated EBITDA for such period;

(f)
plus any decrease in and minus any increase of Working Capital between the beginning and end of such Relevant Period, excluding in this calculation any movements in Working Capital (including inventory and deferred income) (either positive or negative) related to the BskyB one-off cards swap-out to the extent that it has an impact in the applicable Relevant Period;

(g)
to the extent not taken into account in any other paragraph in this definition minus all non-cash credits and release of provisions and plus all non-cash debits and other non-cash charges and provisions included in establishing Consolidated EBITDA for such period;

(h)
to the extent not taken into account in any other paragraph in this definition plus any positive and minus any negative one-off, non-recurring, extraordinary or exceptional items received or which are paid by any member of the Group in cash during such period (excluding the One-off Costs up to an amount of $60,000,000 in aggregate during the life of the Facilities) to the extent not already taken into account in calculating Consolidated EBITDA for such period or provided for in Acquisition Costs or funded from Retained Cash, any Permitted Financial Indebtedness, Company New Equity or Company Subordinated Debt (and where such items comprise consideration receivable by a member of the Group in connection with a Disposal, the gross consideration receivable shall be used in determining the amount to be added back);

(i)
to the extent included in Consolidated EBITDA or in any other paragraph of this definition, excluding the effect of all cash movements associated with the Acquisition, the Acquisition Costs and the costs of any share options of the Group existing on Closing;

(j)	plus any Company New Equity or Company Subordinated Debt provided in accordance with paragraph (e) of Clause 28.3 (Financial testing);

(k)
deducting any fees, cash or charges of a non-recurring nature related to any equity offering, investments, acquisitions, disposals or Permitted Financial Indebtedness (whether or not successful) except to the extent funded from Retained Cash or paid out of the proceeds raised on an equity or debt securities offering or other Permitted Financial Indebtedness;

(l)
deducting the amount of arm's length management, consulting, investor and advisory fees (other than in respect of any cash movements falling under paragraph (k) above) paid to any of the Investors to the extent not taken into account in Consolidated EBITDA and other than those funded from Retained Cash, any Permitted Financial Indebtedness, Company New Equity or Company Subordinated Debt;

(m)
deducting the amount of any dividends or other profit distributions paid in cash during such period to a third party (not being a member of the Group) which is a shareholder in a member of the Group and any amounts paid by any member of the Group under the Vendor Documents unless funded from amounts described in paragraphs (b) and (c) of the definition of Retained Cash;

(n)
plus the amount of the Cash Overfunding designated and applied by the Parent to a Financial Quarter during that Relevant Period equivalent to the amount of Non-recurring Expenditure paid in cash and incurred at such time up to an amount which, together with the aggregate amount of Cash Overfunding spent on Capital Expenditure in accordance with paragraph (b)(v) above, does not exceed $60,000,000 in aggregate during the life of the Facilities;

(o)	deducting other Permitted Payments made from the Group not included above unless funded out of Retained Cash; and

(p)	deducting the costs relating to the BskyB one-off cards swap-out paid in cash, including any royalties payable in relation thereto.

"Consolidated EBITDA" means, for any Relevant Period, the consolidated profits of the Group from ordinary activities:

(a)	before deducting Interest Payable, any other Interest for which any member of the Group is liable and any deemed finance charge in respect of any post-employment benefit scheme liabilities;

(b)	before deducting any amount of Tax on profits, gains or income paid or payable by any member of the Group;

(c)
after adding back (to the extent otherwise deducted) any amount attributable to any amortisation of intangible assets (including amortisation of any goodwill arising on any Permitted Acquisition or Acquisition Costs), any depreciation or impairment of tangible assets and any costs or provisions relating to any share option schemes of the Group existing at Closing;

(d)	after deducting (to the extent included) Interest Income and/or any other Interest accruing in favour of any member of the Group;

(e)
excluding any items (positive or negative) of a one-off, non-recurring, extraordinary, unusual or exceptional nature (including, without limitation, the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring, disposals, revaluations or impairment of non-current assets, disposals of assets associated with discontinued operations and the costs associated with any aborted Permitted Acquisition or aborted equity or debt securities offering);

(f)	excluding One-off Costs identified in the Base Case Model;

(g)	after adding back (to the extent otherwise deducted) the amount of management, consulting, investor and advisory fees paid to the Investors or Permira during such period;

(h)
after deducting (to the extent otherwise included) any gain over book value arising in favour of a member of the Group in the disposal of any asset (not being any disposals made in the ordinary course of trading) during such period and any gain arising on any revaluation of any asset during such period;

(i)
after adding back (to the extent otherwise deducted) any loss against book value incurred by a member of the Group on the disposal or write down of any asset (not being any disposal made in the ordinary course of trading) during such period and any loss arising on any revaluation of any asset during such period;

(j)	after adding back Acquisition Costs to the extent deducted;

(k)
after adding back (to the extent not otherwise included) the amount of any dividends or other profit distributions (net of withholding tax) received in cash by any member of the Group during such period from companies which are not members of the Group;

(l)
after adding back an amount equal to the amount of any reduction, or deducting an amount equal to the amount of any increase, in the consolidated income from operations of the Group as a result of a revaluation or recognition of assets and liabilities of members of the Group which would not have occurred but for the occurrence of the Acquisition, in each case during such period;

(m)
after adding (to the extent not already included) the realised gains or deducting (to the extent not otherwise deducted) the realised losses arising at maturity or on termination of forward foreign exchange and other currency hedging contracts entered into with respect to the operational cashflows of the Group (but taking no account of any unrealised gains or loss on any hedging or other derivative instrument whatsoever);

(n)
after adding back (to the extent otherwise deducted) any fees, costs or charges of a non-recurring nature related to any equity or debt offering, compensation payments to departing management, investments (including any Joint Venture Investment), acquisitions or Permitted Financial Indebtedness (whether or not successful);

(o)	after adding back (to the extend otherwise deducted) any costs or provisions relating to any share option or management equity incentive schemes of the Group;

(p)	after adding the proceeds of any business interruption or similar insurance;

(q)
after deducting the amount of profit of any entity (which is not a member of the Group) in which any member of the Group has an ownership interest to the extent that the amount of such profit included in the accounts of the Group exceeds the amount (net of any applicable withholding tax) received in cash by members of the Group through distributions by that entity;

(r)	after deducting the amount of deferred revenue security fees released through the profit and loss account related to the one-off cards swap-out of BskyB;

(s)	after adding back the cost of the BskyB one-off cards swap-out and any related royalties payable in relation thereto; and

(t)	after adding back any profits or after deducting any losses resulting from extraordinary adjustments in the deferred revenues accounting estimates.

"Consolidated Net Finance Charges" means, for any Relevant Period, the amount of Interest Payable during that period less Interest Income during that period.

"Consolidated Total Net Debt" means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings but:

(a)	including, in the case of finance leases, only the capitalised value thereof;

(b)	deducting the aggregate amount of available Cash and Cash Equivalent Investments held by any member of the Group;

(c)	deducting the amount of Working Capital relating to the BskyB one-off cards swap-out to the extent that it has an impact in the applicable Relevant Period;

(d)	adding back Trapped Cash; and

(e)	adding back the amount of Cash Overfunding up to an amount of $60,000,000 less any amounts utilised at such time to fund One-off Costs,

and so that no amount shall be included or excluded more than once.

"Current Assets" means the aggregate of trade receivables and other current assets (but excluding Cash and Cash Equivalent Investments) maturing within twelve months from the date of computation and excluding:

(a)	receivables in relation to tax rebates or credits on profits;

(b)	one-off non-recurring items, extraordinary items, exceptional items and other non-operating items;

(c)	insurance claims; and

(d)	any accrued Interest owing to any member of the Group.

"Current Liabilities" means the aggregate of all liabilities (including trade creditors and other current liabilities and accrued expenses) falling due within twelve months from the date of computation but excluding:

(a)	liabilities for Borrowings and Interest;

(b)	liabilities for Tax on profits;

(c)	one-off non-recurring items, extraordinary items, exceptional items and other non-operating items;

(d)	insurance claims; and

(e)	liabilities in relation to dividends declared but not paid by the Company.

"Debt Cover" means, in respect of any Relevant Period, the ratio of Consolidated Total Net Debt on the last day of that Relevant Period to Consolidated EBITDA for that Relevant Period.

"Excess Cashflow" means for any Financial Year of the Parent, Consolidated Cashflow for that period less:

(a)	Net Debt Service;

(b)
to the extent that the Net Proceeds giving rise to the relevant mandatory prepayment have been included in calculating Consolidated Cashflow (and not deducted under paragraph (e) below), mandatory prepayments falling due (other than in respect of Excess Cashflow calculated for the immediately preceding Financial Year) during such period;

(c)	mandatory prepayments made as a result of illegality, market disruption or as a result of a Lender requesting a tax gross-up, tax indemnity payment or payment of increased costs;

(d)	to the extent included in Consolidated Cashflow, any amount received by way of Company New Equity or by way of Company Subordinated Debt;

(e)	the amount of Net Proceeds received by the Group which are permitted to be retained by the Group to the extent included in Consolidated Cashflow;

(f)	the amount of any IPO Proceeds received by the Group which are permitted to be retained by the Group to the extent included in Consolidated Cashflow;

(g)	Acquisition Costs (to the extent included in Consolidated Cashflow), in each case not funded by Borrowings;

(h)
to the extent not already deducted from Consolidated Cashflow, any payments falling under paragraphs (b), (d) and (f) (to the extent of payments to persons who are not members of the Group) and (h) of the definition of Permitted Payment;

(i)	tax accrued during such Financial Year but not paid but, in the case of the first Financial Year, only to the extent exceeding tax paid;

(j)	any increase in Trapped Cash between the first day of the Relevant Period and the last day of the Relevant Period;

(k)	any payment to fund the purchase of management equity or other compensation to existing management;

(l)	for the period 1 January 2009 to 30 June 2009, any positive (inflow) change in Working Capital;

(m)	any Capital Expenditure which has been during that Financial Year contractually committed by any member of the Group to be spent in a subsequent Financial Year; and

(n)	an amount of $10,000,000 (or its equivalent) as de minimis amount.

"Financial Quarter" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

"Financial Year" means the annual accounting period of the Group ending on or about 30 June in each year.

"Interest" means interest received and interest and amounts in the nature of interest paid in respect of any Borrowings including, without limitation:

(a)	the interest element of finance leases;

(b)	discount and acceptance fees and costs payable (or deducted) in respect of any Borrowings;

(c)
fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Borrowings and is issued by a third party on behalf of a member of the Group and accrues after Closing;

(d)	repayment and prepayment premiums payable or incurred in repaying or prepaying any Borrowings; and

(e)	commitment, utilisation and non-utilisation fees payable or incurred or accrued after Closing in respect of Borrowings.

"Interest Cover" means, in respect of any Relevant Period, the ratio of Consolidated EBITDA for that Relevant Period to Consolidated Net Finance Charges for that Relevant Period.

"Interest Income" means, for the Relevant Period, the amount of Interest accrued (whether or not received) due to members of the Group during such period.

"Interest Payable" means for the Relevant Period, the aggregate of Interest accrued (whether or not paid or capitalised) in respect of any Borrowings of any member of the Group during that Relevant Period but:

(a)	excluding any amortisation of fees, costs and expenses incurred in connection with the raising of any Borrowings; and

(b)	excluding any capitalised Interest, the amount of any discount amortised and other non-cash interest charges during the Relevant Period,

and calculated on the basis that:

(i)
the amount of Interest accrued will be increased by an amount equal to any amount payable by members of the Group under hedging agreements in respect of Interest in relation to that Relevant Period; and

(ii)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to members of the Group under hedging agreements in respect of Interest in relation to that Relevant Period.

"Net Debt Service" means, in respect of any Relevant Period, the aggregate of:

(a)	Consolidated Net Finance Charges;

(b)
the aggregate of all scheduled payments of principal of any Borrowings (and, in the case of the Facilities and the Mezzanine Facility as adjusted as the result of any voluntary or mandatory prepayments) falling due for payment but excluding any amounts falling due under any overdraft or Revolving Facility (including, without limitation, any Ancillary Facility, Fronted Ancillary Facility or Fronting Ancillary Commitments) which were available for simultaneous redrawing according to the terms of such facility but for any voluntary cancellation; and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable under any finance lease or capital lease entered into by any member of the Group,

and so that no amount shall be included more than once.

"Non-recurring Expenditure" means the aggregate of the following:

(a)	the costs relating to any one-off cards swap out or free cards paid in cash and in relation to BskyB, Direct TV, Direct TV LA, Sky Mexico, Sky Italia and Sky Brazil contracts;

(b)
the costs (including but not limited to legal expenses and penalty, security or settlement payments) relating to the Echostar litigation (as that litigation is described in the Legal Due Diligence Report and the Echostar Report);

(c)
the cash outflow related to the accruals on the balance sheet of any member of the Group as at the last day of the most recent Financial Quarter ending prior to Closing relating to the Yeda and Gemstar litigations;

(d)	the cash impact of a reduction in the Newton 60 day payment period referred to in the Base Case Model and the Financial and Tax Report;

(e)	the cash outflow related to the release of deferred tax liabilities existing at Closing; and

(f)	any other non-recurring costs and expenses.

"One-off Costs" means the aggregate of the following:

(a)	any deficit in defined benefit pension plans required to be settled as a result of the Transaction;

(b)	at any time, the cost and taxes (whether withholding tax or any other form of tax) in order to extract Cash existing as at Closing from Israel;

(c)	any costs related to the settlement of the Yeda dispute (as that dispute is described in the Legal Due Diligence Report), but excluding recurring royalty costs;

(d)	any earn-out and management bonuses, in each case payable in respect of past acquisitions; and

(e)	any one-off costs (payable either to Gemstar or customers) in respect of Gemstar settlements but excluding recurring royalty payments.

"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December.

"Relevant Period" means (other than as set out in paragraph (d) of Clause 28.3 (Financial testing) each period of twelve months ending on the last day of the Parent's Financial Year and each period of twelve months ending on the last day of each Financial Quarter of the Parent's Financial Year.

"Retained Cash" means the aggregate of:

(a)	Net Proceeds permitted to be retained and not required to be immediately prepaid or reinvested in the business of the Group;

(b)
Excess Cashflow arising from a previous Financial Year which the Company is not obliged to prepay (including any Unused Amount and any de minimis amount which has been permitted to be deducted in calculating that Excess Cashflow in a previous Financial Year); and

(c)	any IPO Proceeds permitted to be retained (including from any IPO of the Non-Core Business); and

(d)	any Net Proceeds permitted to be retained from any disposal of assets of the Non-Core Business,

in each case to the extent not already taken into account in any other paragraph of the relevant definition or otherwise applied in any manner permitted by the Finance Documents.

"Senior Consolidated Total Net Debt" means, at any time, the Consolidated Total Net Debt after deducting that part of the Consolidated Total Net Debt attributable to the Mezzanine Facility.

"Senior Debt Cover" means, in respect of any Relevant Period, the ratio of Senior Consolidated Total Net Debt on the last day of that Relevant Period to the Consolidated EBITDA for that Relevant Period.

"Trapped Cash" means 20 per cent. of the cash balances held in members of the Group incorporated in Israel as at the relevant date provided that such percentage may be reduced and/or increased if the Parent delivers to the Facility Agent a certificate confirming that it is feasible and/or necessary, based upon advice from its professional advisers, to extract cash from Israel at such lower or higher percentage cost.

"Unused Amount" has the meaning given that term in Clause 28.2 (Financial condition).

"Working Capital" means on any date Current Assets less Current Liabilities.

28.2	Financial condition
The Parent shall ensure that:

(a)	Cashflow Cover: Cashflow Cover in respect of any Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite that Relevant Period.

Column 1 Relevant Period	Column 2 Ratio

Relevant Period expiring 30 September 2009	1:1

Relevant Period expiring 31 December 2009	1:1

Relevant Period expiring 31 March 2010	1:1

Relevant Period expiring 30 June 2010	1:1

Relevant Period expiring 30 September 2010	1:1

Relevant Period expiring 31 December 2010	1:1

Relevant Period expiring 31 March 2011	1:1

Relevant Period expiring 30 June 2011	1:1

Relevant Period expiring 30 September 2011	1:1

Relevant Period expiring 31 December 2011	1:1

Relevant Period expiring 31 March 2012	1:1

Relevant Period expiring 30 June 2012	1:1

Relevant Period expiring 30 September 2012	1:1

Relevant Period expiring 31 December 2012	1:1

Relevant Period expiring 31 March 2013	1:1

Relevant Period expiring 30 June 2013	1:1

Relevant Period expiring 30 September 2013	1:1

Relevant Period expiring 31 December 2013	1:1

Relevant Period expiring 31 March 2014	1:1

Relevant Period expiring 30 June 2014	1:1

Relevant Period expiring 30 September 2014	1:1

Relevant Period expiring 31 December 2014	1:1

Relevant Period expiring 31 March 2015	1:1

Relevant Period expiring 30 June 2015	1:1

Relevant Period expiring 30 September 2015	1:1

Relevant Period expiring 31 December 2015	1:1

(b)	Interest Cover: Interest Cover in respect of any Relevant Period specified in column 1 below shall be or shall exceed the ratio set out in column 2 below opposite that Relevant Period.

Column 1 Relevant Period	Column 2 Ratio

Relevant Period expiring 30 June 2009	1.45:1
Relevant Period expiring 30 September 2009	1.60:1
Relevant Period expiring 31 December 2009	1.65:1
Relevant Period expiring 31 March 2010	1.70:1
Relevant Period expiring 30 June 2010	1.70:1
Relevant Period expiring 30 September 2010	1.85:1
Relevant Period expiring 31 December 2010	1.90:1
Relevant Period expiring 31 March 2011	1.95:1
Relevant Period expiring 30 June 2011	2.00:1
Relevant Period expiring 30 September 2011	2.15:1
Relevant Period expiring 31 December 2011	2.20:1
Relevant Period expiring 31 March 2012	2.25:1
Relevant Period expiring 30 June 2012	2.30:1
Relevant Period expiring 30 September 2012	2.30:1
Relevant Period expiring 31 December 2012	2.40:1
Relevant Period expiring 31 March 2013	2.45:1
Relevant Period expiring 30 June 2013	2.55:1
Relevant Period expiring 30 September 2013	2.65:1
Relevant Period expiring 31 December 2013	2.75:1
Relevant Period expiring 31 March 2014	2.80:1
Relevant Period expiring 30 June 2014	2.90:1
Relevant Period expiring 30 September 2014	3.00:1
Relevant Period expiring 31 December 2014	3.00:1
Relevant Period expiring 31 March 2015	3.00:1
Relevant Period expiring 30 June 2015	3.00:1
Relevant Period expiring 30 September 2015	3.00:1
Relevant Period expiring 31 December 2015	3.00:1

(c)	Debt Cover: Debt Cover in respect of any Relevant Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Relevant Period.

Column 1 Relevant Period	Column 2 Ratio

Relevant Period expiring 30 June 2009	6.85:1
Relevant Period expiring 30 September 2009	6.70:1
Relevant Period expiring 31 December 2009	6.25:1
Relevant Period expiring 31 March 2010	6.00:1
Relevant Period expiring 30 June 2010	5.95:1
Relevant Period expiring 30 September 2010	5.30:1
Relevant Period expiring 31 December 2010	5.15:1
Relevant Period expiring 31 March 2011	4.95:1
Relevant Period expiring 30 June 2011	4.80:1
Relevant Period expiring 30 September 2011	4.40:1
Relevant Period expiring 31 December 2011	4.35:1
Relevant Period expiring 31 March 2012	4.15:1
Relevant Period expiring 30 June 2012	3.95:1
Relevant Period expiring 30 September 2012	3.55:1
Relevant Period expiring 31 December 2012	3.40:1
Relevant Period expiring 31 March 2013	3.20:1
Relevant Period expiring 30 June 2013	3.00:1
Relevant Period expiring 30 September 2013	3.00:1
Relevant Period expiring 31 December 2013	3.00:1
Relevant Period expiring 31 March 2014	3.00:1
Relevant Period expiring 30 June 2014	3.00:1
Relevant Period expiring 30 September 2014	3.00:1
Relevant Period expiring 31 December 2014	3.00:1
Relevant Period expiring 31 March 2015	3.00:1
Relevant Period expiring 30 June 2015	3.00:1
Relevant Period expiring 30 September 2015	3.00:1
Relevant Period expiring 31 December 2015	3.00:1

(d)
Capital Expenditure: The aggregate Capital Expenditure (other than Capital Expenditure funded from Retained Cash, Company New Equity or Company Subordinated Debt) of the Group in respect of each Financial Year of the Parent specified in column 1 below shall not exceed the amount set out in column 2 below opposite that Financial Year.

Column 1 Financial Year Ending	Column 2 Maximum Capital Expenditure

30 June 2009	$31,000,000
30 June 2010	$37,000,000
30 June 2011	$36,500,000
30 June 2012	$41,500,000
30 June 2013	$46,000,000
30 June 2014	$51,500,000
30 June 2015	$57,500,000
30 June 2016	$64,000,000

If in any Financial Year (the "Original Financial Year") the amount of the Capital Expenditure spent is less than the maximum amount permitted to be spent for that Original Financial Year (the difference being referred to below as the "Unused Amount"), then the maximum expenditure set out in column 2 above for the immediately following Financial Year (the "Carry Forward Year") shall be increased by an amount equal to 50 per cent. of the Unused Amount.

In any Carry Forward Year, the original amount specified in column 2 above shall be treated as having been incurred after any Unused Amount carried forward into such Carry Forward Year.

Up to 25 per cent. of permitted Capital Expenditure from the next Financial Year may be carried back to such Financial Year with a corresponding reduction for the next following Financial Year.

If the Group makes a Permitted Acquisition which:

(i)	increases Consolidated EBITDA,

then the amount of the maximum Capital Expenditure permitted above shall be increased by an amount equal to 120 per cent. of the Capital Expenditure budgeted for the entities acquired pursuant to the Permitted Acquisition.

28.3	Financial testing
(a)
Subject to paragraphs (c) and (d) below, the financial covenants set out in Clause 28.2 (Financial condition) shall be calculated in accordance with the Accounting Principles (as applied in the Base Case Model except as changed in accordance with this Agreement) and tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 27.2 (Provision and contents of Compliance Certificate). No item shall be taken into account more than once in any calculation.

(b)
In respect of any Relevant Period, the exchange rate used in relation to Consolidated Total Net Debt shall be the exchange rate used in respect of the Term Facilities for the euro/dollar hedge entered into by the Company on or before Closing to the extent hedged. The effect of all unrealised currency exchange gains and losses shall be excluded.

(c)	For each of the Relevant Periods ending on a date which is less than 12 months after Closing:

(i)
for the purpose of Cashflow Cover, Consolidated Cashflow and Net Debt Service shall be calculated on an actual basis for the period from the first day of the first Financial Quarter falling after Closing to the relevant test date;

(ii)	for the purposes of Interest Cover only, Consolidated Net Finance Charges for the complete Financial Quarters which have elapsed since Closing shall be annualised; and

(iii)	for all other purposes, all items shall be calculated on an actual basis over the previous 12 month period.

(d)	For the purpose of calculation of any financial covenant ratio (other than in relation to Excess Cashflow) (the "Acquisition and Disposal Adjustment"):

(i)	there shall be included in determining Consolidated EBITDA and Consolidated Cashflow for any Relevant Period (including the portion thereof occurring prior to the relevant acquisition):

(A)
the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) and cashflow (calculated on the same basis as Consolidated Cashflow, mutatis mutandis) for the period of any person, property, business or material fixed asset acquired and not subsequently sold, transferred or otherwise disposed of by any member of the Group during such period (each such person, property, business or asset acquired and not subsequently disposed of an "Acquired Entity or Business"); and

(B)
if material (unless, in relation to any material adjustment which could be made as a result of net cost savings, the Parent elects not to include such net cost savings in the determination of Consolidated EBITDA), an adjustment in respect of each Acquired Entity or Business acquired during such period equal to the amount of the Pro Forma Adjustment (as defined in paragraph (v) below) with respect to such Acquired Entity or Business for such period; and

(ii)
there shall be excluded in determining Consolidated EBITDA and Consolidated Cashflow for any period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) and cashflow (calculated on the same basis as Consolidated Cashflow, mutatis mutandis) of any person, property, business or material fixed asset sold, transferred or otherwise disposed of by any member of the Group during such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion) (each such person, property, business or asset so sold or disposed of, a "Sold Entity or Business");

(iii)	Consolidated Net Finance Charges and Net Debt Service will be adjusted to reflect the assumption or repayment of debt relating to any Acquired Entity or Business or Sold Entity or Business;

(iv)	Capital Expenditure will be adjusted to reflect the Capital Expenditure relating to any Acquired Entity or Business or Sold Entity or Business; and

(v)
for the purposes of this Clause 28.3 "Pro Forma Adjustment" shall mean, for any Relevant Period that includes any of the four Financial Quarters first following the acquisition of or investment in an Acquired Entity or Business, with respect to the Consolidated EBITDA and Consolidated Cashflow of that Acquired Entity or Business, the pro forma increase or decrease in such Consolidated EBITDA and Consolidated Cashflow projected by the Parent in good faith as a result of reasonably identifiable and supportable net cost savings or additional net costs, as the case may be, realisable during such period by combining the operations of such Acquired Entity or Business with the operations of the Parent and its Subsidiaries, which, if above $10,000,000 has been verified by one of the Big Four Accountants, provided that so long as such net cost savings or additional net costs will be realisable at any time during such period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Consolidated EBITDA and Consolidated Cashflow, that such net cost savings or additional net costs will be realisable during such period and, provided further that any such pro forma increase or decrease to such Consolidated EBITDA and Consolidated Cashflow shall be without duplication for net cost savings or additional net costs actually realised during such period and already included in such Consolidated EBITDA and Consolidated Cashflow.

(e)
In the event of a breach of Clause 28.2(a) (Cashflow Cover), Clause 28.2(b) (Interest Cover) or Clause 28.2(c) (Debt Cover) and no later than 15 Business Days after the date on which the relevant Compliance Certificate is required to be delivered (the "Equity Cure Period") and provided that such Compliance Certificate is accompanied by a notice of intent to cure, signed by the chief financial officer or a director of the Parent and outlining, in reasonable detail, the steps being taken to remedy the breach (a "Cure Notice"), if the Company receives (directly or indirectly) the cash proceeds of Company New Equity or Company Subordinated Debt and applies the same in prepayment of the Facilities in accordance with Clause 14.3 (Application of mandatory prepayments), then such financial covenants shall be recalculated as at the relevant test date for that Relevant Period and calculated for the Relevant Periods ending on each of the three subsequent Quarter Dates giving effect to the following pro forma adjustments:

(i)
Consolidated Cashflow for the last quarter of the Relevant Period shall be increased solely for the purpose of measuring the financial covenant set out in Clause 28.2(a) above and not for any other purpose, by an amount equal to the amount of Company New Equity and/or Company Subordinated Debt;

(ii)
Consolidated Total Net Debt under this Agreement shall be decreased for the purpose of measuring the financial covenant set out in Clause 28.2(c) above by an amount equal to the Company New Equity and/or Company Subordinated Debt; and

(iii)
Consolidated Total Net Debt shall be deemed to have been decreased at the beginning of that Relevant Period as if there was a voluntary prepayment by an amount equal to the Company New Equity and/or Company Subordinated Debt and Consolidated Net Finance Charges for that Relevant Period recalculated assuming such a prepayment solely for the purpose of measuring the financial covenant set out in Clause 28.2(b) above.

If, after giving effect to the foregoing recalculations, the Company shall then be in compliance with the requirements of all financial covenants the Company shall be deemed to have satisfied the requirements of such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants which had occurred shall be deemed cured for all purposes of the Finance Documents.

During the Equity Cure Period, if a Cure Notice was delivered, a Default (but not an Event of Default) shall be deemed to be continuing unless and until the cash proceeds of such Company New Equity or Company Subordinated Debt is applied in accordance with this Clause.

The above equity cure right may be exercised no more than four times over the life of the Facilities, and may not be used in consecutive Financial Quarters.

29.	GENERAL UNDERTAKINGS

The undertakings in this Clause 29 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

29.1	Authorisations
Subject to the Reservations and the Perfection Requirements, each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any applicable law to:

(a)	enable it to perform its obligations under the Finance Documents and Scheme Documents;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or, where failure to do so would have a Material Adverse Effect, Scheme Document; and

(c)	carry on its business, where failure to do so has a Material Adverse Effect.

29.2	Compliance with laws
Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all respects with all laws to which it is subject including the Foreign Corrupt Practices Act (15 USC §§78dd-1 et seq.), if applicable, if failure so to comply would have a Material Adverse Effect.

29.3	Environmental compliance
Each Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so would have a Material Adverse Effect.

29.4	Taxation
Each Obligor shall (and the Company shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed or, if later, before incurring material penalties unless and only to the extent that:

(a)	such payment is being contested in good faith and in accordance with any relevant procedures;

(b)
adequate reserves are being maintained in accordance with the Accounting Principles for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements (or where incurred subsequently will be disclosed in the next financial statements) delivered to the Facility Agent under Clause 27.1 (Financial statements) (if required to be disclosed under the Accounting Principles); and

(c)	such payment can be withheld without incurring material penalties and failure to pay those Taxes does not have a Material Adverse Effect.

Restrictions on business focus

29.5	Merger
No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

29.6	Change of business
The Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Group at the date of this Agreement.

29.7	Acquisitions
(a)
Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them).

(b)
Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Acquisition.

29.8	Joint ventures
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will):

(i)
enter into, invest in or acquire (or agree to invest in or acquire, unless such agreement is subject to Majority Lender approval) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)
transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing, unless such agreement is subject to Majority Lender approval).

(b)
Paragraph (a) above does not apply to any acquisition (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Joint Venture.

29.9	Holding Companies
Notwithstanding any other provision of this Agreement, the Parent shall not trade, carry on any business, own any assets or incur any liabilities except for:

(a)	a Permitted Holding Company Activity (subject to the proviso in such definition); and

(b)
(for the avoidance of doubt) any activity specifically permitted for the Parent under the definitions of Permitted Acquisition, Permitted Disposal, Permitted Financial Indebtedness, Permitted Guarantee, Permitted Loan, Permitted Payment, Permitted Security, Permitted Share Issue or Permitted Transaction.

29.10	Centre of main interests and establishments
No Obligor whose jurisdiction of incorporation is in a member state of the European Union shall deliberately change its "centre of main interests" (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the "Regulation")) in a manner which would materially and adversely affect the interests of the Lenders as a whole.

Restrictions on dealing with assets and Security

29.11	Pari passu ranking
Each Obligor shall ensure that at all times any claims of a Finance Party or Hedge Counterparty against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

29.12	Negative pledge
In this Clause 29.12, "Quasi-Security" means a transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)
sell, transfer or otherwise dispose to any person who is not a member of the Group of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or by any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables to any person who is not a member of the Group on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is Permitted Security.

29.13	Disposals
(a)
Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.

29.14	Preservation of assets
The Group shall preserve sufficient title to, or valid leases or licences of, and all appropriate authorisations to use, the assets necessary to carry on the business of the Group as it is presently conducted where failure to do so would have a Material Adverse Effect.

29.15	Arm's length basis
(a)
Except as permitted by paragraph (b) below, no Obligor shall (and the Company shall ensure no member of the Group will) enter into any material transaction with any Investor, their Affiliates (other than a member of the Group) or any person not being a member of the Group except on arm's length terms or better.

(b)	The following transactions shall not be a breach of this Clause 29.15:

(i)	intra-Group loans permitted under Clause 29.16 (Loans or credit);

(ii)
fees, costs and expenses payable under the Transaction Documents delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Facility Agent or as set out in the Funds Flow Statement; and

(iii)	any Permitted Transactions.

Restrictions on movement of cash - cash out

29.16	Loans or credit
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan;

(ii)	a Permitted Payment; or

(iii)	a Permitted Guarantee.

29.17	No Guarantees or indemnities
(a)
Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

29.18	Dividends and share redemption
(a)	Except as permitted under paragraph (b) below, the Company shall ensure that no member of the Group (other than the Parent) will:

(i)
declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of the Parent or any of the shareholders of the Parent; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Payment; or

(ii)	a Permitted Transaction.

29.19	Subordinated Debt
(a)	Except as permitted under paragraph (b) below, the Company shall ensure that no member of the Group (other than the Parent), will:

(i)	repay or prepay any principal amount (or capitalised interest) outstanding under the Mezzanine Facility, the Vendor Documents, the Company Subordinated Debt or the Parent Subordinated Debt;

(ii)	pay any interest or any other amounts payable in connection with the Mezzanine Facility, the Vendor Documents, the Company Subordinated Debt or the Parent Subordinated Debt;

(iii)
purchase, redeem, defease or discharge, exchange or enter into any sub-participation arrangements in respect of any amount outstanding with respect to the Mezzanine Facility, the Vendor Documents, or the Company Subordinated Debt or the Parent Subordinated Debt; or

(iv)	make any other payment (whether directly or indirectly) to the Parent or to an Investor (or any entity through which that Investor holds its interest in the Parent).

(b)	Paragraph (a) does not apply to a payment, repayment, prepayment, purchase, redemption, defeasance or discharge which is:

(i)	a Permitted Payment; or

(ii)	a Permitted Transaction.

Restrictions on movement of cash - cash in

29.20	Financial Indebtedness
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

29.21	Share capital
No Obligor shall (and the Company shall ensure no member of the Group will) issue any shares except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.

Miscellaneous

29.22	Insurance
(a)
Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those material risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

29.23	Pensions
The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of its employees are funded to the extent required by applicable local law and regulations where failure to do so would have a Material Adverse Effect.

29.24	Access
While an Event of Default is continuing, upon reasonable notice being given by the Facility Agent and after consultation with the Company, each Obligor will procure that any one or more representatives of the Facility Agent and/or the Security Agent and/or accountants or other professional advisers appointed by the Facility Agent and/or the Security Agent are allowed access during normal business hours (at the cost of the Company) to the premises, books and accounts of each member of the Group provided that all information obtained as a result of such access shall be subject to the confidentiality restrictions set out in this Agreement.

29.25	Intellectual Property
Each Obligor shall (and the Company shall procure that each member of the Group will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant member of the Group;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)
not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where, in each case, failure to do so would have a Material Adverse Effect.

29.26	Amendments
No Obligor shall (and the Company shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate the share transfer provisions in the constitutional documents of any member of the Group whose shares are pledged under the Transaction Security Documents except in each case in writing in a way which would not materially and adversely affect the interests of the Lenders taken as a whole.

29.27	Financial assistance
Each Obligor shall (and the Company shall procure that each member of the Group will), where applicable, comply in all respects with Sections 151 to 158 of the United Kingdom Companies Act 1985 and any equivalent legislation in other jurisdictions including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

29.28	Treasury Transactions
(a)	No Obligor shall (and the Company will procure that no members of the Group will) enter into any Treasury Transaction, other than:

(i)	the hedging transactions contemplated by the Hedging Letter and documented by the Hedging Agreements;

(ii)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes;

(iii)	any Treasury Transaction that the Group elects to enter into in respect of the euro denominated portions of the Facilities and/or euro denominated portions of the Mezzanine Facility; and

(iv)
any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes.

(b)
The Company shall ensure that all currency and interest rate hedging arrangements contemplated by the Hedging Letter are implemented in accordance with the terms of the Hedging Letter and that such arrangements are not terminated, varied or cancelled without the consent of the Facility Agent (acting on the instructions of the Majority Lenders), save (in the case of arrangements documented by the Hedging Agreements) as permitted by the Intercreditor Agreement.

29.29	Cash Management
(a)
After the Clean-Up Date in respect of the Acquisition, and subject to paragraph (b) below, each Obligor will use reasonable endeavours to ensure that it shall not, and none of its Subsidiaries will, at any time, hold cash in excess of $30,000,000 (or its equivalent) in aggregate among all Obligors with any bank which is not an Approved Bank for more than 3 months.

(b)	No Obligor shall be obliged at any time to procure that any Subsidiary transfers any cash under paragraph (a):

(i)
at a time when to do so would cause the Obligor or the Subsidiary (despite that person using all reasonable endeavours to avoid the relevant Tax liability) to incur a material Tax liability or to otherwise incur any material cost or expense;

(ii)	if (despite that person using all reasonable efforts to avoid the breach or result) to do so would breach:

(A)	any applicable law or agreement or result in personal liability for the Obligor or the Subsidiary or any of such person's directors or management; or

(B)	any directors or fiduciary duties or any regulatory requirements applicable to or agreement binding on the Obligor or the Subsidiary;

(iii)	if it involves a Subsidiary in which there is a minority interest; or

(iv)	if it involves an amount which is less than $1,000,000 (or its equivalent) for each such Subsidiary.

29.30	Information
Each Obligor shall (and the Company shall procure that each member of the Group will) ensure that any other information provided to the Finance Parties (other than as contained in the Information Memorandum and the Reports) is (to the best of its knowledge and belief having made due and careful enquiries) true and accurate in all material respects as at the time such information was provided.

29.31	Auditors
No Obligor will change its (and the Parent will not change the Group's) auditors save to any one of the Big Four Accountants.

29.32	Guarantors
The Company shall ensure that any member of the Group which is a Material Company shall, subject to the Security Principles, become an Additional Guarantor within 20 Business Days of delivery of the Compliance Certificate for the Annual Financial Statements or 20 Business Days of its acquisition, as the case may be in accordance with the terms hereof provided that there will be a grace period of 30 Business Days where such Material Company is incorporated in a jurisdiction in which no existing Obligor is incorporated.

The Company shall ensure that:

(i)	on the date falling 90 days after Closing; and

(ii)	as at the end of each Financial Year (beginning with the Financial Year ended 30 June 2009),

the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) and Gross Assets (as applicable) of the Guarantors (taking each entity on an unconsolidated basis and excluding all intra-group items) is no less than 80 per cent. of the Consolidated EBITDA and Gross Assets (as applicable) of the Group (the "Guarantor Coverage").

For the purposes of paragraph (i) above, Guarantor Coverage shall be determined by reference to (for the first test) the consolidated annual accounts of the Group for the financial year ending 30 June 2008 and (for each test thereafter) the most recent Annual Financial Statements (or other financial statements agreed between the Company and the Facility Agent).

(b)
The earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) and Gross Assets (as applicable) of each of Orbis and Jungo and their respective Subsidiaries shall not be included in the Consolidated EBITDA and Gross Assets (as applicable) of the Group for the calculation of the Guarantor Coverage.

(c)	In respect of Orbis or Jungo or any of their respective Subsidiaries, if on the date falling 24 Months after Closing:

(i)	it is still a wholly-owned member of the Group; and

(ii)
according to the Group's most recent Annual Financial Statements, it has EBITDA and/or Gross Assets on an unconsolidated basis representing 10 per cent. or more of the Consolidated EBITDA or Gross Assets (as applicable) of the Group, it shall accede as a Guarantor and security over its shares shall be granted in favour of the Lenders (but it shall not be required to grant Security itself) provided that if the Company delivers a certificate to the Facility Agent no later than 3 Business Day's prior to the date falling 24 Months after Closing (such date being the "Notice Date") that there is a planned initial public offering of the shares in or disposal of, Orbis or Jungo or any of their Subsidiaries, the relevant company will not be required to accede as a Guarantor and no security over its shares will be required unless and until it is a wholly-owned member of the Group on the date falling 6 Months after the Notice Date.

29.33	Consent to Scheme of Arrangement and Capital Reduction
The Lenders (as creditors of the Company) hereby give their consent to the Scheme as envisaged in the Scheme Documents and the Capital Reduction as detailed in the Structure Memorandum.

29.34	Takeover undertakings
The Company shall (and from the date on which it becomes an Additional Obligor, the Parent will):

(a)	comply in all material respects with all laws and regulations relevant in the context of the Scheme;

(b)
not without the consent of the Facility Agent (acting on the instructions of the Majority Lenders) agree to amend, waive, revise, withdraw or agree to decide not to enforce in whole or in part any material term or material condition (including, without limitation, the conditions relating to competition clearances by the European Commission and pursuant to the Israeli Restrictive Business Practices Law 5748-1988 listed in Conditions 7 and 8 of Appendix I (Conditions) to the Press Release) of the Scheme where its agreement is required for such amendment, waiver, revision, withdrawal or decision unless:

(i)	by failing to so amend, waive, revise, withdraw or agree not to enforce any such term or condition the Company or the Parent would be entitled not to proceed with the Scheme;

(ii)	the Panel does not or would not (in each case were it to exercise jurisdiction over the Company) consent to the Company or the Parent not proceeding with the Scheme;

(iii)	it is to increase the purchase price in accordance with paragraph (e) below; or

(iv)	in the case of any material term, it does not materially and adversely affect the interests of the Lenders;

(c)	keep the Facility Agent reasonably informed as to the progress of the Scheme and any material developments in relation to the Scheme;

(d)
promptly supply to the Facility Agent copies of all documents, notices or announcements received or issued by it in relation to the Scheme which it is permitted to make available to the Facility Agent following its reasonable request for such information;

(e)
except with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) or if the excess is funded by way of Parent New Equity or Parent Subordinated Debt, not increase and ensure that there is no increase in the purchase price payable per share in the Parent above that agreed between the Arrangers and the Parent;

(f)
unless required by any law or regulation (including in respect of the Panel, were it to exercise jurisdiction over the Company), the Company must not make any statement or announcement (other than the Press Release, the Scheme Documents or any required filings by the Parent with the Securities and Exchange Commission in respect of the Transaction) containing any information or statement concerning the Finance Documents or Finance Parties without the prior approval of the Facility Agent (acting on the instructions of the Majority Lenders) (such consent not to be unreasonably withheld or delayed);

(g)	ensure that the Parent has been re-registered as a private company prior to Closing;

(h)	deliver evidence that the Second Court Order has been granted and delivered for registration to the Registrar of Companies within 15 Business Days of Closing; and

(i)	ensure that the Scheme Documents contain all the material terms of the Scheme.

29.35	Further assurance
(a)
Each Obligor shall (and the Company shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s));

(i)
subject to the Security Principles, to perfect within the time frames set out therein the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security);

(ii)	for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law at the times provided; and/or

(iii)	following the occurrence of a Declared Default to facilitate the realisation of the assets which are, or are intended to be, the subject of Security under the Transaction Security Documents.

(b)
Subject to the Security Principles, if any Obligor which has entered into one or more Transaction Security Documents acquires a material asset (including any right, account, investment or otherwise) which is either not subject to that Transaction Security Document, or in relation to which a perfection requirement or other step must be taken in relation to that asset in connection with an existing Security Document, that Obligor shall (in all cases subject to the Security Principles) ensure that a Transaction Security Document is entered into, or as required by the applicable Transaction Security Document that a similar perfection requirement or other step is taken, in each case, in connection with that asset.

29.36	Conditions subsequent
(a)
For each Guarantor listed in paragraph 5 of Schedule 13 (Security Principles), the Vendor Loan Note Holder and the VLN Security Trustee, the Company shall provide as soon as practicable after Closing and in any event within 90 days of Closing the documents set out in Part II of Schedule 2 (Conditions precedent and conditions subsequent) each in form and substance satisfactory to the Facility Agent (acting reasonably), to the extent not already so delivered and provided that such documents may be delivered within 180 days of Closing with respect to NDS Holdings B.V. (to the extent it has not been wound up).

(b)
Subject to the proviso in paragraph (a) above in respect of Transaction Security to be granted by NDS Holdings B.V. or over its shares, the Company shall procure that, subject to the Security Principles, the Transaction Security Documents by which the Transaction Security is granted over the asset classes of the relevant Guarantors, the Vendor Loan Note Holder and the VLN Security Trustee, set out in Part II of Schedule 2 (Conditions precedent and conditions subsequent) together with any other Transaction Security Documents or other documents requested by the Facility Agent in accordance with the Security Principles, are delivered to the Facility Agent (in form and substance satisfactory to the Facility Agent, acting reasonably) as soon as reasonably practicable and in any event within 90 days of Closing (unless such delivery is either waived or the time of delivery extended by the Facility Agent (acting on the instructions of the Majority Lenders, acting reasonably except in the case of delivery of any of the Transaction Security Documents, where the Facility Agent shall act on the instructions of the Super Majority Lenders)).

(c)
If NDS Holdings B.V. is wound up within such period, the Company shall provide within 180 days of Closing a share pledge over all of the shares in NDS Sweden AB (and any documents agreed to be provided thereunder) together with legal opinions as to capacity and enforceability and related corporate authorisations (including a director's certificate), each in form and substance satisfactory to the Facility Agent (acting reasonably).

(d)
The Company shall provide within two Business Days of the Scheme Date executed versions of the following documents in the form delivered pursuant to Part I of Schedule 2 (Conditions Precedent and Conditions Subsequent) (save, in the case of any legal opinion, with any amendments necessary to reflect any change in law since the date on which the legal opinion was previously delivered) or in such other form and substance satisfactory to the Facility Agent (acting reasonably):

(i)	Vendor Party Accession Undertaking (as that term is defined in the Intercreditor Agreement) executed by the Vendor Loan Note Holder (in its capacity as such);

(ii)	Vendor Party Accession Undertaking (as that term is defined in the Intercreditor Agreement) executed by the VLN Security Trustee (in its capacity as such);

(iii)
an English law assignment by way of security granted by the Vendor Loan Note Holder and the VLN Security Trustee in favour of the Security Agent in respect of all their respective rights, title, interest and benefit under the Vendor Loan Notes, Vendor Loan Note Instrument and VLN Debentures;

(iv)
the Vendor Documents other than the VLN Pledges (in the case of the VLN Debentures, each dated on a date after the debentures listed in paragraph 3(b)(i) of Part I of Schedule 2 (Conditions Precedent and Conditions Subsequent);

(v)
a certificate as to the existence and good standing (including verification of tax status, if available) of the Vendor Loan Note Holder from the appropriate governmental authorities in the Vendor Loan Note Holder's jurisdiction of organisation and in each other jurisdiction where the Vendor Loan Note Holder is qualified to do business (if any) and where the failure to be so qualified would have a Material Adverse Effect on the Vendor Loan Note Holder;

(vi)
a certificate of an authorised signatory of the Vendor Loan Note Holder certifying that each copy document relating to it specified in this paragraph (d) of Clause 29.36 (Conditions Subsequent) and Part I of Schedule 2 (Conditions Precedent and Conditions Subsequent) are correct, complete and in full force and effect and have not been amended or superseded and there has not been any breach of guaranteeing or borrowing restrictions as at the date of the Certificate;

(vii)
a legal opinion by Skadden, Arps, Slate, Meagher & Flom LLP, special US counsel to the Vendor Loan Note Holder and the VLN Security Trustee, with respect to their respective capacity to enter into the Finance Documents to which each is party; and

(viii)	a legal opinion from Linklaters LLP as the legal advisers to the Facility Agent relating to the Finance Documents to which the Vendor Loan Note Holder and the VLN Security Trustee are party.

29.37	Baskets
(a)
If in any Financial Year of the Parent (the "Original Financial Year") the aggregate amount of the annual basket contained in paragraph (g)(iv) of the definition of Permitted Acquisition or paragraph (t) of the definition of Permitted Disposal originally applied, committed to be applied or designated by the board of directors to be applied in that Financial Year is less than the basket originally available for that Financial Year (the difference being referred to as the "Available Amount"), then the maximum basket for the immediately following Financial Year (the "Carry Forward Year") shall be increased by an amount equal to the Available Amount provided that the original basket shall be used first and if the Available Amount is not used for the relevant basket in that Carry Forward Year, it shall cease to be available. In any Carry Forward Year, the original amount of that basket shall be treated as having been applied before any Available Amount carried forward into such Carry Forward Year. The basket for the next Financial Year may be carried back to the current Financial Year with a corresponding reduction for the next following Financial Year provided that in respect of the annual basket relating to paragraph (g) (iv) of Permitted Acquisition, only 50 per cent. of the basket may be carried back.

29.38	Anti-Terrorism Laws
(a)	No Obligor shall engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Terrorism Law.

(b)
None of the funds or assets of such Obligor that are used to repay the Facilities shall constitute property of, or shall be beneficially owned directly or indirectly by, any Designated Person and (b) no Designated Person shall have any direct or indirect interest in such Obligor that would constitute a violation of any Anti-Terrorism Laws.

(c)
No Obligor shall, and each Obligor shall procure that none of its Subsidiaries will, fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Terrorism Law.

29.39	US Regulation
Each Obligor shall ensure that it will not, by act or omission, become subject to regulation under any of the laws or regulations:

(a)	applicable to a "public utility" within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920 (16 USC §§791 et seq.); and

(b)
applicable to an "investment company" or a company "controlled" by an "investment company" within the meaning of the United States Investment Company Act of 1940 (15 USC. §§ 80a-1 et seq.) or subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness.

29.40	Margin Regulations
(a)
Each US Obligor shall (and the Company shall ensure that each US Obligor shall) use the proceeds of the Loans without violating Regulation U or X or any applicable US federal or state laws or regulations.

(b)	If requested by the Facility Agent, each US Borrower shall furnish to the Facility Agent a statement in conformity with the requirements of FR Form U-1 referred to in Regulation U.

29.41	ERISA
Each Obligor shall:

(a)
ensure that neither it nor any ERISA Affiliate engages in a complete or partial withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, from any Multiemployer Plan without the prior consent of the Majority Lenders;

(b)	ensure that any material liability imposed on it or any ERISA Affiliate pursuant to Title IV of ERISA is paid and discharged when due;

(c)
ensure that neither it nor any ERISA Affiliate adopts an amendment to an Employee Plan requiring the provision of security under ERISA or the Internal Revenue Code without the prior consent of the Majority Lenders; and

(d)	ensure that no Employee Plan is terminated under Section 4041 of ERISA.

29.42	Intercompany Loan
The Company shall procure that the loan made by the Parent to NDS Limited (in the amount of $327,000,000), as disclosed to the Facility Agent prior to the date of this Agreement, is cancelled in full prior to Closing.

29.43	Parent company guarantees, indemnities and counter-indemnities
Where any third-party requests a parent company guarantee, indemnity or counter-indemnity after the date of this Agreement the Parent shall use reasonable endeavours to procure that that guarantee, indemnity or counter-indemnity is granted by the Company and not by the Parent.

29.44	Redundant Security
Each Obligor shall (and the Company shall procure that each member of the Group will) use reasonable endeavours to discharge and release any Security which does not secure any outstanding actual or contingent obligation promptly upon becoming aware of the same.

30.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 30 is an Event of Default.

30.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	if failure to pay is caused by an administrative or technical error in the case of principal and interest, payment is made within three Business Days of its due date; and

(b)	in the case of any other amount, payment is made within five Business Days of its due date.

30.2	Financial covenants
Subject to paragraph (e) of Clause 1.2 (Construction), any requirement of Clause 28 (Financial Covenants) is not satisfied.

30.3	Other obligations
(a)
An Obligor or the Vendor Loan Note Holder or the VLN Security Trustee does not comply with any provision of the Finance Documents (other than those referred to in Clause 30.1 (Non-payment) and Clause 30.2 (Financial covenants)).

(b)
No Event of Default under paragraph (a) above (other than with respect to non-compliance with Clause 29.36 (Conditions subsequent)) will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of the Facility Agent giving written notice to the Company or the Company becoming aware of the failure to comply.

30.4	Misrepresentation
(a)
Any representation or statement made or deemed to be made by an Obligor or the Vendor Loan Note Holder or the VLN Security Trustee in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of the Facility Agent giving written notice to the Company or the Company becoming aware of the failure to comply.

30.5	Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 30.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $10,000,000 (or its equivalent).

For the purpose of this Clause 30.5 (Cross default) Financial Indebtedness shall not include Financial Indebtedness incurred under the Company Subordinated Debt, the Parent Subordinated Debt, any loans made by one member of the Group to another member of the Group, any Financial Indebtedness supported by a Letter of Credit issued under the Revolving Facility or by a similar instrument issued pursuant to an Ancillary Facility or Fronted Ancillary Facility and, prior to the VLN Long-stop Date, the Vendor Documents.

30.6	Insolvency
A Material Company is unable to pay (but not deemed unable to pay pursuant to any applicable law) or admits its inability to pay its debts as they fall due (including cessation des paiements within the meaning of the French Code de Commerce (Commercial Code)), suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to a general rescheduling of any of its indebtedness.

30.7	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other formal procedure or formal step is taken in relation to:

(i)
the suspension of payments (including emergency regulations (noodregeling)), a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Company other than a solvent liquidation or reorganisation of any member of the Group which does not materially and adversely affect the interests of the Lenders;

(ii)	a composition or assignment or arrangement or compromise (whether court approved or otherwise) with any creditor of any Material Company for reasons of financial difficulty of the Material Company;

(iii)
the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, interim receiver, administrator, compulsory manager or other similar officer in respect of any Material Company or any of its assets; or

(iv)	any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any proceedings which are contested in good faith and discharged, stayed or dismissed within 20 Business Days of commencement; or

(ii)	any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.

(c)	Any US Obligor:

(i)	applies for, or consents to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(ii)	makes a general assignment for the benefit of its creditors;

(iii)	commences a voluntary case under US Bankruptcy Law;

(iv)
files a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts;

(v)	takes any corporate action for the purpose of effecting any of the foregoing with respect to itself;

(vi)	is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties; or

(vii)	is the subject of involuntary proceedings under US Bankruptcy Law which have not been contested and discharged, stayed or dismissed within 20 Business Days of commencement.

(d)	Paragraph (c) above shall not apply to any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction.

30.8	Creditors' process
Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Material Company exceeding an aggregate value of $10,000,000 (or its equivalent) unless such process is either being contested in good faith and/or shown as frivolous or vexatious and is discharged within 20 Business Days after commencement.

30.9	Unlawfulness and invalidity
(a)
It is or becomes unlawful for an Obligor or the Vendor Loan Note Holder or the VLN Security Trustee to perform any of its material obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective and this individually or cumulatively materially and adversely affects the interests of the Lenders taken as a whole under the Finance Documents.

(b)
Any material obligation or obligations of any Obligor or the Vendor Loan Note Holder or the VLN Security Trustee under any Finance Documents are not (subject to the Reservations and Perfection Requirements) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely effects the interests of the Lenders taken as a whole under the Finance Documents.

(c)
No Event of Default under paragraphs (a) and (b) above will occur if the issue is capable of being remedied and is remedied within 20 Business Days of the earlier of the Company becoming aware of the issue or being given written notice of the issue by the Facility Agent.

30.10	Intercreditor Agreement
(a)
Any party (other than a Finance Party, as defined in this Agreement and the Mezzanine Facility Agreement) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement; or

(b)	a representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 20 Business Days of the earlier of the Facility Agent giving written notice to that party or that party becoming aware of the non-compliance or misrepresentation.

30.11	Cessation of business
The Group taken as a whole suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

30.12	Audit qualification
The Auditors of the Group qualify the audited annual consolidated financial statements of the Parent in a way which has a Material Adverse Effect.

30.13	Repudiation and rescission of agreements
An Obligor or the Vendor Loan Note Holder or the VLN Security Trustee rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or evidences an intention to rescind or repudiate a Finance Document in any way which is materially adverse to the interest of the Lenders under that Finance Document taken as a whole.

30.14	Litigation
An Obligor is party to any litigation which is reasonably expected to be adversely determined (taking into account any bona fide right of appeal of the relevant member of the Group, as supported by an opinion from legal counsel acting for that member of the Group in such litigation), and if so adversely determined, would have a Material Adverse Effect.

30.15	Expropriation
The shares or any material part of the assets of an Obligor is the subject of a seizure, compulsory acquisition, nationalisation or an expropriation having a Material Adverse Effect.

30.16	Judgments
An Obligor has an unsatisfied judgment against it which would have a Material Adverse Effect.

30.17	Material adverse change
Any event or circumstance occurs which has a Material Adverse Effect.

30.18	Scheme not effective
The Scheme does not become effective on or before the day falling 14 days after Closing.

30.19	ERISA
Any of the following events results in the imposition of or granting of security, or the incurring of a liability or a material risk of incurring a liability, which in either case, individually and/or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect:

(a)	any ERISA Event occurs or is reasonably expected to occur;

(b)
any Obligor or ERISA Affiliate incurs or is likely to incur a liability to or on account of a Multiemployer Plan as a result of a violation of Section 515 of ERISA or under Section 4201, 4204 or 4212(c) of ERISA;

(c)
with respect to any Employee Plan subject to Title IV of ERISA, the present value of the "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under that Employee Plan exceeds the fair market value of the assets of such plan using the actuarial assumptions and methods used by the actuary to that Employee Plan in its most recent valuation of that Employee Plan; or

(d)
any Obligor or ERISA Affiliate incurs or is likely to incur a liability to or on account of an Employee Plan under Section 409, 502(i) or 502(l) of ERISA or Section 401(a)(29), 4971 or 4975 of the Internal Revenue Code.

30.20	Ownership of the Company
The Company is not or ceases to be a direct and wholly-owned Subsidiary of the Parent.

30.21	Acceleration
(a)
Subject to Clause 4.5 (Certain Funds) on and at any time after the occurrence of an Event of Default which is continuing, other than an Event of Default referred to in paragraph (b) below, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)	cancel the Total Commitments and/or Ancillary Commitments and/or Fronted Ancillary Commitments and/or Fronting Ancillary Commitments at which time they shall immediately be cancelled;

(ii)
declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders;

(iv)	declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;

(v)
declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Facility Agent on the instructions of the Majority Lenders;

(vi)
declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities and/or Fronted Ancillary Facilities to be immediately due and payable at which time they shall become immediately due and payable;

(vii)
declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities and/or Fronted Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(viii)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

(b)	If an Event of Default occurs under Clause 30.7 (Insolvency proceedings) in relation to any US Borrower:

(i)	the Total Commitments shall immediately be cancelled; and

(ii)	all of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents shall be immediately due and payable;

(iii)	in each case automatically and without any direction, notice, declaration or other act.

30.22	Clean-Up Period
(a)	Notwithstanding any other provision of any Finance Document, any Event of Default constituting a Clean-Up Default shall only apply if it is continuing at any time after the applicable Clean-Up Date.

(b)	For the avoidance of doubt, no Clean-Up Period shall apply to any Event of Default arising under Clause 29.36 (Conditions subsequent).

30.23	Exchange Rate Fluctuations
When applying baskets, thresholds and other exceptions to the representations and warranties, undertakings and Events of Default (but, for the avoidance of doubt, excluding the financial undertakings in Clause 28 (Financial Covenants)) under this Agreement, the equivalent to an amount in dollars shall be calculated as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking other relevant action. No Event of Default or breach of any representation and warranty or undertaking shall arise merely as a result of a subsequent change in the dollar equivalent of any relevant amount due to fluctuations in exchange rates.

SECTION 9

CHANGES TO PARTIES

31.	CHANGES TO THE LENDERS

31.1	Assignments and transfers by the Lenders
Subject to this Clause 31, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

The Facility Agent shall maintain a book-entry transfer register (the "Register") solely in this capacity as Facility Agent for the Borrowers for the purposes of all assignments or transfers made pursuant to this Clause 31 and shall provide a copy of the Register to the Company at six monthly intervals starting from the date of this Agreement and otherwise as requested by the Company.

31.2	Conditions of assignment or transfer
(a)
On or before the earlier of Closing and the Syndication Date, the consent of the Company is required for any transfer, assignment or sub-participation (which transfers any discretion with regard to the exercise of voting rights) by an Existing Lender other than a transfer to an entity contained on the list agreed between the Company and the Arranger (the "Agreed List").

(b)
After Closing, the Company must be consulted before any transfer, assignment or sub-participation (which transfers any discretion with regard to the exercise of voting rights) by an Existing Lender, unless the transfer, assignment or sub-participation is to:

(i)	a Lender selected from the Agreed List;

(ii)	another Lender or an Affiliate of a Lender; or

(iii)	a fund within the same investor group as and under common management with the fund which is the Existing Lender,

provided that, if an Event of Default is continuing no consultation with the Company shall be required.

(c)
The Company must be provided with a copy of each document evidencing any such transfer, assignment or sub-participation promptly after its execution (except in the case of a sub-participation where no discretion with regard to voting rights is transferred).

(d)
Each assignment or transfer of any Lender's participation shall be in aggregate in a minimum amount of $1,000,000 (or its equivalent) and shall not result in a Lender (together with its Affiliates, or, in respect of funds, funds belonging to the same investor group) participating with an amount of less than $2,000,000 (or its equivalent) in the Commitments or Utilisations made under this Agreement.

(e)	The consent of the Issuing Bank is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under the Revolving Facility.

(f)	An assignment will only be effective on:

(i)
receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Existing Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)
the performance by the Facility Agent of all "know your customer" or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(g)
A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 31.5 (Procedure for transfer) is complied with.

(h)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 20 (Tax gross-up and indemnities) or Clause 21 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

31.3	Assignment or transfer fee
Unless the Facility Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Lender or made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $2,500.

31.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 31; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

31.5	Procedure for transfer
(a)
Subject to the conditions set out in Clause 31.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate and Lender Accession Undertaking delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate and Lender Accession Undertaking appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and Lender Accession Undertaking.

(b)
The Facility Agent shall only be obliged to execute a Transfer Certificate and Lender Accession Undertaking delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar other checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate and Lender Accession Undertaking the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and other members of the Group party to any Finance Document or the Transaction Security and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and other members of the Group party to any Finance Document and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Facility Agent, the Arranger, the Security Agent, the New Lender, the other Lenders, the Issuing Bank and any relevant Ancillary Lender, Fronted Ancillary Lender or Fronting Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arranger, the Security Agent, the Issuing Bank, and any relevant Ancillary Lender, Fronted Ancillary Lender and Fronting Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

(d)
For the avoidance of doubt, the Parties agree that any transfer effected in accordance with this Clause 31 shall constitute a novation within the meaning of Articles 1271 et seq. of the French Code Civil (Civil Code), provided that, notwithstanding any such novation, all the rights (including in relation to Security) of the Secured Parties against the Obligors shall be maintained.

31.6	Copy of Transfer Certificate and Lender Accession Undertaking to Company
The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and Lender Accession Undertaking, send to the Company a copy of that Transfer Certificate and Lender Accession Undertaking.

31.7	Transfer to Group Company
No member of the Group may buy, purchase, repurchase or defease any amount of any of the Facilities or otherwise enter into any other arrangements having a similar effect including (for the avoidance of doubt) sub-participations, derivative arrangements or synthetic arrangements.

31.8	Disclosure of information
(a)	Any Lender may disclose to any of its Affiliates and any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(ii)
with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor;

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(iv)	for whose benefit that Lender creates Security (or may do so) pursuant to Clause 31.10 (Security Interests over Lenders' rights); and

(b)	any Finance Party may disclose to a rating agency or its professional advisers, or (with the consent of the Company) any other person,

any information about any Obligor or the Group it has received from the Obligors under this Agreement and the Finance Documents as that Lender or other Finance Party shall consider appropriate if, in relation to paragraphs (a)(i), (a)(ii) and (a)(iv) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

Any Confidentiality Undertaking signed by a Finance Party pursuant to this Clause 31.8 shall supersede any prior confidentiality undertaking signed by such Finance Party for the benefit of any member of the Group.

Each Lender shall, promptly upon its request, provide the Company with a copy of each Confidentiality Undertaking (and any amendment thereto) except in the case of a sub-participation where no discretion with regard to voting rights is transferred.

31.9	Affiliates of Lenders as Hedge Counterparties
(a)
An Affiliate of a Lender which becomes a Hedge Counterparty shall accede to this Agreement and to the Intercreditor Agreement by delivery to the Security Agent of a duly completed accession undertaking in the form required under the Intercreditor Agreement.

(b)
Where this Agreement or any other Finance Document imposes an obligation on a Hedge Counterparty and the relevant Hedge Counterparty is an Affiliate of a Lender and is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

31.10	Security Interests over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 31, each Lender may, at any time create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such Security shall:

(ii)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant Security for the Lender as a party to any of the Finance Documents; or

(iii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

31.11	Replacement of Lenders
If at any time any Lender or the Issuing Bank becomes an Affected Lender or Non-Consenting Lender then the Company may, on 10 Business Days' prior written notice to the Facility Agent and that Lender or Issuing Bank (as the case may be and unless the Company and the Facility Agent agree to a longer time period in relation to any request) replace that Lender or Issuing Bank by causing it to (and that Lender or Issuing Bank shall by execution of a Lender and Accession Undertaking within that 5 Business Days' period) transfer all of its rights and obligations under this Agreement to a Lender or other entity designated by the Company (other than a member of the Group) for a purchase price equal to that Lender's or Issuing Bank's participations in the Utilisations then outstanding, in either case with all accrued interests, fees and other amounts payable to that Lender or Issuing Bank under this Agreement or any Ancillary Document or Fronted Ancillary Document.

For the purposes of this Clause 31.11:

"Affected Lender" means a Lender or Issuing Bank in respect of which a Borrower or the Company is at that time entitled to serve a notice under Clause 13.6 (Right of cancellation and prepayment in relation to a single Lender or Issuing Bank) or whose rights and obligations under this Agreement would, but for this Clause 31.11 (Replacement of Lenders) be cancelled pursuant to Clauses 13.1 (Illegality) or 13.2 (Illegality in relation to Issuing Bank); and

"Non-Consenting Lender" means any Lender which does not agree to consent to any waiver or amendment of any provision of the Finance Documents which has been requested by the Company or any other Obligor where the requested amendment or waiver has been approved by the Majority Lenders and requires the consent of more than the Majority Lenders.

31.12	Further Acquisition Facility Lenders
A bank or financial institution which is to be Further Acquisition Facility Lender shall only become a party to this Agreement as a Lender if it has executed and delivered to the Facility Agent a Further Acquisition Facility Lender Accession Undertaking and the Facility Agent has counter-signed the same (which the Facility Agent agrees to do promptly upon its receipt of the relevant Further Acquisition Facility Lender Accession Undertaking) and it has acceded to the terms of the Intercreditor Agreement as a Senior Lender (as defined therein) in accordance with the terms thereof.

32.	CHANGES TO THE OBLIGORS

32.1	Assignment and transfers by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

32.2	Additional Borrowers
(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 27.9 ("Know your customer" checks), the Company may request that any of its Subsidiaries becomes an Additional Borrower under the Revolving Facility. That Subsidiary shall become an Additional Borrower under the Revolving Facility if:

(i)
Either (A) that Subsidiary is incorporated in the same jurisdiction as another Borrower under the same Facility (other than solely under an Ancillary Facility or Fronted Ancillary Facility) or in another Pre-Approved Jurisdiction or that Subsidiary will be a Borrower in respect of an Ancillary Facility or Fronted Ancillary Facility only or (B) the Lenders under the respective Facility to which the respective Borrower wishes to accede (acting reasonably) approve the addition of that Subsidiary for the purposes of the relevant Facility; and

(ii)	the Company and that Subsidiary deliver to the Facility Agent a duly completed and executed Accession Letter;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(iv)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)
the Facility Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent and conditions subsequent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

(b)
The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent and conditions subsequent).

32.3	Resignation of a Borrower
(a)
In this Clause 32.3, Clause 32.5 (Resignation of a Guarantor) and Clause 32.7 (Resignation and release of Security on disposal), "Third Party Disposal" means the disposal (including by way of IPO) of an Obligor to a person which is not a member of the Group or an IPO of an Obligor where that disposal or IPO is permitted under Clause 29.13 (Disposals) or made with the approval of the Majority Lenders.

(b)	The Company may request that any Borrower ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(c)	The Facility Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:

(i)	the Company has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(iii)	where the Borrower is also a Material Company, it ceases to be a Borrower in connection with a Third Party Disposal; and

(iv)	the Company has confirmed that it shall ensure that any relevant Disposal Proceeds will be applied in accordance with Clause 14.3 (Application of mandatory prepayments).

(d)
Upon notification by the Facility Agent to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

(e)	The consent of all Lenders will be required for any resignation of the Company.

32.4	Additional Guarantors
(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 27.9 ("Know your customer" checks), the Company may request that any of its Subsidiaries and the Parent become an Additional Guarantor.

(b)	A member of the Group shall become an Additional Guarantor if:

(i)	the Company and the proposed Additional Guarantor deliver to the Facility Agent a duly completed and executed Accession Letter;

(ii)
the Facility Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent and conditions subsequent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent (acting reasonably and on the instructions of the Majority Lenders except in the case of a waiver of delivery of any of the Transaction Security Documents, where the Facility Agent shall act on the instructions of the Super Majority Lenders); and

(iii)	it grants security in accordance with the Security Principles.

(c)
The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent and conditions subsequent).

32.5	Resignation of a Guarantor
(a)	The Company may request that a Guarantor ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of by way of a Third Party Disposal and the Company has confirmed this is the case; and

(ii)	Guarantor Coverage is, taking into account the resignation of the relevant Guarantor, still met; or

(iii)	the Super Majority Lenders have consented to the resignation of that Guarantor.

(b)
The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if, either it is a Guarantor forming all or part of the Non-Core Business or forming all or any part of the Jungo Business, the Jungo Tools Business, the Hugo IP Business or the shares in the capital of Jungo or, in any other case:

(i)	the Company has confirmed that no Event of Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 25.1 (Guarantee and indemnity);

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 32.3 (Resignation of a Borrower); and

(iv)
if the Guarantor ceases to be a Guarantor in connection with a Third Party Disposal, the Company has confirmed that it shall ensure that the Disposal Proceeds will be applied, in accordance with Clause 14.3 (Application of mandatory prepayments).

(c)	The consent of all the Lenders will be required for any resignation by the Parent or the Company.

32.6	Repetition of Representations
Delivery of an Accession letter constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (a)(i) of Clause 26.24 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

32.7	Resignation and release of Security on disposal
(a)	If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(i)
where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent shall, subject to paragraph (d) below, at the cost and request of the Company, release those assets, business or shares (or equivalent) and issue (where applicable) certificates of non-crystallisation;

(ii)	the Security Agent shall, on behalf of all the Finance Parties, waive all claims (actual or contingent) against that Borrower or Guarantor under the Finance Documents;

(iii)
the resignation of that Borrower or Guarantor and related release of Transaction Security and waiver of claims referred to in paragraphs (i) and (ii) above shall become effective on the date of that disposal; and

(iv)
if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor and the related release of Transaction Security referred to in paragraph (a) above shall have no effect and the obligations of the Borrower or Guarantor and the Transaction Security created or intended to be created by or over that Borrower or Guarantor shall continue in full force and effect.

(b)
If an Obligor disposes of any asset as expressly permitted by and in accordance with the terms of this Agreement and such asset is the subject of Transaction Security in favour of the Security Agent, the Security Agent shall, subject to paragraph (d) below, at the cost and request of the Company, immediately release those assets and issue certificates of non-crystallisation.

(c)
If a Guarantor resigns as permitted by and in accordance with the terms of this Agreement and such Guarantor has granted (or is the subject of) Transaction Security in favour of the Security Agent, the Security Agent shall, subject to paragraph (d) below, at the cost and request of the Company, release that Transaction Security and issue (where applicable) certificates of non-crystallisation.

(d)
If all Secured Liabilities (as defined in each applicable Swedish Security Document) have not been discharged in full, the release of any Transaction Security created under a Swedish Security Document shall at all times be subject to the written express consent of the Security Agent.

SECTION 10

THE FINANCE PARTIES

33.	ROLE OF THE FACILITY AGENT, THE ARRANGER, THE ISSUING BANK AND OTHERS

33.1	Appointment of the Facility Agent
(a)	Each of the Arranger, the Lenders and the Issuing Bank appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each of the Arranger, the Lenders and the Issuing Bank authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

33.2	Duties of the Facility Agent
(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)
If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)
If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(f)
The Facility Agent, acting for these purposes solely as an agent of the Borrower, will maintain (and make available for inspection by the Borrower and the Lenders upon reasonable prior notice at reasonable times) a register for the recordation of, and will record, the names and addresses of the Lenders and the respective amounts of the Commitments and Loans of each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes and the Borrowers, the Fiscal Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

33.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

33.4	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Facility Agent, the Arranger and/or the Issuing Bank as a trustee or fiduciary of any other person.

(b)
None of the Facility Agent, the Security Agent, the Arranger, the Issuing Bank or any Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

33.5	Business with the Group
The Facility Agent, the Security Agent, the Arranger, the Issuing Bank and each Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

33.6	Rights and discretions
(a)	The Facility Agent, and the Issuing Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 30.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent, the Arranger or the Issuing Bank is obliged to:

(i)	do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality; or

(ii)	disclose the Indemnity Letter, the Hedging Letter, the Stockholders Agreement or any Fee Letter to any other Finance Party (or potential Lender).

33.7	Majority Lenders' instructions
(a)
Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(c)
The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders provided that when exercising the rights, powers, authorities and discretions given to the Facility Agent under or in connection with the Finance Documents (or any other rights, powers, authorities and discretions, incidental thereto), the Facility Agent shall, at all times, act reasonably.

(e)
The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

33.8	Responsibility for documentation
None of the Facility Agent, the Arranger, the Issuing Bank or any Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, the Issuing Bank, an Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents; or

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

33.9	Exclusion of liability
(a)
Without limiting paragraph (b) below, none of the Facility Agent, the Issuing Bank, or any Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender will be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Facility Agent, the Issuing Bank, or an Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Facility Agent, the Issuing Bank, any Ancillary Lender, any Fronting Ancillary Lender or Fronted Ancillary Lender in respect of any claim it might have against the Facility Agent, the Issuing Bank, an Ancillary Lender, a Fronting Ancillary Lender or Fronted Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Facility Agent, the Issuing Bank, any Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender may rely on this Clause subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

(c)
The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.

33.10	Lenders' indemnity to the Facility Agent and the Security Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Facility Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (including under Clause 9.4 (Redenomination) or the Security Agent (otherwise than by reason of the Facility Agent's or the Security Agent's gross negligence or wilful misconduct) in acting as Facility Agent or as Security Agent under the Finance Documents (unless the Facility Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

33.11	Resignation of the Facility Agent
(a)
The Facility Agent may (after consultation with the Company) resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

(b)
Alternatively the Facility Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent.

(c)
If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Company) may appoint a successor Facility Agent (acting through an office in the United Kingdom).

(d)
The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 33.11. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

33.12	Confidentiality
(a)
In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent and the Arranger are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

33.13	Relationship with the Lenders
(a)
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

(c)
Each Lender shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

33.14	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders and Fronting Ancillary Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank, Ancillary Lender, Fronting Ancillary Lender and Fronted Ancillary Lender confirms to the Facility Agent, the Arranger, the Issuing Bank and each Ancillary Lender, Fronting Ancillary Lender and Fronted Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)
whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)
the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Facility Agent any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

33.15	Reference Banks
If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

33.16	Deduction from amounts payable by the Facility Agent
If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

33.17	Reliance and engagement letters
Each Finance Party and Secured Party confirms that each of the Arranger and the Facility Agent has authority to accept on its behalf and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Facility Agent the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents (including any net asset letter in connection with the financial assistance procedures) and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

33.18	Affiliate facility offices
(a)	A Lender may designate an Affiliate of that Lender as its Facility Office for the purpose of participating in or making Utilisations to Borrowers in particular countries.

(b)	An Affiliate of a Lender may be designated for the purposes of paragraph (a):

(i)	by appearing under the name of the Lender in Part II of Schedule 1 (The Original Parties) and executing this Agreement; or

(ii)	by being referred to in and executing a Transfer Certificate and Lender Accession Undertaking by which the Lender becomes a Party.

(c)
An Affiliate of a Lender referred to in this Clause 33.18 shall not have any Commitment, but shall be entitled to all rights and benefits under the Finance Documents relating to its participation in Utilisations, and shall have the corresponding duties of a Lender in relation thereto, and is a Party to this Agreement and each other relevant Finance Document for those purposes.

(d)
A Lender which has an Affiliate appearing under its name in Part II of Schedule 1 (The Original Parties) or, as the case may be, in a Transfer Certificate and Lender Accession Undertaking, will procure, subject to the terms of this Agreement, that the Affiliate participates in Utilisations to the relevant Borrower(s) in place of that Lender.

34.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

35.	SHARING AMONG THE FINANCE PARTIES

35.1	Payments to Finance Parties
If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 36 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)
the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 36 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 36.5 (Partial payments).

35.2	Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 36.5 (Partial payments).

35.3	Recovering Finance Party's rights
(a)
On a distribution by the Facility Agent under Clause 35.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Finance Parties which have shared in the redistribution will turn over any proceeds received from the relevant Obligor on such rights promptly upon receipt of the same to the Recovering Finance Party.

35.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 35.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

35.5	Exceptions
(a)
This Clause 35 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

35.6	Ancillary Lender and Fronting Ancillary Lender
(a)
This Clause 35 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender at any time prior to service of notice under Clause 30.20 (Acceleration).

(b)
Following service of notice under Clause 30.21 (Acceleration), this Clause 35 shall apply to all receipts or recoveries by Ancillary Lenders, Fronting Ancillary Lenders or Fronted Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility or Fronted Ancillary Facility to its Designated Net Amount.

SECTION 11

ADMINISTRATION

36.	PAYMENT MECHANICS

36.1	Payments to the Facility Agent
(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document or Fronted Ancillary Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies.

36.2	Distributions by the Facility Agent
(a)
Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 36.3 (Distributions to an Obligor) and Clause 36.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

(b)
If funds are returned to the Facility Agent in accordance with Clause 10.9 (Release of Blocked Accounts) of the Parent Debenture, the Facility Agent shall ensure that such funds are distributed to the applicable Lenders pro rata to their Commitments under the relevant Facilities and each Party authorises the Facility Agent to make such payment accordingly.

36.3	Distributions to an Obligor
The Facility Agent may (with the consent of the Obligor or in accordance with Clause 37 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

36.4	Clawback
(a)
Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds provided that no Borrower will have any obligation to refund any such sum received by it and which is subject to Clause 4.5 (Certain Funds).

36.5	Partial payments
(a)
If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent, the Arranger, the Issuing Bank and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)
thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

36.6	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

36.7	Business Days
(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

36.8	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

36.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

37.	SET-OFF

(a)
If an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)
Any credit balances taken into account by an Ancillary Lender, Fronting Ancillary Lender or Fronted Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility or Fronted Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility or Fronted Ancillary Facility (as appropriate) in accordance with its terms.

38.	NOTICES

38.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

38.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)
in the case of each Lender, the Issuing Bank, each Ancillary Lender, each Fronting Ancillary Lender, each Fronted Ancillary Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

38.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 38.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's or Security Agent's signature below (or any substitute department or officer as the Facility Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 38.3 will be deemed to have been made or delivered to each of the Obligors.

38.4	Notification of address and fax number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 38.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

38.5	Electronic communication
(a)
Any communication to be made between the Facility Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent, the Security Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Facility Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or Security Agent shall specify for this purpose.

38.6	Use of websites
(a)
The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the "Designated Website") if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall at its own cost, supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost, supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)
The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten Business Days.

38.7	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

39.	CALCULATIONS AND CERTIFICATES

39.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

39.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

39.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

40.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

41.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

42.	AMENDMENTS AND WAIVERS

42.1	Required consents
(a)
Subject to Clause 42.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 42.

(c)
Each Obligor agrees to any such amendment or waiver permitted by this Clause 42 which is agreed to by the Company; this includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Guarantors.

42.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Change of Control" or "Majority Lenders" or "Super Majority Lenders" in Clause 1.1 (Definitions);

(ii)	any provision which expressly requires the consent of all the Lenders;

(iii)
Clause 2.2 (Finance Parties' rights and obligations), Clause 31 (Changes to the Lenders) or Clause 35 (Sharing among the Finance Parties) (other than changes consequential on or required to implement a Structural Adjustment);

(iv)	the provisions of this Clause 42 including the definition of "Structural Adjustment";

(v)	any waiver of an obligation to prepay on an Exit; or

(vi)
any amendment to the order of priority or subordination under the Intercreditor Agreement or the manner in which the proceeds of enforcement of the Transaction Security are distributed (other than changes consequential on or required to implement a Structural Adjustment), shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver that has the effect of releasing any guarantees or Transaction Security (unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is a Permitted Disposal or a Permitted Transaction or any other disposal or transaction to which the Majority Lenders have consented in accordance with the Finance Documents) shall not be made without the prior consent of the Super Majority Lenders.

(c)
Any amendment or waiver which relates to the rights or obligations applicable to a particular Utilisation, Loan, Facility or class of Lenders, and which does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations, Loans, Facilities or another class of Lender, shall only require the consent of the Majority Lenders (or the relevant Super Majority Lenders, as the case may be) as if references in this clause to "Lenders" were only to Lenders participating in that Utilisation, Loan, Facility or forming part of that affected class. For the avoidance of doubt, the prepayment of the Mezzanine Facility in full or in part other than as permitted under the Finance Documents shall require only the consent of the Majority Lenders under the Term Facilities.

(d)
An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Arranger, the Issuing Bank, any Hedge Counterparty, the Security Agent or any Ancillary Lender or a Fronting Ancillary Lender or a Fronted Ancillary Lender may not be effected without the consent of the Facility Agent, the Arranger, the Issuing Bank, that Hedge Counterparty, the Security Agent, that Ancillary Lender, that Fronting Ancillary Lender or that Fronted Ancillary Lender.

(e)
Subject to the provisions of the Intercreditor Agreement, a Structural Adjustment may be approved with the consent of the Majority Lenders and of each Lender that is assuming a Commitment or an increased Commitment in the relevant Loan or Facility or whose Commitment is being extended or redenominated or to whom any amount is owing which is being reduced, deferred or redenominated (as the case may be).

(f)
For the purposes of this Clause 42 "Structural Adjustment" means an amendment, waiver or variation of the terms of some or all of the Finance Documents that results from or is intended to result from or constitutes:

(i)	the introduction of an additional loan, commitment or facility into this Agreement;

(ii)
an increase in or addition of any Commitment, any extension of the availability or maturity of any Commitment, any redenomination of any Commitment into another currency except as set out in this Agreement and any extension of the date for or redenomination of, or a reduction of, any amount owing under a Finance Document;

(iii)	an extension to the date of payment or maturity of any principal, interest, fees, commission or other amount payable under the Finance Documents;

(iv)	a reduction in the Margin or a reduction in any payment of principal, interest, fees, commission or other amount payable;

(v)	a change in currency of payment of any principal, interest, fees, commission or other amount payable under the Finance Documents; and

(vi)
any amendment to the Finance Documents (including changes to, the taking of or the release coupled with the immediate retaking of security) consequential on or required to implement or reflect anything described above in paragraphs (i) to (v) above.

(g)
If a Lender does not accept or reject a waiver or request within 15 Business Days (unless the Company and the Facility Agent agree to a longer time period in relation to any request) or abstains from accepting or rejecting a request of it being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility when ascertaining whether a certain percentage of Total Commitments and/or participations has been obtained to approve an amendment or waiver or (in relation to a Structural Adjustment) whether the consent of all of the Lenders under the relevant Facility has been obtained.

(h)
The Commitment and/or participation of any Non-Consenting Lender shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility when ascertaining whether a certain percentage of Total Commitments and/or participations has been obtained if, within 3 Business Days of the Company's request, such Non-Consenting Lender has not entered into a legally binding agreement to transfer its Commitment and/or participation to another person eligible to become a Lender.

43.	COUNTERPARTS

Each Finance Document (except when governed by French law) may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

44.	US PATRIOT ACT

Each Lender and the Facility Agent (for itself and not on behalf of any Lender) hereby notifies the Obligors that pursuant to the requirements of the US Patriot Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender or the Facility Agent, as applicable, to identify such Obligor in accordance with the US Patriot Act. Each of the Obligors shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Facility Agent or any Lender in order to assist the Facility Agent and the Lenders in maintaining compliance with the US Patriot Act.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

45.	GOVERNING LAW

This Agreement is governed by English law.

46.	ENFORCEMENT

46.1	Jurisdiction of English courts
(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 46.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

46.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)
irrevocably appoints NDS Finance Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document and NDS Finance Limited by its execution of this Agreement, accepts that appointment); and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within 20 Business Days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

The Original Parties

PART I

The Original Obligors

Name of Original Borrower	Registration number (or equivalent, if any)

The Company	06617193

Name of Original Guarantor	Registration number (or equivalent, if any)

The Company	06617193

PART II

The Original Lenders

Name of Original Lender	Facility A Commitment	Facility B Commitment	Facility C Commitment	Revolving Facility Commitment

JPMorgan Chase Bank, N.A., London Branch	$150,000,000	$147,500,000	$147,500,000	$75,000,000

Morgan Stanley Bank	$150,000,000	$147,500,000	$147,500,000	-

Morgan Stanley Bank International Limited	-	-	-	$75,000,000

Total	$300,000,000	$295,000,000	$295,000,000	$150,000,000

SCHEDULE 2

Conditions Precedent and conditions subsequent

PART I

Conditions precedent to initial Utilisation during the Certain Funds Period

1.	Documentation

(a)
A copy of the constitutional documents of the Company, the Vendor Loan Note Holder and each Closing Obligor including (except in the case of the Vendor Loan Note Holder, the Parent and the Company) a shareholders' resolution amending its constitutional documents as agreed with the Facility Agent.

(b)	If required under applicable law or practice, a copy of a resolution of the board of directors (or equivalent) of the Company, the Vendor Loan Note Holder and each Closing Obligor:

(i)
approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of an Obligor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)
If required under applicable law or practice, a copy of a resolution signed by all the holders of the issued shares in the Company and each Closing Obligor (other than the Parent), approving the terms of, and the transactions contemplated by, the Finance Documents to which the relevant Obligor is a party.

(e)
A certificate of an authorised signatory of the Company, the Vendor Loan Note Holder (in agreed form) and each Closing Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded and there has not been any breach of guaranteeing or borrowing restrictions, in each case as at a date no earlier than the date of this Agreement.

(f)
Required "know your customer" information in respect of the Company, the Vendor Loan Note Holder and each Closing Obligor and, to the extent required by any Finance Party, the Investors as notified to the Company prior to the date of this Agreement.

(g)
A certificate as to the existence and good standing (including verification of tax status, if available) of the Vendor Loan Note Holder from the appropriate governmental authorities in the Vendor Loan Note Holder's jurisdiction of organisation and in each other jurisdiction where the Vendor Loan Note Holder is qualified to do business (if any) and where the failure to be so qualified would have a Material Adverse Effect on the Vendor Loan Note Holder.

2.	Completion Requirements

(a)
Certificates from an authorised signatory of each of Permira and the Parent together certifying that the Investors will make cash contributions or rollover existing investments by way of subscription for ordinary shares, shareholder loans, preferred equity certificates and/or asset or business contributions in an aggregate amount equal to at least 40% of the aggregate funded capital structure at Closing (together, the "Equity Contribution");*

(b)	Substantially simultaneous lending of the Term Facilities and the Mezzanine Facility.*

(c)
The Parent has received sufficient cash which is standing to the credit of the Group Blocked Account which, when aggregated with the amounts to be paid into the Lender Blocked Account under this Agreement and the Mezzanine Facility as evidenced by the utilisation requests submitted thereunder, are sufficient to satisfy its cash payment obligations under the Scheme as set out in the Structure Memorandum and the Funds Flow Statement.*

(d)	Confirmation from Nuclobel Topco 1 S.àr.l. and Nuclobel Topco 2 S.àr.l. that the Permira Holdcos (as defined in the Structure Memorandum) have been capitalised.*

(e)
Evidence that the fees due to the Arranger, the Lenders and the Facility Agent on the Scheme Date and the legal fees which have been agreed to be paid on the Scheme Date and in respect of which an invoice has been provided to the Company have been paid or will be paid on or prior to the Scheme Date (which evidence may be provided by a Utilisation Request in agreed form).*

3.	Finance Documents

(a)	This Agreement, the Mezzanine Facility Agreement, the Intercreditor Agreement and the Fee Letters executed by the Company and the Closing Obligors party thereto.*

(b)

(i)
A debenture from each of the Parent, the Company and each other company incorporated in the United Kingdom which is listed as a Guarantor and marked as "Closing Obligor" in paragraph 5 of Schedule 13 (Security Principles).*

(ii)
An agreed form English law assignment by way of security granted by the Vendor Loan Note Holder and the VLN Security Trustee in favour of the Security Agent in respect of all their respective rights, title, interest and benefit in and to the Vendor Loan Notes, Vendor Loan Note Instrument and VLN Debentures.*

(c)	A copy of a side letter in relation to any potential claims against the providers of any of the Reports where any of them have been addressed to Nuclobel Lux 1 S.àr.l.

(d)	The Hedging Letter.

4.	Legal Opinions

(a)	Legal opinions from Linklaters as the legal advisers to the Facility Agent relating to entry into the Finance Documents by the Company and each Closing Obligor.

(b)
Agreed form of legal opinion by Skadden, Arps, Slate, Meagher & Flom LLP, special US counsel to the Vendor Loan Note Holder and the VLN Security Trustee, with respect to their respective capacity to enter into the Finance Documents to which each is party.

(c)
Agreed form of legal opinion from Linklaters LLP as the legal advisers to the Facility Agent relating to the Finance Documents to which the Vendor Loan Note Holder and the VLN Security Trustee are party.

5.	Other documents and evidence

(a)	The Base Case Model.

(b)
The Reports (including, except in the case of the Technical Report for which there will be a disclosure letter, reliance letters (or addressee language) in favour of the Finance Parties, the Company and Nuclobel Lux 1 S.àr.l. only).

(c)	The Structure Memorandum (including reliance letters (or addressee language) in favour of the Finance Parties).

(d)	The Funds Flow Statement.

(e)	Group corporate ownership structure chart and list of Material Companies.

(f)	Draft Press Release.

(g)	A copy of each Scheme Document.*

(h)	The following in relation to the Scheme:

(i)	a copy of the shareholder resolution approving the Scheme;*

(ii)	a copy of the Implementation Agreement;* and

(iii)	copy of the court order sanctioning the Scheme;*

The documents provided in paragraphs (g) - (h) above are not required to be in form and substance satisfactory to the Facility Agent.

6.	Miscellaneous

(a)	Evidence that steps 1 to 12 specified in the Structure Memorandum to be completed prior to the first utilisation have been completed.*

(b)	Each Vendor Document (other than the VLN Pledges) in agreed form.

PART II

Conditions subsequent within 90 days of Closing

1.	Obligors

(a)
A copy of the constitutional documents of each Guarantor, the Vendor Loan Note Holder and the VLN Security Trustee including in relation to a Dutch Obligor, a recent extract from the Dutch trade register (handelsregister) relating to it and in relation to each French Guarantor, a copy of the Extrait K-bis, Certificat de non-faillite and Etat des inscriptions, not more than 10 days old.

(b)	If required under applicable law or practice, a copy of a resolution of the board of directors (or equivalent) of each Guarantor, the Vendor Loan Note Holder and the VLN Security Trustee:

(i)
approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Accession Letter and any other Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Accession Letter and any other Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	authorising the Company to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)
If required under applicable law or practice, a copy of a resolution signed by all the holders of the issued shares in each Guarantor (which are members of the Group), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Guarantor is a party.

(e)
A certificate of an authorised signatory of the Guarantor, the Vendor Loan Note Holder and the VLN Security Trustee certifying that each copy document relating to it specified in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded and there has not been any breach of guaranteeing or borrowing restrictions.

(f)
In respect of a Dutch Obligor, if required, a copy of a resolution of its general meeting of shareholders or board of supervisory directors (if any) approving its execution and the terms of, and the transactions contemplated by, the Finance Documents (and, if applicable, appointing one or more authorised persons to represent the relevant Dutch Obligor in case of a conflict of interest) and of a concurring unconditional advice of any works council or union which has advisory rights in respect of the transactions contemplated in the Finance Documents.

(g)
If such Guarantor is a US Obligor and in the case of the Vendor Loan Note Holder and VLN Security Trustee, a certificate as to the existence and good standing (including verification of tax status, if available) of the US Obligor from the appropriate governmental authorities in such US Obligor's jurisdiction of organisation and in each other jurisdiction where such US Obligor is qualified to do business (if any) and where the failure to be so qualified would have a Material Adverse Effect on such US Obligor.

(h)	If such Guarantor is a US Obligor, a solvency certificate.

(i)	In the case of US Obligors, control agreements with respect to deposit accounts as required by the relevant Transaction Security Document.

2.	Documents

(a)	Accession of each Guarantor as a guarantor of the Senior Facilities and the Mezzanine Facility and the Intercreditor Agreement.

(b)	In relation to any French Borrower, a copy of a TEG letter substantially in the form set out in Schedule 14 (TEG Letter).

(c)
Each Transaction Security Document (and any documents agreed to be provided thereunder) executed by each Guarantor specified below opposite the relevant Transaction Security Document and, in the case of the share pledge over NDS Holdings B.V., also executed by NDS Holdings B.V.:

Name of Guarantor	Transaction Security Document

NDS Finance Limited	Share Pledge over NDS Americas Inc. Share Pledge over NDS Holdings B.V Pledge over IP rights in the US (if any).
NDS Limited	Share Pledge over NDS Technologies France SAS Pledge over IP rights in the US
News Datacom Limited	Pledge over IP rights in the US.
NDS Technologies France SAS
Pledge over Bank Accounts

Pledge over Intercompany Receivables, if any

Pledge over Trading Receivables (or Dailly assignment) without notification to the relevant debtor

Pledge over IP, if any

Pledge over insurance proceeds (if applicable)

Name of Guarantor	Transaction Security Document
NDS Sweden AB
Share Pledge over NDS Technologies Israel Limited

Business Mortgage(s), if any

Real Estate Mortgage(s) (if any material real estate)

Pledge over intercompany loans, if any

Pledge over IP rights, if any

NDS Americas Inc.	Security Agreement Pledge Agreement, (if required in accordance with the Security Principles) Deposit Account Control Agreement, if any Mortgages/Deed of Trust (if any material real estate)
NDS Holdings B.V.	Share Pledge over NDS Sweden AB
NDS Technologies Israel Limited	Floating Charge Agreement (which, for the avoidance of doubt, shall be second ranking for so long as the existing Security in favour of the State of Israel remains in place)
Parent	Pledge over IP rights in the US (if any)
Digi-Media Vision Limited	Pledge over IP rights in the US (if any)

(d)
A New York law assignment by way of security (and any documents agreed to be provided thereunder) granted by the Vendor Loan Note Holder and the VLN Security Trustee in favour of the Security Agent in respect of all their respective rights, title, interest and benefit under the VLN Pledges.

(e)
A copy of the constitutional documents of any member of the Group whose shares are subject to Security under any Transaction Security Document referred to in paragraph (c) above, together with any resolutions of the shareholders of that member of the Group adopting such changes to the constitutional documents of that member of the Group as may be necessary to enable the Security Agent to enforce the Transaction Security without restriction by that member of the Group or its directors.

3.	Legal opinions

(a)
Legal opinions from the legal advisers to the Facility Agent relating to entry into the Finance Documents by the Guarantors and, where customary in the relevant jurisdictions and with respect to capacity only, from the legal advisers of the relevant Guarantor.

(b)
A legal opinion by Skadden, Arps, Slate, Meagher & Flom LLP, special US counsel to the Vendor Loan Note Holder and the VLN Security Trustee, with respect to their respective capacity to enter into the New York law assignment referred to in paragraph 2(d) above.

(c)	A legal opinion by Linklaters LLP as the New York law legal advisers to the Facility Agent relating to the New York law assignment referred to in paragraph 2(d) above.

4.	Other documents and evidence

(a)
If the proposed Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the agent for service of process specified in Clause 46.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Guarantor.

(b)	Required "know your customer" information in relation to the Guarantor.

(c)
Such documentary evidence as legal counsel to the Facility Agent may reasonably require, that such Guarantor has complied with any procedures reasonably required in its jurisdiction to permit the giving of financial assistance or analogous process.

(d)	The VLN Pledges (each dated on a date after the equivalent Transaction Security Documents listed in paragraph 2(c) above).

PART III

Conditions Precedent required to be delivered by an Additional Obligor

1.	Obligors

(a)
A copy of the constitutional documents of the Additional Obligor including in relation to a Dutch Obligor, a recent extract from the Dutch trade register (handelsregister) relating to it, and for each French Obligor a copy of the Extrait K-bis, Certificat de non-faillite and Etat des inscriptions, not more than 10 days old.

(b)	If required under applicable law or practice, a copy of a resolution of the board of directors (or equivalent) of the Additional Obligor:

(i)
approving the terms of, and the transactions contemplated by, the Accession Letter and Finance Documents to which it is a party and resolving that it execute, deliver and perform the Accession Letter and any other Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents to which it is a party on its behalf;

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	authorising the Company to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)
If required under applicable law, a copy of a resolution signed by all the holders of the issued shares in the Additional Obligor (which are members of the Group), approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

(e)
A certificate of an authorised signatory of the Additional Obligor certifying that each copy document relating to it specified in this Part III of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded and there has not been any breach of guaranteeing or borrowing restrictions.

(f)
In respect of a Dutch Obligor, if required, a copy of a resolution of its general meeting of shareholders or board of supervisory directors (if any) approving its execution and the terms of, and the transactions contemplated by, the Finance Documents (and, if applicable, appointing one or more authorised persons to represent the relevant Dutch Obligor in case of a conflict of interest) and of a concurring unconditional advice of any works council or union which has advisory rights in respect of the transactions contemplated in the Finance Documents.

(g)
If such Additional Obligor is a US Obligor, a certificate as to the existence and good standing (including verification of tax status, if available) of the US Obligor from the appropriate governmental authorities in such US Obligor's jurisdiction of organisation and in each other jurisdiction where such US Obligor is qualified to do business (if any) and where the failure to be so qualified would have a Material Adverse Effect on such US Obligor.

(h)	If such Additional Obligor is a US Obligor, a solvency certificate.

(i)	In the case of US Obligors, control agreements with respect to deposit accounts as required by the relevant Transaction Security Document.

2.	Documents

(a)	Accession of the Additional Obligor to the Senior Facilities and the Mezzanine Facility and the Intercreditor Agreement.

(b)	With respect to any French Borrower, a copy of a TEG letter substantially in the form set out in Schedule 14 (TEG Letter).

(c)
Each Transaction Security Document (and any documents agreed to be provided thereunder) reasonably required by the Facility Agent and to be provided in accordance with the Security Principles and executed by the Additional Obligor.

(d)
A copy of the constitutional documents of any member of the Group whose shares are subject to Security under any Transaction Security Document referred to in paragraph (c) above, together with any resolutions of the shareholders of that member of the Group adopting such changes to the constitutional documents of that member of the Group as may be necessary to enable the Security Agent to enforce the Transaction Security without restriction by that member of the Group or its directors.

3.	Legal opinions

Legal opinions from the legal advisers to the Facility Agent relating to entry into the Finance Documents by the Additional Obligor and, where customary in the relevant jurisdictions and with respect to capacity only, from the legal advisers of the Additional Obligor.

4.	Other documents and evidence

(a)
If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the agent for service of process specified in Clause 46.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

(b)	Required "know your customer" information in relation to the Guarantor.

(c)
Such documentary evidence as legal counsel to the Facility Agent may reasonably require, that such Additional Obligor has (to the extent reasonable) complied with any procedure reasonably required in its jurisdiction to permit the giving of financial assistance or analogous process.

SCHEDULE 3

Requests

PART IA

Utilisation Request Loans

From:	[Borrower] [Company]*

To:	[Facility Agent]

Dated:	[ ]

Dear Sirs

NDS Finance Limited – $1,115,000,000 Senior Facilities Agreement
dated [                   ] (the "Facilities Agreement")

1.
We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	[We wish to borrow a Loan on the following terms:

(a)	Borrower:	[ ]
(b)	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
(c)	Facility to be utilised:	[Facility A]/[Facility B]/[Facility C]/ [Uncommitted Acquisition Facility]/[Revolving Facility]**
(d)	Designation:	The Loan [is/is not] an Acquisition Loan***
(e)	Currency of Loan:	[ ]
(f)	Amount:	[ ] or, if less, the Available Facility
(g)	Interest Period:	[ ]
3.	We confirm that each condition specified in Clause 4.2 (Conditions to Utilisation) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[the Company on behalf of [insert name of relevant Borrower]]/[insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

**	Select the Facility to be utilised and delete references to the other Facilities.

***	To be completed only for Revolving Facility Loans.

PART IB
Utilisation Request Letters of Credit

From:	[Borrower] [Company]*

To:	[Facility Agent]

Dated:	[ ]

Dear Sirs

NDS Finance Limited – $1,115,000,000 Senior Facilities Agreement
dated [                   ] (the "Facilities Agreement")

1.
We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be [issued]/[renewed] by the Issuing Bank specified below (which has agreed to do so) on the following terms:

(a)	Borrower:	[ ]
(b)	Issuing Bank:	[ ]
(c)	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
(d)	Facility to be utilised:	Revolving Facility
(e)	Currency of Letter of Credit:	[ ]
(f)	Amount	[ ] or, if less, the Available Facility in relation to the Revolving Facility:
(g)	Term:	[ ]
3.	We confirm that each condition specified in paragraph (b) of Clause 6.5 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

4.	We attach a copy of the proposed Letter of Credit.

5.	[The purpose of this proposed Letter of Credit is [ ].][1]

6.	This Utilisation Request is irrevocable.

authorised signatory for

[the Company on behalf of] [insert name of relevant Borrower]]/[insert name of Relevant Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

[1]	Not required for a renewal.

PART II

Selection Notice

Applicable to a Term Loan

From:	[Borrower] [Company]*

To:	[Facility Agent]

Dated:	[ ]

Dear Sirs

NDS Finance Limited – $1,115,000,000 Senior Facilities Agreement
dated [                   ] (the "Facilities Agreement")

1.
We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility [A]/[B]/[C]/[Acquisition Facility]/[Acquisition Term] Loan[s] with an Interest Period ending on [ ]**.

3.	[We request that the above Loan[s] be divided into [ ] Loans with the following Base Currency Amounts and Interest Periods:] ***

or

[We request that the next Interest Period for the above Facility [A]/[B]/[C]/[Acquisition Facility]/[Acquisition Term] Loan[s] is [                   ]].****

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[the Company on behalf of] [insert name of relevant Borrower]]/[insert name of Relevant Borrower]*

NOTES:

*	Amend as appropriate. The Selection Notice can be given by the Borrower or the Company.

**	Insert details of all Loans which have an Interest Period ending on the same date.

***	Use this option if division of Loans for the relevant Facility is requested.

****	Use this option if sub-division is not required.

PART III

Redenomination Notice

From:	[Facility Agent]

To:	[Company]

Dated:	[ ]

Dear Sirs

NDS Finance Limited - $1,115,000,000 Senior Facilities Agreement
dated [                   ] (the "Facilities Agreement")

1.
We refer to the Facilities Agreement. This is a Redenomination Notice. Terms defined in the Facilities Agreement have the same meaning in this Redenomination Notice unless given a different meaning in this Redenomination Notice.

2.	We refer to Facility [A]/[B]/[C].

3.	We request [that $[ ] of the above Term Facility be redenominated into euros [and] that $[ ] of the above Term Facility be redenominated into euros.

4.	We request that the above redenomination should occur and be effective on [ ].

5.	This Redenomination Notice is irrevocable.

Yours faithfully

[Facility Agent]

PART IV

Withdrawal Notice

From:	[Company] on behalf of the Parent

To:	[Security Agent]

Dated:	[ ]

Dear Sirs

NDS Finance Limited - $1,115,000,000 Senior Facilities Agreement
dated [                   ] (the "Facilities Agreement")

1.
We refer to the Facilities Agreement. This is a Withdrawal Notice. Terms defined in the Facilities Agreement have the same meaning in this Withdrawal Notice unless given a different meaning in this Withdrawal Notice.

2.	The intended Scheme Date is [ ].

3.
We request that on the Scheme Date the following amounts are transferred from the Group Blocked Account and credited to accounts of the following recipients in accordance with the payment instructions set out below:

(a)	$[ ] to [recipient], credited to [account] in accordance with [insert payment instructions/the attached payment instructions];

(b)	[repeat (a) above for each payment to be made]

4.
We request that on the Scheme Date the following amounts are transferred from the Lender Blocked Account and credited to accounts of the following recipients in accordance with the payment instructions set out below:

(a)	$[ ] to [recipient], credited to [account] in accordance with [insert payment instructions/the attached payment instructions];

(b)	[repeat (a) above for each payment to be made]

5.	This Withdrawal Notice is irrevocable, subject to the occurrence of the Scheme Date and the conditions to withdrawal set out in the Parent Debenture.

Yours faithfully

authorised signatory for
[the Company] on behalf of the Parent

SCHEDULE 4

Mandatory Cost Formulae

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a sterling Loan:

(b)	in relation to a Loan in any currency other than sterling:

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 16.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant Financial Year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that Financial Year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.
The Facility Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

Form of Transfer Certificate and Lender Accession Undertaking

To:       [                   ] as Facility Agent and [                   ] as Security Agent

From:   [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated: [                   ]

NDS Finance Limited –$1,115,000,000 Senior Facilities Agreement
dated [                   ] (the "Facilities Agreement")

1.
We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the "Agreement") shall take effect as a Transfer Certificate and Lender Accession Undertaking for the purpose of the Facilities Agreement and as a Lender Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined therein). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 31.5 (Procedure for transfer) of the Facilities Agreement:

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 31.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 38.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 31.4 (Limitation of responsibility of Existing Lenders).

4.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(c)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.]*

(d)	[a Treaty Lender].

5.
The Parties agree that this transfer shall constitute a novation within the meaning of Article 1271 et seq. of the French Code Civil (Civil Code) and that all rights relating to Security against the Obligors shall be transferred.

6.	The New Lender confirms that it is [a Qualifying Lender (other than a Treaty Lender)] [a Treaty Lender]**.

7.	We refer to Clause [ ] (Change of Senior Lender or Mezzanine Lender) of the Intercreditor Agreement:

(a)
In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from [date], it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

(b)	The undertakings contained in this Agreement have been entered into on the date stated above.

8.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.	This Agreement is governed by and construed in accordance with English law.

[Please note that the following steps should be taken in order for the New Lender to obtain the benefit of the Transaction Security: [                   ]]

NOTES:

*	Amend as appropriate. This paragraph must only be included where the New Lender is a UK non-bank Lender.

**
Amend as appropriate. Each New Lender is required to confirm which of these two categories it falls within. If there are Borrowers other than UK incorporated Borrowers, each New Lender is required to confirm which of these two categories it falls within in respect of a Loan to a Borrower incorporated in the United Kingdom.

SCHEDULE [    ]
Commitment/rights and obligations to be transferred
[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Agreement is accepted as a Transfer Certificate and Lender Accession Undertaking for the purposes of the Facilities Agreement by the Facility Agent, and as a Lender Accession Undertaking for the purposes of the Intercreditor Agreement by the Facility Agent and the Security Agent, and the Transfer Date is confirmed as [                   ].

[Facility Agent]

By:

[Security Agent]

By:

SCHEDULE 6

Form of Accession letter
To:       [                   ] as Facility Agent

From:   [Subsidiary] and [Company]

Dated: [                   ]

Dear Sirs

NDS Finance Limited – $1,115,000,000 Senior Facilities
dated [                   ] (the "Facilities Agreement")

1.
We refer to the Facilities Agreement. This is an Accession Letter. Terms defined in the Facilities Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.
[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement, the Intercreditor Agreement and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to Clause [32.2 (Additional Borrowers)]*/[Clause 32.4 (Additional Guarantors)] of the Facility Agreement and as an [Obligor] pursuant to Clause [                   ] of the Intercreditor Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [                   ].

3.	[Subsidiary's] administrative details are as follows:

Address:

Fax No.:

Attention:

4.	This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]**

[Company]	[Subsidiary]

NOTES:

*	Insert if Accession Letter is for an Additional Borrower.

**	If the Facilities are fully drawn there may be an issue in relation to past consideration for a proposed Additional Guarantor. This can be overcome by acceding by way of deed.

SCHEDULE 7

Form of Resignation Letter

To:       [                   ] as Facility Agent

From:   [resigning Obligor] and [Company]

Dated: [                   ]

Dear Sirs

NDS Finance Limited – $1,115,000,000 Senior Facilities Agreement
dated [                   ] (the "Facilities Agreement")

1.
We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.
Pursuant to [Clause 32.3 (Resignation of a Borrower)]/Clause 32.5 (Resignation of a Guarantor), we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement, the Intercreditor Agreement and the Finance Documents.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; [and]

(b)	[this request is given in relation to a Third Party Disposal of [resigning Obligor]*; [and]

(c)	[the Disposal Proceeds have been or will be applied in accordance with Clause 14.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO);]**

(d)	[ ].***

4.	This letter is governed by English law.

5.
The Company agrees to indemnify the Finance Parties and Secured Parties for any costs, expenses, or liabilities which would have been payable by [resigning Obligor] in connection with the Finance Documents but for the release set out in paragraph 1 above.

[Company]	[resigning Obligor]

By:	By:

NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.

**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.

***	Insert any other conditions required by the Facilities Agreement.

SCHEDULE 8

Form of Compliance Certificate

To:       [                   ] as Facility Agent

From:   Parent

Dated: [                   ]

Dear Sirs

NDS Finance Limited – $1,115,000,000 Senior Facilities
dated [                   ] (the "Facilities Agreement")

1.
We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)
in respect of the Relevant Period ending on [                   ] Consolidated Cashflow for the Relevant Period was [                   ] and Net Debt Service for the Relevant Period was [                   ]. Therefore Consolidated Cashflow for such Relevant Period was [                   ] times Net Debt Service for such Relevant Period and the covenant contained in paragraph (a) of Clause 28.2 (Financial condition) [has/has not] been complied with;

(b)
in respect of the Relevant Period ending on [                   ] Consolidated EBITDA for such Relevant Period was [                   ] and Consolidated Net Finance Charges for such Relevant Period were [                   ]. Therefore Consolidated EBITDA for such Relevant Period was [                   ] times Consolidated Net Finance Charges for such Relevant Period and the covenant contained in paragraph (b) of Clause 28.2 (Financial condition) [has/has not] been complied with;

(c)
on the last day of the Relevant Period ending on [                   ] Consolidated Total Net Debt was [                   ] and Consolidated EBITDA for such Relevant Period was [                   ]]. Therefore Consolidated Total Net Debt at such time [did/did not] exceed [                   ] times Consolidated EBITDA for such Relevant Period and the covenant contained in paragraph (c) of Clause 28.2 (Financial condition) [has/has not] been complied with;

(d)
Capital Expenditure for the [initial period]/[Financial Year of the Group] ending on [                   ] was [                   ]. Therefore Capital Expenditure during [the initial period]/[such Financial Year] [was/was not] in excess of [                   ] (being the maximum expenditure permitted in that period [after taking into account unused capital expenditure for the preceding Financial Year equal to [                   ]] and the covenant contained in paragraph (d) of Clause 28.2 (Financial condition) [has/has not] been complied with;

We confirm that Debt Cover is [                   ]:1 and that, therefore, the Facility A Margin should be [                   ]% p.a., the Facility B Margin should be [                   ]% p.a. and the Revolving Facility Margin should be [                   ]% p.a.

(e)
Excess Cashflow for the Financial Year of the Group ending [                   ] was [                   ]. Therefore the Excess Cashflow to be applied in prepayment pursuant to Clause 14.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO) will be [                   ].

3.	[We confirm that no Default is continuing.]*

4.	[We confirm that the following companies constitute Material Companies for the purposes of the Facility Agreement: [ ].]

[We confirm that the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) of the Guarantors and the aggregate gross assets of the Guarantors (calculated in each case on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) represents not less than 80 per cent. of Consolidated EBITDA and consolidated gross assets of the Group.]

Signed
	Director	Director
	of	of
	Parent	Parent

[insert applicable certification language]

for and on behalf of
[name of auditors of the Parent]

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9

LMA Form of Confidentiality Undertaking

[Letterhead of Lender]

To:

[insert name of Potential Lender]

Re:    The Facilit[y/ies]

Borrower: (the "Borrower") Date: Amount: Facility Agent:

Dear Sirs

We understand that you are considering participating in the Facilit[y/ies]. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake:

(a)
to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to use the Confidential Information only for the Permitted Purpose;

(c)
to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(d)	[not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisors relating directly or indirectly to the Facilit[y/ies].]

2.	Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)
to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)
to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under to the Facilit[y/ies] or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to the Facilit[y/ies] or the relevant Borrower or any member of the relevant Group in each case so long as that person has delivered an undertaking to you in equivalent form to this undertaking;

(c)
(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(d)	with the prior written consent of us and the Borrower.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Facilit[y/ies] or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)
neither we, nor any of our officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)
we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	Third Party Rights

(a)
Subject to paragraphs 6 and 9, the terms of this letter may be enforced and relied upon only by you and us and the Company (without requiring its signature) and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)
Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time except that this letter may not be amended without the prior written consent of the Company.

11.	Governing Law and Jurisdiction

(a)	This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England.

(b)	The parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions

In this letter (including the acknowledgement set out below):

"Confidential Information" means any information relating to the Borrower, the Group, and the Facilit[y/ies] including, without limitation, the Information Memorandum provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.

"Company" means NDS Finance Limited (registration number [                   ]).

"Group" means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985).

"Information Memorandum" means the information memorandum prepared in relation to the Facilit[y/ies].

"Permitted Purpose" means considering and evaluating whether to enter into the Facilit[y/ies].

"Participant Group" means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Lender]

To:      [Arranger]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Lender]

SCHEDULE 10

Timetables

PART I

Loans

	Loans in euro	Loans in sterling	Loans in other currencies

Approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies)).
Facility Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies).	-	-	U-4
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) or a Selection Notice (Clause 17.1 (Selection of Interest Periods and Terms)).	U-3 9.30 am	U-1 9.30 am	U-3 9.30 am
Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders' participation).	U-3 Noon	U-1 Noon	U-3 Noon
Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation).	U-3 3.00pm	U-1 3.00pm	U-3 3.00pm
Facility Agent receives a notification from a Lender under Clause 9.2 (Unavailability of a currency).	U-1 5.00pm	U-1 5.00pm	U-1 5.00pm
Facility Agent gives notice in accordance with Clause 9.2 (Unavailability of a currency).	U- 2 9.30am	U 9.30am	U-2 9.30am
Facility Agent determines amount of the Loan in Optional Currency in accordance with Clause 36.9 (Change of currency).	U-3 11.00am	U 11.00am	U-3 11.00am
LIBOR or EURIBOR is fixed.	Quotation Day as of 11.00am (London time) in respect of LIBOR and as of 11.00am (Brussels time) in respect of EURIBOR	Quotation Day as of 11.00am	Quotation Day as of 11.00am

"U"	= date of Utilisation

"U - X" =	X Business Days prior to date of Utilisation

PART II

Letters of Credit
Letters of Credit

Delivery of a duly completed Utilisation Request (Clause 6.2 (Delivery of a Utilisation Request for Letters of Credit)).	U-3 9.30am
Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (d) of Clause 6.5 (Issue of Letters of Credit) and notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (d) of Clause 6.5 (Issue of Letters of Credit).

U-1 Noon
Delivery of duly completed Renewal Request.	U-3 9.30am

"U"      =       date of utilisation

"U-X"  =       Business Days prior to date of utilisation

SCHEDULE 11

Form of Letter of Credit

To:        [Beneficiary] (the "Beneficiary")

[Date]

Irrevocable Standby Letter of Credit no. [                   ]

At the request of [                   ], [Issuing Bank] (the "Issuing Bank") issues this irrevocable standby Letter of Credit ("Letter of Credit") in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].*

"Demand" means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

"Expiry Date" means [                   ].

"Total L/C Amount" means [                   ].

2.	Issuing Bank's agreement

(a)
The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by [                   ] p.m. ([London] time) on the Expiry Date.

(b)
Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)
The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

(a)
The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)
Unless previously released under paragraph (a) above, on [                   ] p.m.([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit shall be made in [                   ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[                   ]

6.	Assignment

The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.

7.	ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit is governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully

[Issuing Bank]

By:

NOTES:

*	This may need to be amended depending on the currency of payment under the Letter of Credit.

SCHEDULE [    ]
Form of Demand
To:       [ISSUING BANK]

[Date]

Dear Sirs

Standby Letter of Credit no. [                   ] issued in favour of [BENEFICIARY] (the "Letter of Credit")

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [ ] is due [and has remained unpaid for at least [ ] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [ ].

2.	Payment should be made to the following account:

Name:

Account Number:

Bank:

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully
(Authorised Signatory)	(Authorised Signatory)

For

[BENEFICIARY]

SCHEDULE 12

Material Companies

NDS Limited

Digi-Media Vision Limited

News Datacom Limited

NDS Technologies France SAS

NDS Americas, Inc.

NDS Technologies Israel Limited

NDS Sweden AB

NDS Holdings B.V.

SCHEDULE 13

Security Principles

1.	Security Principles

(a)
The guarantees and security to be provided will be given in accordance with the Security Principles set out in this Schedule 13. This Schedule 13 addresses the manner in which these Security Principles will impact on the guarantees and security proposed to be taken in relation to the Finance Documents.

(b)
The Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining security from all Guarantors in every jurisdiction in which Guarantors are incorporated. In particular:

(i)
all guarantees and security granted will be limited to the extent advised by local counsel and tax advisors as being necessary or reasonably desirable to comply with local legal requirements and recommended tax structuring;

(ii)
general statutory limitations, financial assistance, corporate benefit, fraudulent preference, "thin capitalisation" rules, retention of title claims and similar principles may limit the ability of a Guarantor to provide a guarantee or security or may require that the guarantee be limited by an amount or otherwise. All guarantees and security will be limited to comply with all such restrictions. The Company will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to each Guarantor and otherwise overcoming such limitations;

(iii)
in the case of any joint venture or non-wholly owned Subsidiary, all guarantees and security will be limited to comply with restrictions in the joint venture agreement, the shareholders' agreement or the applicable law. The Company will use reasonable endeavours to avoid or overcome such restrictions;

(iv)	the security and extent of its perfection will be agreed taking into account the cost to the Group of providing security and the proportionate benefit accruing to the Lenders;

(v)
any assets subject to third party arrangements which are permitted by this Agreement, and the Mezzanine Facility Agreement and which prevent those assets from being charged will be excluded from the Security in any relevant Transaction Security Document provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the relevant Guarantor if the relevant asset is material;

(vi)
Guarantors will not be required to give guarantees or enter into Transaction Security Documents if that would conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a risk of personal or criminal liability on the part of any officer provided that the relevant Guarantor shall use reasonable endeavours to overcome any such obstacle;

(vii)
perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Finance Documents therefor or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection;

(viii)
prior to a Declared Default perfection of security granted will not be required if it would have a material adverse effect on the ability of the relevant Guarantor to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents;

(ix)
the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the granted or secured amount is disproportionate to the level of such fee, taxes and duties;

(x)
where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(xi)
unless granted under a global security document governed by the law of the jurisdiction of a Guarantor or under English law all security (other than share security over its Guarantor subsidiaries) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that Guarantor;

(xii)
guarantee and security limitations may mean that access to the assets of a Guarantor is limited, in which case, any asset security granted by that Guarantor shall be proportionate to the value of its guarantee;

(xiii)
no perfection action will be required in jurisdictions where Guarantors are not located but perfection action may be required in the jurisdiction of one Guarantor in relation to security granted by another Guarantor located in a different jurisdiction. Subject to those principles, perfection action may also be required in respect of material intellectual property rights in jurisdictions where such rights are registered;

(xiv)	local law restrictions may mean that the Senior Lenders and the Mezzanine Lenders (each as defined in the Intercreditor Agreement) may not be able to benefit from the same security; and

(xv)	the Security Agent will hold one set of security for the Senior Lenders/and the Mezzanine Lenders unless a second ranking security is required by local law for the Mezzanine Lenders.

(c)
Reasonable legal fees, disbursements, registration costs, taxes, notary fees and other costs and expenses related to the guarantees and security incurred by legal counsel to the Company and by legal counsel to the Arranger will be paid by the Company up to an agreed cap. Any additional costs and expenses (including legal fees) incurred in connection with the preservation of rights and/or enforcement of the guarantees and security will be paid by the Company.

2.	Limitations of US Security

The obligations under the Finance Documents of any member of the Group which is a member of the US consolidated tax group may only benefit from any security granted over the shares, stock or other ownership interests of any Controlled Foreign Corporation to the extent of 65 per cent. of such shares, stock or ownership interests and such Controlled Foreign Corporation shall not be required to guarantee, pledge its assets to secure or otherwise support the obligations under the Finance Documents of any member of the Group which is a member of the US consolidated tax group.

3.	Guarantors and Security

Each guarantee and security will be an upstream, cross-stream and downstream guarantee and each guarantee and security will be for all liabilities of the Obligors under the Finance Documents in accordance with, and subject to, the requirements of the Security Principles in each relevant jurisdiction.

To the extent possible, all security shall be given in favour of the Security Agent and not the Finance Parties individually. "Parallel debt" provisions will be used where necessary; such provisions will be contained in the Intercreditor Agreement and not the individual security documents unless required under local laws. To the extent possible, there should be no action required to be taken in relation to the guarantees or security when any Lender transfers any of its participation in the Facilities to a new Lender.

The Guarantors will be required to pay the cost of any re-execution, notarisation, re-registration, amendment or other perfection requirement for any security on any transfer on or prior to the Syndication Date by the Arranger to a new Lender if this is within the amount for which the Group is liable under paragraph 1(c) above. Otherwise the cost or fee shall be for the account of the transferee Lender.

4.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken as part of the Transaction Security:

(a)	the security will be first ranking security over such present and future assets of the Group as are agreed to be material in accordance with the Security Principles, to the extent possible;

(b)	security will not be enforceable until a Declared Default;

(c)
representations and undertakings shall only be included in each security document to confirm any registration or perfection of the security and, to the extent not provided elsewhere in the Finance Documents, due authorisation, validity and enforceability unless otherwise expressly required by local law and shall otherwise be no more onerous than the Service Facilities Agreement;

(d)
prior to the occurrence of a Declared Default provisions of each Transaction Security Document will not be unduly burdensome on the Guarantor or interfere unreasonably with the operation of its business and will be limited to those required to create or maintain effective security and not impose commercial obligations;

(e)	information, such as lists of assets, will be provided:

(i)	if required by local law to perfect or register the security to that extent every three months;

(ii)
if customarily made available for security of that type in a jurisdiction no more frequently than every six months (or, if specifically required to be more frequently by law, as frequently as required by law) ; or

(iii)	following an Event of Default which is outstanding, on the Security Agent's reasonable request;

(f)
the Lenders and Hedge Counterparties shall only be able to exercise a power of attorney following the occurrence of a Declared Default or if the relevant Guarantor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure and being requested to comply;

(g)	security, will where possible and practical, automatically create security over future assets of the same type as those already secured; and

(h)
in the Transaction Security Documents there will be no repetition or extension of clauses set out in this Agreement (or the Intercreditor Agreement) such as those relating to notices, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of security unless required by applicable local law.

5.	Guarantor

Name:

Parent

The Company

NDS Limited (UK) - "Closing Obligor"

NDS Sweden AB

Digi-Media Vision Limited (UK) - "Closing Obligor"

News Datacom Limited (UK) - "Closing Obligor"

NDS Technologies Israel Limited

NDS Technologies France SAS

NDS Americas Inc.

NDS Holdings B.V. (to the extent not wound up within 180 days of Closing).

6.	Security Jurisdictions

Subject to these Security Principles the shares in each Guarantor (other than the Parent) shall be secured. No security other than share security shall be granted in India or China.

7.	Bank accounts

Subject to these Security Principles, a Guarantor shall grant security over its bank accounts but it shall be free to deal with those accounts in the course of its business until a Declared Default, save to the extent agreed otherwise in respect of cash collateral and mandatory prepayment holding accounts.

If required by local law to perfect the security, notice of the security will be served on the account bank within 5 Business Days of the security being granted and the Guarantor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. If the Guarantor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Guarantor from using a bank account in the ordinary course of its business no notice of security shall be served until the occurrence of a Declared Default.

Any security over bank accounts shall be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. The notice of security may request these are waived by the account bank but the Guarantor shall not be required to change its banking arrangements if these security interests are not waived or only partially waived.

If required under local law security over bank accounts will be registered subject to the general principles set out in these Security Principles.

8.	Fixed assets and inventory

Subject to these Security Principles, a Guarantor shall grant security over its material fixed assets and its material inventory but it shall be free to deal with those assets and that inventory in the course of its business until a Declared Default.

No notice whether to third parties or by attaching a notice to the fixed assets or inventory shall be prepared or given until a Declared Default.

If required under local law security over fixed assets or inventory will be registered subject to the general principles set out in these Security Principles.

9.	Insurance Policies

Subject to these Security Principles, a Guarantor will only grant security over its insurance policies if claims under such policies are subject to Clause 14.2 (Disposal, Insurance and Acquisition Proceeds, Excess Cashflow and IPO).

If required by local law to perfect the security, notice of the security will be served on the insurance provider within 5 Business Days of the security being granted and the Guarantor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. If the Guarantor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period.

No loss payee or other endorsement shall be made on the insurance policy.

10.	Intellectual Property

Subject to these Security Principles, a Guarantor shall grant security over its material intellectual property but it shall be free to deal with those assets in the course of its business (including, without limitation, allowing its intellectual property to lapse if no longer material to its business) until a Declared Default.

No security shall be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement. A Guarantor shall use its reasonable endeavours to obtain consent to allow security to be granted over such material intellectual property. No notice shall be prepared or given to any third party from whom intellectual property is licensed until a Declared Default.

If required under local law security over intellectual property will be registered under the law of that Transaction Security Document or at a relevant supra-national registry (such as the EU) subject to the general principles set out in these Security Principles.

11.	Intercompany receivables

Subject to these Security Principles, a Guarantor shall grant security over its material intercompany receivables but it shall be free to deal with those receivables in the course of its business until a Declared Default.

If required by local law to perfect the security, notice of the security will be served on the relevant lender within 5 Business Days of the security being granted and the Guarantor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. Irrespective of whether notice of the security is required for perfection if the service of notice would prevent the Guarantor from dealing with an intercompany receivable in the ordinary course of its business no notice of security shall be served until the occurrence of a Declared Default.

If required under local law security over intercompany receivables will be registered subject to the general principles set out in these Security Principles.

12.	Trade receivables

Subject to these Security Principles, a Guarantor shall grant security over its material trade receivables but it shall be free to deal with those receivables in the course of its business until a Declared Default.

No notice of security may be served until the occurrence of a Declared Default.

No security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract.

If required under local law security over trade receivables will be registered subject to the general principles set out in these Security Principles.

Any list of trade receivables required shall not include details of the underlying contracts unless required under local law.

13.	Shares

Subject to these Security Principles, a Guarantor shall grant a charge over the shares in other Guarantors which are its Subsidiaries and a pledge shall also be granted over a Guarantor's ultimate holding company in the same jurisdiction of its incorporation. However, no share security will be granted over the Parent or any of its Holding Companies.

The relevant Transaction Security Document will be governed by the laws of the Guarantor whose shares are being secured and not by the law of the country of the Guarantor granting the security.

Until a Declared Default, the charging Guarantor will be permitted to retain and to exercise voting rights to any shares charged by it in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the company whose shares have been charged will be permitted to pay dividends.

Where customary, within 3 Business Days of execution of the share charge, the share certificate and a stock transfer form executed in blank will be provided to the Security Agent and where required by law the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent.

Unless the restriction is required by law, the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on enforcement of the security granted over them

14.	Real estate

Subject to these Security Principles, a Guarantor shall grant security over its material real estate.

There will be no obligation to investigate title, provide surveys or other insurance or environmental due diligence.

A Guarantor will be under no obligation to obtain any landlord consent required to grant security over its material real estate, nor to investigate the possibility thereof. Costs of granting real estate security must be within the agreed costs cap and the amount secured by each security over material real estate may be restricted to an agreed level.

15.	Release of Security

Unless required by local law (for example, in the case of the Swedish Security Documents) the circumstances in which the security shall be released should not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Intercreditor Agreement.

SCHEDULE 14

Form of TEG Letter

To:	[ ]

From:	[ ] as Facility Agent

Dated:	[ ]

Dear Sirs

NDS Finance Limited - $1,115,000,000 Senior Facilities Agreement dated [                   ] (the
"Facilities Agreement")

We refer to the Facilities Agreement.

Terms defined in the Facilities Agreement shall bear the same meaning in this letter unless otherwise defined in this letter. References to Clauses in this letter are references to Clauses in the Facilities Agreement.

We confirm that:

1.	this is the letter referred to in Clause 16.6 (Effective global rate) of the Facilities Agreement;

2.
you acknowledge that, due to the fact that interest payable under the Facilities Agreement is to be calculated on a floating rate basis by references to LIBOR or EURIBOR for Interest Periods selected by a Borrower, it is not possible to compute the effective global rate ("taux effectif global") for the lifetime of the Facilities; and

3.
in order to comply with the provisions of Articles L313-1, L313-2, R313-1 and R313-2 of the French Code de la Consommation (Consumer Code) and L313-4 of the French Code Monétaire et Financier (French Monetary and Financial Code), and only as an indication based on the assumptions described below, an example of calculation of the effective global rate would result in a rate for the Facilities (taux de période) of [                   ]%.

4.
The above rate is given on an indicative basis and on the basis (a) that drawdown for the full amount of the Facilities in the relative Base Currency has been made, (b) [for the US Dollar denominated Facilities an Interest Period of three months in US Dollars has been chosen and that the US$ LIBOR rate of [ ]% per annum is applicable,] (c) [for the euro denominated Facilities an Interest Period of three months in euro has been chosen and that the EURIBOR rate of [ ]% per annum is applicable,] (d) that the LIBOR/EURIBOR rate, expressed as an annual rate, is as fixed on [date], (e) repayments occur at contractual maturity and not earlier, (f) no term out option has been exercised, (g) [that the US$/€ exchange rate is 1€ = 0.[                   ]US$,] (h) of the various fees payable by you under the terms of the Facilities Agreement. Such rates shall not be binding on the Finance Parties.]

5.	We should be grateful if you would confirm your acceptance of the terms of this letter by signing and returning to us the enclosed copy.

[place], [date]

By

Title

We acknowledge of the above

[date]

By

Title

SCHEDULE 15

Further Acquisition Facility Lender Accession Undertaking

From:	[Further Acquisition Facility Lender]
To:	[ ] as Facility Agent
Dated:

Dear Sirs

NDS Finance Limited - $1,115,000,000 Senior Facilities Agreement dated [                   ]
(the "Facilities Agreement")

1.
We refer to the Facilities Agreement. This undertaking (the "Agreement") shall take effect as a Further Acquisition Facility Lender Accession Undertaking for the purpose of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We hereby agree to become a Lender and to assume an Acquisition Facility Commitment in an amount of $[ ].

3.	Our Facility Office address and related details are as follows:

[Facility Office address, fax number and attention details for notices and accounts details for payments]

4.
The provisions of Clause 31.4 (Limitation of responsibility of Existing Lenders) shall apply to the Further Acquisition Facility Lenders as if references in that Clause to New Lenders were instead references to Further Acquisition Facility Lenders.

5.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

6.	We refer to the Intercreditor Agreement:

(a)
In consideration of the Further Acquisition Facility Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the Further Acquisition Facility Lender confirms that, as from date of this Agreement, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender, and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

(b)	The undertakings contained in this Agreement have been entered into on the date stated above.

7.	This Agreement is governed by English law.

Note: The execution of this Agreement may not entitle the Further Acquisition Facility Lender to a proportionate share of the Transaction Security in all jurisdictions. It is the responsibility of the Further Lender to ascertain whether any other documents or other formalities are required in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

SIGNED for and on behalf of

[FURTHER ACQUISITION FACILITY LENDER]

By: [                   ]

This Agreement is accepted by the Facility Agent.

[FACILITY AGENT]

By: [                   ]

SIGNATURES

THE COMPANY

NDS FINANCE LIMITED

By:

Address:	1 Heathrow Boulevard
286 Bath Road
West Drayton, Middlesex, UB7 0DQ

Fax:	+44 208 476 8333

Attention:	Pyrros Koussios

THE ORIGINAL BORROWER

NDS FINANCE LIMITED

By:

Address:	1 Heathrow Boulevard
286 Bath Road
West Drayton, Middlesex, UB7 0DQ

Fax:	+44 208 476 8333

Attention:	Pyrros Koussios

THE ORIGINAL GUARANTOR

NDS FINANCE LIMITED

By:

Address:	1 Heathrow Boulevard
286 Bath Road
West Drayton, Middlesex, UB7 0DQ

Fax:	+44 208 476 8333

Attention:	Pyrros Koussios

THE ARRANGERS

J.P. MORGAN PLC

By:

Address:	125 London Wall
London EC2Y 5AJ

Fax:	+44 207 777 1493

Attention:	Laurence Manessian

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:

Address:	25 Cabot Square
Canary Wharf
London E14 4QA

Fax:	+44 207 056 3377

Attention:	Senior Lending Group

THE FACILITY AGENT

J.P. MORGAN EUROPE LIMITED

By:

Address:	125 London Wall
London EC2Y 5AJ

Fax:	+44 207 777 2360

Attention:	Loan and Agency

THE SECURITY AGENT

J.P. MORGAN EUROPE LIMITED

By:

Address:	125 London Wall
London EC2Y 5AJ

Fax:	+44 207 777 2360

Attention:	Loan and Agency

THE ISSUING BANK

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

By:

Address:	125 London Wall
London EC2Y 5AJ

Fax:	+44 207 777 5645

Attention:	Duncan Greenwood

THE ORIGINAL LENDERS

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

By:

Address:	125 London Wall
London EC2Y 5AJ

Fax:	+44 207 777 1493

Attention:	Laurence Manessian

MORGAN STANLEY BANK

By:

Address:	201 South Main Street
5th Floor
Salt Lake City
UT 84111-2215
USA

Fax:	+44 207 056 3377

Attention:	Senior Lending Group

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:

Address:	25 Cabot Square
Canary Wharf
London E14 4QA

Fax:	+44 207 056 3377

Attention:	Senior Lending Group